                                                                EXHIBIT 10.1





                    ----------------------------------------

                               WMC PARTNERS, L.P.

                              AMENDED AND RESTATED
                                  AGREEMENT OF
                              LIMITED PARTNERSHIP

                         DATED AS OF SEPTEMBER 30, 1995

                                     AMONG

                            MEMBERS OF THE ATI GROUP

                                      AND

                            MEMBERS OF THE USW GROUP

                    ----------------------------------------

                               TABLE OF CONTENTS
                          (Not part of the Agreement)



Section                                                                                                                  Page
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
ARTICLE 1 GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.1.    Formation and Continuation of the Partnership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.2.    Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.3.    Principal Place of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.4.    Registered Office; Agent for Service of Process   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.5.    Business of the Partnership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.6.    Term of the Partnership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  1.7.    Qualification in Other Jurisdictions.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  1.8.    Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE 2 MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

  2.1.    Representative Partners   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  2.2.    Partnership Committee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  2.3.    Partnership Committee Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  2.4.    Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  2.5.    No Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  2.6.    Acts by Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  2.7.    Procedures in the Event of a Dispute  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  2.8.    President   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  2.9.    Executive Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  2.10.   Business Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  2.11.   Budget Approval   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  2.12.   Employees and Employee Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  2.13.   Access to Books of Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  2.14.   Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  2.15.   Duty of Partners To Cooperate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  2.16.   Agreements with Partnership and Owned Systems   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  2.17.   Insurance and Risk Management   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  2.18.   International   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  2.19.   Procedures With Respect to PCS Primeco Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  2.20.   Tomcom Representatives  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 3 CERTAIN AGREEMENTS REGARDING OPERATIONS OF
                      LICENSED AND OWNED SYSTEMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  3.1.    General; Fiduciary Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  3.2.    Phase I Services Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  3.3.    Licensed Systems  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  3.4.    System Budget Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
  3.5.    System Business Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
  3.6.    Management Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
  3.7.    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
          (a)         Annual Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
          (b)         Quarterly Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
          (c)         MFJ Restricted Activities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 4 CAPITAL CONTRIBUTIONS, WITHDRAWALS AND CAPITAL
                      ACCOUNTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

  4.1.    Capital Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  4.2.    Initial Contributions of Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
          (a)         Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
          (b)         Phase II Contribution Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
          (c)         New Par Contribution Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
          (d)         PCS Contribution Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
          (e)         Beneficial Phase II Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  4.3.    Special Capital Contribution Rights of Partners   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

Section                                                                                                                  Page
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
  4.4.    Additional Contributions by Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  4.5.    Partner Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  4.6.    Withdrawals of Capital Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  4.7.    Interest on Capital Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
  4.8.    Revaluation of Partnership Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
  4.9.    Redetermination of Percentage Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
  4.10.   Determination of Fair Market or Private Market Values   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE 5 ALLOCATIONS AND DISTRIBUTIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

  5.1.    Profits and Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
  5.2.    Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE 6 TAX MATTERS AND REPORTS; ACCOUNTING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

  6.1.    Filing of Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  6.2.    Tax Matters Partner   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  6.3.    Tax Reports to Current and Former Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  6.4.    Accounting Records; Independent Audit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  6.5.    Fiscal Year   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
  6.6.    Tax Accounting Method   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
  6.7.    Withholding   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
  6.8.    Tax Elections   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
  6.9.    Prior Tax Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

ARTICLE 7 INDEMNIFICATION AND EXCULPATION; CERTAIN
                      AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

  7.1.    Indemnification of the Partners   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
  7.2.    Exculpation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
  7.3.    Restrictions on Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
  7.4.    Outside Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
  7.5.    Duties of Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

ARTICLE 8 TERMINATION AND DISSOLUTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

  8.1.    Events of Dissolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
  8.2.    Bankruptcy of a General Partner   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
  8.3.    Order of Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
  8.4.    Orderly Winding Up  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
  8.5.    Dissolution Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
  8.6.    Obligation To Restore Deficit Balance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
  8.7.    Termination of Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

ARTICLE 9 ADMISSION OF ADDITIONAL PARTNERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

  9.1.    Admission Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
  9.2.    Designation as a Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

ARTICLE 10 TRANSFER OR ENCUMBRANCE OF INTEREST   ............ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

  10.1.   Restriction on Transfer or Encumbrance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
  10.2.   Transfer of Partnership Interest to a Wholly
                      Owned Affiliate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
  10.3.   Transfer of Partnership Interest Other Than
                      to a Wholly Owned Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
  10.4.   Partnership's Redemption Option   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
  10.5.   Spin-off Not Deemed To Be a Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
  10.6.   Invalid Transfers Void  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
  10.7.   Change in Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
  10.8.   Change of Control - ATI   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
  10.9.   USW Option To Effect Exchange Into Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

Section                                                                                                                  Page
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
  10.10.  Proportionate Transfer of PCS Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

ARTICLE 11 REGISTRATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

  11.1.   Demand Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
  11.2.   Successor Company Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
  11.3.   Registration Procedures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
  11.4.   Conditions to Offerings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
  11.5.   Additional Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
  11.6.   Registration Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
  11.7.   Indemnification; Contribution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79

ARTICLE 12 REGULATORY MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

  12.1.   MFJ Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

ARTICLE 13 MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84

  13.1.   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
  13.2.   Governing Law, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
  13.3.   Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
  13.4.   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
  13.5.   Waiver of Partition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
  13.6.   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
  13.7.   Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
  13.8.   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
  13.9.   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
  13.10.  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
  13.11.  Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
  13.12.  No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87

Schedules
---------

Schedule 1-A            -  Members of ATI Group and Initial Percentage Interests
Schedule 1-B            -  Members of USW Group and Initial Percentage Interests


Exhibits
--------

Exhibit A               -  Term Sheet with respect to License Agreement
Exhibit B               -  Form of Transferee Investment Agreement
Exhibit C               -  Form of Full Transferee Agreement of Exchange
Exhibit D               -  Form of Partial Transferee Agreement of Exchange
Exhibit E               -  Term Sheet for Change of Control Notes
Exhibit F               -  Determination of Base Account

                               WMC PARTNERS, L.P.

                              AMENDED AND RESTATED
                                  AGREEMENT OF
                              LIMITED PARTNERSHIP


  THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of WMC Partners, L.P. (the "Partnership") is entered into and effective as of September 30, 1995, by and among the members of the ATI Group and the USW Group (each as hereinafter defined), each of which shall be both a general partner and a limited partner as set forth herein (collectively, the "Partners").

  WHEREAS, the Partners or certain of their Affiliates (as hereinafter defined) are parties to the Amended and Restated Joint Venture Organization Agreement, of even date herewith;

  WHEREAS, the Partners or certain of their Affiliates are the direct and/or indirect owners of interests in and rights to Systems (as hereinafter defined);

  WHEREAS, regional and national markets are developing in the wireless communications business, and it is becoming increasingly important to increase the scale and scope of services offered to compete effectively with lower costs in such markets;

  WHEREAS, there are substantial operating, technological and development efficiencies of scale and scope to be achieved by an enterprise combining the management and operations of domestic Cellular, ESMR and PCS Systems (as hereinafter defined) of the Partners;

  WHEREAS, the Partners have concluded that it will be in their respective best interests, and the best interests of the public, to form the Partnership for the purpose of coordinating wireless services to be provided by Systems and owning, operating, managing, maintaining and constructing Systems and, in furtherance thereof, the members of the ATI Group and the USW Group wish to become partners in the Partnership (as hereinafter defined);

  WHEREAS, the MFJ (as hereinafter defined) currently applies to USW and its affiliated companies and restricts them from engaging in certain activities, which restrictions are acknowledged to have anticompetitive consequences;

  WHEREAS, the MFJ restrictions do not apply to ATI and its Affiliates and any imposition of those restrictions would create inefficiencies, limit ATI's competitive options, and reduce consumer choice;

  WHEREAS, it is the intent of the parties to this Agreement to achieve the scope and scale efficiencies of integration to the extent possible consistent with the current MFJ restrictions, while, at the same time, limiting the application of such MFJ restrictions to only the entities and activities to which they currently apply;

  WHEREAS, the parties have structured this transaction in phases, the timing of which is dependent on the continued applicability of the MFJ, and it is the intent of the parties to integrate completely all aspects of their businesses which provide Cellular, ESMR and PCS Services (as hereinafter defined) domestically as soon as practicable without the imposition of MFJ restrictions on ATI or its cellular properties:

  NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements herein contained and in order to set forth the respective rights, obligations and interests of the Partners to one another and to the Partnership, the Partners hereby agree as follows:


                                   ARTICLE 1

                               GENERAL PROVISIONS

  1.1. Formation and Continuation of the Partnership. The Partnership was heretofore formed under the laws of the State of Delaware on July 25, 1994 pursuant to an agreement of limited partnership, by and among members of the ATI Group and members of the USW Group, dated as of July 25, 1994 (the "Original Partnership Agreement"). The Partners hereby amend and restate the Original Partnership Agreement in its entirety, and the Partnership shall continue without dissolution or interruption as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time (the "Act"), and this Agreement. Except as provided in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution, winding up and termination of the Partnership shall be governed by the Act.

  1.2. Name. The name of the Partnership shall be: WMC Partners, L.P. The name of the Partnership may be changed by the Partnership Committee acting by vote of the Members representing each Group.

  1.3. Principal Place of Business. The principal place of business of the Partnership shall be c/o AirTouch Communications, Inc. 2999 Oak Road, Walnut Creek, California 94596. The principal place of business of the Partnership may be changed by the Partnership Committee.

  1.4. Registered Office; Agent for Service of Process. The address of the Partnership's registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The agent for service of process at such address for the Partnership in the State of Delaware is The Corporation Trust Company. Agents for service of process of the Partnership may be changed by the Partnership Committee.

  1.5.  Business of the Partnership.

  (a) The purpose of the Partnership is to acquire, own, lease, operate, manage and maintain Systems or interests in Systems; to provide certain services to operators of Systems pursuant to license agreements or other contractual relationships; to provide the services which may from time to time be offered, and to engage in the resale of wireless voice and data communications services, utilizing the frequencies allocated by the FCC for Systems; to make and prosecute any and all applications for or renewals of licenses for Systems; to design, construct and develop Systems; and to engage in other businesses utilizing, to the extent of cell sites, mobile telephone switching offices, computer programs or other aspects specific to Systems, the Partnership's then existing business infrastructure or communications network (the "Partnership Business"). In connection therewith and subject thereto, the Partnership shall have the power: (i) to enter into leases for, or purchase properties necessary for, antennae, base stations and office sites; (ii) to construct improvements in, furnish and equip the sites; (iii) to acquire or lease all equipment, supplies and services necessary for the design, development, construction, ownership, operation, management and maintenance of Systems; (iv) to borrow or raise money necessary for the acquisition, design, development, construction, ownership, operation, management and maintenance of Systems; (v) to use any contributions from the Partners for such purposes; (vi) to execute any documents required in connection with the foregoing; (vii) to do any and all acts and things which may be necessary, incidental or convenient to carry on the Partnership Business as contemplated by this Agreement; and (viii) to take any other action permissible under the Act in connection with the

Partnership Business. The Partnership may engage in any business other than the Partnership Business as the Partnership Committee may determine. Notwithstanding anything to the contrary herein, the Partnership shall not acquire, own, lease, operate, manage or maintain Systems outside of the 50 states of the United States, the District of Columbia, Puerto Rico, the Gulf of Mexico and Guam.

  (b) Subject to the terms of this Agreement, the Partnership may enter into, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may be necessary or appropriate to carry out the foregoing purposes. Without limiting the foregoing, the Partnership may, subject to the terms of this Agreement:

          (i) enter into license agreements or other contractual relationships with the Partners or Systems, regardless of whether the Partnership or any Partner has an ownership interest in such Systems;

          (ii) enter into services agreements or other contractual relationships with the Partners or other Persons with respect to Systems owned or managed by the Partners or other Persons;

          (iii) acquire, sell, lease, exchange, transfer, assign, encumber, pledge or mortgage securities and assets in Systems (or licenses or permits therefor) or otherwise exercise all rights, powers, privileges and other incidents of ownership or possession with respect to such securities and assets;

          (iv) borrow or raise money and secure the payment of any obligations of the Partnership by mortgage upon, or pledge or hypothecation of, all or any part of the assets of the Partnership;

          (v) engage personnel, whether part-time or full-time, to do such acts as are necessary or advisable in connection with the maintenance, operation and administration of the Partnership and its investments; and

          (vi) engage attorneys, independent accountants, investment bankers, consultants or such other Persons as are necessary or advisable.

  (c) Notwithstanding the foregoing, the Partnership will not, directly or indirectly, engage in any act that would put the Partnership, or any Partner, in violation of the MFJ. For example, the Partnership will not engage in any activity that would constitute the provision of interexchange (interLATA) telecommunications service, the provision of telecommunications equipment, or the manufacture of a telecommunications product (all as defined by the MFJ, the Decree Court, or both), unless any such activity has been the subject of a waiver or other legislative or court relief, or the MFJ otherwise ceases to apply to the activities of the Partnership.

  1.6. Term of the Partnership. The term of the Partnership shall commence on the date the Certificate of Limited Partnership of the Partnership is filed in the Office of the Secretary of State of the State of Delaware, and shall continue through the 99th anniversary thereof, unless earlier dissolved as provided in Section 8.1. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Partnership's Certificate of Limited Partnership.

  1.7. Qualification in Other Jurisdictions. The General Partners shall cause the Partnership to be qualified, formed, or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership owns property or engages in activities if such qualification, formation or registration is necessary to permit the Partnership lawfully to own property and engage in the Partnership's business or transact business. The General Partners shall execute, file and publish all such certificates, notices, statements or other instruments necessary to permit the Partnership to engage in the Partnership's business as a limited partnership in all jurisdictions where the Partnership elects to engage in or do business.

  1.8.  Definitions.

  (a) For purposes of this Agreement the following terms have the following meanings (unless indicated otherwise, all Article and Section references are to Articles and Sections in this Agreement, and all Schedule references are to Schedules to this Agreement):

  "Additional Partner" means a Person admitted to the Partnership pursuant to
Article 9.

  "Adjusted Revaluation Gain" or "Adjusted Revaluation Loss" means, respectively, the Revaluation Gain or Revaluation Loss, as the case may be, with respect to an asset being revalued which would have arisen had the basis used in computing Revaluation Gain or Revaluation Loss been equal to the Capital Account book basis of such asset immediately following the later of its contribution or acquisition or any immediately preceding revaluation under
Section 4.8 hereof. Each Partner's share of any Adjusted Revaluation Gain or Adjusted Revaluation Loss shall be determined by ignoring any allocation of Revaluation Gain pursuant to Section 5.1(m)(ii) or Revaluation Loss pursuant to
Section 5.1(n)(i) and by allocating the corresponding Adjusted Revaluation Gain or Adjusted Revaluation Loss among the Partners proportionately in accordance with their Percentage Interests.

  "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified; provided, however, that for purposes of this Agreement, (i) the Partnership shall not be considered an Affiliate of ATI or USW or any member of the ATI Group or the USW Group, (ii) any wireline cable television company in which the USW Group and its Affiliates do not have an ownership interest in excess of 50% shall not be considered an Affiliate of USW or any member of the USW Group and (iii) CCI shall not be considered an Affiliate of ATI or any member of the ATI Group until such time, if ever, as ATI shall be entitled to exercise full discretion with respect to voting the shares of Common Stock of CCI beneficially owned by ATI (other than shares of common stock of CCI beneficially owned by ATI by virtue of its ownership of the Class A Preference Stock of CCI). For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to (i) vote in excess of 50% of the Voting Stock of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

  "Agreement" means this Agreement of Limited Partnership of the Partnership, as it may be amended, supplemented or restated from time to time.

  "Agreement of Exchange" means the Amended and Restated Agreement of Exchange, dated as of September 30, 1995, by and between ATI and USW, as amended, modified or supplemented from time to time.

  "Applicable Phase II Asset Pool Revaluation Gain" or "Applicable Phase II Asset Pool Revaluation Loss" means, respectively, for any date of determination, (i) in the event that such date of determination is prior to the New Par Determination Date, the Pre- Determination Revaluation Gain or the Pre-Determination Revaluation Loss, as the case may be, determined prior to or on such date of determination, and (ii) in the event that such date of determination is after the New Par Determination Date, the Post-Determination Revaluation Gain or Post-Determination Revaluation Loss, as the case may be.

  "Applicable Phase II Closing Contributions" means, for each Partner, for any date of determination (i) in the event that such date of determination is prior to the New Par Determination Date, such Partner's Assumed Phase II Closing Contributions, and (ii) in the event that such date of determination is on or after the New Par Determination Date, such Partner's Redetermined Phase II Closing Contributions.

  "Appraiser" means any of the First Appraiser, the Second Appraiser and the Third Appraiser as defined in Section 4.10 hereof.

  "Appraiser's Certificate" means a certificate prepared by an Appraiser, executed on behalf of an Appraiser by a duly authorized officer thereof, and setting forth such Appraiser's opinion as to the Fair Market Value or Private Market Value of an asset.

  "Assumed Phase II Closing Contributions" mean, for each Partner, the product of (i) such Partner's Phase II Closing Percentage (determined pursuant to
Section 5.4 of the Organization Agreement for the date of the Phase II Closing), and (ii) the sum of (A) 119.356% of the Fair Market Value (determined in accordance with Section 4.10 hereof) of the Phase II Assets on the Phase II Contribution Date, plus (B) the Fair Market (determined in accordance with
Section 4.10 hereof) of the Scheduled Phase II Related Assets on the Phase II Contribution Date, plus (C) 50% of the Scheduled NPRA 12% Value on the Phase II Contribution Date.

  "ATI" means AirTouch Communications, Inc., a Delaware corporation.

  "ATI Group" means the Persons set forth on Schedule 1-A and any Affiliate Transferees thereof, unless and until the ATI Group ceases to be designated as a Group hereunder.

  "ATI RP" means the member of the ATI Group that is a Representative Partner as specified in Section 2.1.

  "Attributed Entity" means, with respect to any Partner, any Person whose ownership of Systems (or licenses or permits therefor) would be attributable, in whole or in part, to such Partner under applicable FCC regulations.

  "Back End Termination Date" means the Back End Termination Date as defined in the Restated Certificate of Incorporation of Cellular Communications, Inc. as in effect on the date hereof or as modified or amended in accordance with the proviso to Section 3.2(d)(viii) of the Organization Agreement as in effect on the date hereof.

  "Bankruptcy" of a Partner means (i) the filing by such Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other bankruptcy or insolvency law, or such Partner's filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Partner of any assignment for the benefit of its creditors or the admission by such Partner in writing of its inability to pay its debts as they mature or (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), an application for the appointment of a receiver for the assets of such Partner, or an involuntary petition seeking liquidation, reorganization, arrangement, composition, dissolution or readjustment of its debts or similar relief under any bankruptcy or insolvency law; provided that the same shall not have been vacated, set aside or stayed within such 60-day period.

  "Bankruptcy Code" means the United States Bankruptcy Code of 1978, as amended.

  "Base Account" means (i) the amount set forth on Exhibit F, minus (ii) the cumulative amount allocated to the USW Group in accordance with Section 5.1(m)(ii), minus (iii) the cumulative amount (expressed as a positive number) allocated to the ATI Group in accordance with Section 5.1(n)(i).

  "Beneficial Phase II Assets" means, with respect to any Partner, (i) the Phase II Assets of such Partner which are not contributed to the capital of the Partnership on or before the Phase II Contribution Date and (ii) New Par Assets which are not contributed to the capital of the Partnership on or before the New Par Contribution Date.

  "Budget" means a one-year revenue, expense and capital expenditure budget for the Partnership, as it may be amended from time to time in accordance with the terms of this Agreement.

  "Business Plan" means a five-year business plan for the Partnership, as it may be amended from time to time in accordance with the terms of this Agreement, which shall include (i) an annual operating budget for each year contemplated in the business plan; (ii) a five-year financial plan for the Partnership; and (iii) a general description of the key underlying assumptions and key strategies.

  "Capital Account" means the capital account maintained by the Partnership for each Partner as described in Section 4.1 which shall be comprised of a Common Capital Account and, in certain circumstances prior to the Phase II Contribution Date, a Preferred Capital Account.

  "CCI" means Cellular Communications, Inc., a Delaware corporation.

  "CECO" means the Civil Enforcement Consent Order entered by the Decree Court on February 2, 1989.

  "CECO Decree Committee" means the committee created by USW pursuant to the CECO for the review of USW's business activities.

  "Cellular Service" means the provision of any commercial mobile radio service by a Cellular System, including the resale of such service.

  "Cellular System" means a radio communications system authorized under the rules for the domestic public cellular radio telecommunications service designated as Subpart K of Part 22 of the FCC's rules in effect on the Effective Date, or any revision thereto or successor thereof which may be in effect from time to time, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto.

  "Change of Control" has the meaning set forth in the Investment Agreement.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Common Capital" means that portion of a Partner's Capital Account not designated as such Partner's Preferred Amount.

  "Confidential Information" means all confidential documents and information (including, without limitation, confidential commercial information and information with respect to customers and proprietary technologies or processes and the design and development of new products or services) concerning the Partnership, the Owned Systems, the Licensed Systems, other Systems in which the Partnership has an ownership interest, the Partners or their Affiliates furnished to a Partner in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, the Owned Systems, the Licensed Systems, other Systems in which the Partnership has an ownership interest or their respective businesses, except to the extent that such information can be shown to have been (a) generally available to the public other than as a result of a breach of the provisions of Section 2.14 of this Agreement; (b) already in the possession of the receiving Person or its Representatives (as such term is defined in Section
2.14 hereof) without restriction and prior to any disclosure in connection with the Partnership or pursuant to any of the terms of this Agreement; (c) lawfully disclosed to the receiving Person or its Representatives by a third party who is free lawfully to disclose the same; or (d) independently developed by the receiving Person without use of any Confidential Information obtained in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, the Owned Systems, the Licensed Systems and other Systems in which the Partnership has an ownership interest or their respective businesses.

  "Debt-to-Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the aggregate principal amount outstanding of indebtedness for borrowed money of the Partnership to (b) (i) the Cash Flow of the Partnership for the most recently completed fiscal quarter, multiplied by (ii) four. For purposes of this definition, "Cash Flow" of the Partnership means, for any period, the net income of, or otherwise derived from, the Partnership for such period, plus the sum of depreciation, amortization and other non- cash charges to income for such period, in each case to the extent deducted in determining such net income, plus or minus other funds from operations, all as determined on a consolidated basis in accordance with GAAP, or such other measurement of cash flow from operations as may, from time to time, be utilized by Standard & Poor's in connection with determining debt ratings.

  "Debt-to-Total Book Capital" means, as of any date of determination, the percentage equivalent of (a) the aggregate principal amount outstanding of indebtedness for borrowed money of the Partnership, divided by (b) the sum of
(i) the aggregate capital, surplus, retained earnings of the Partnership and
(ii) the aggregate principal amount outstanding of indebtedness for borrowed money of the Partnership, in each case, as would be shown on the consolidated balance sheet of the Partnership prepared in accordance with GAAP.

  "Decree Court" means the court having original jurisdiction over MFJ waivers.

  "Defaulted Contributions" means, for each Partner, the cumulative amount of any capital contributions required to be made under Section 4.4(a) at any time on or after the Phase II Contribution Date which have not been made by such Partner prior to expiration of the 15-day grace period provided for in Section 4.4(b), regardless of whether such amounts are thereafter contributed; provided that such capital contributions had been specifically identified as to use (i) in a Budget approved pursuant to Section 2.11(a), (ii) in a Budget for the following year approved pursuant to Section 2.11(b), or (iii) by other action of the Partnership Committee, and in any such case, had been voted for by such Partner's Group.

  "Effective Date" means July 25, 1994.

  "EO" means the Enforcement Order entered by the Decree Court on February 15, 1991.

  "ESMR Service" means the provision of any commercial mobile radio service by an ESMR System, including the resale of such service.

  "ESMR System" means a radio communications system authorized under the rules for Enhanced Specialized Mobile Radio services designated under Subpart S of
Part 90 of the FCC's rules in effect on the Effective Date, or any revision or successor thereof which may be in effect from time to time, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto.

  "Fair Market Value" means, with respect to any asset, as of the date of determination, the cash price at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such asset in an arm's-length negotiated transaction with an unaffiliated third party without time constraints.

  "FCC" means the Federal Communications Commission or any successor agency or entity performing substantially the same functions.

  "GAAP" means generally accepted accounting principles.

  "General Partner" means each member of the ATI Group and each member of the USW Group, and includes any Person who becomes an additional general partner of the Partnership or a substitute general partner of the Partnership pursuant to the provisions of this Agreement.

  "General Partner Percentage Interest" means, with respect to any Partner, the Percentage Interest of such Partner as a general partner of the Partnership.

  "Group" means (i) the ATI Group, (ii) the USW Group, (iii) any Person admitted to the Partnership as both an Additional General Partner and an Additional Limited Partner pursuant to Article 9 and designated as a Group upon such admission or (iv) any Person (and any Affiliate Transferee thereof) who acquires all of the Partnership Interests held by any of the foregoing in accordance with Section 10.3 and becomes a Substitute General Partner and a Substitute Limited Partner pursuant to Article 10; provided that a Group may cease to be designated as a Group at any time in accordance with the provisions of Section 10.3(g).

  "Investment Agreement" means the Amended and Restated Investment Agreement dated as of September 30, 1995, by and between ATI and USW, as amended, modified or supplemented from time to time.

  "License Agreement" means an agreement to be entered into by the Partnership and certain Systems, as contemplated by Sections 4.2(e) and 7.4(b) and incorporating such terms and conditions as may be approved by the Partnership, taking into account the terms and conditions set forth in Exhibit A and all other relevant facts and circumstances with respect to each such agreement.

  "Licensed Systems" means, collectively, (a) each System with respect to which the Partnership performs certain services pursuant to a Phase I Services Agreement and (b) each System which enters into a License Agreement and Services Agreement and, individually, any one of the foregoing Systems.

  "Limited Partner" means each member of the ATI Group and each member of the USW Group, and includes any Person admitted as an additional limited partner of the Partnership or a substitute limited partner of the Partnership pursuant to the provisions of this Agreement.

  "Limited Partner Percentage Interest" means, with respect to any Partner, the Percentage Interest of such Partner as a limited partner of the Partnership.

  "Make-Up Contributions" means, for each Partner, the amount of any capital contribution made by such Partner which such Partner is permitted, but not required, to make under Section 4.4(d) upon failure of another Partner to make a required capital contribution.

  "MFJ" means the Modification of Final Judgment entered in United States v. AT&T, 552 F. Supp. 131 (D.D.C. 1982), and as subsequently modified from time to time, or any legislative scheme embodying substantially similar restrictions.

  "MFJ Compliance Committee" means the committee created by USW pursuant to the EO for the review of USW's business practices.

  "MFJ Restricted Activity" means an activity or business the undertaking of which by the Partnership would cause the Partnership, or any Partner, to be in violation of the MFJ.

  "Net Operating Available Cash" means, at the time of determination, (a) all cash and cash equivalents on hand in the Partnership, less (b) the Forecast Cash Requirements, if any, of the Partnership, as determined by the Partnership Committee in a manner consistent with an Approved Budget. For purposes of this definition, "Forecast Cash Requirements" means, for the four-month period following the date of determination, the excess, if any, of (a) forecast capital expenditures, capital contributions to other entities and other investments, acquisitions, cash income tax payments and debt service including principal and interest requirements and other non-cash credits to income, plus forecast cash reserves for future operations or other requirements, over (b) forecast net income of the Partnership, plus the sum of forecast depreciation, amortization, interest expenses, income tax expenses and other non-cash charges to income, in each case to the extent deducted in determining such net income, plus or minus forecast changes in working capital, plus the forecast cash proceeds of dispositions of assets (net of expenses), plus an amount equal to the forecast net proceeds of debt financings.

  "New Par Assets" shall have the meaning set forth in the Organization
Agreement.

  "New Par Contribution Date" means the later of (i) the Phase II Contribution Date and (ii) the date ATI and its Affiliates shall have directly or indirectly acquired the New Par Assets, received all required regulatory approvals for the contribution of such assets to the Partnership, and contributed the New Par Assets to the Partnership.

  "New Par Determination Date" shall have the meaning set forth in the Organization Agreement.

  "Noncontributed Assets" means, with respect to any Partner, the Beneficial Phase II Assets of such Partner which are not contributed to the capital of the Partnership on or before their respective Noncontributed Assets Recalculation Dates.

  "Noncontributed Assets Recalculation Date" means, with respect to any Beneficial Phase II Asset of a Partner, the earliest of (i) the date such Beneficial Phase II Asset is assigned, sold, transferred or otherwise disposed of by such Partner, (ii) the date such Partner ceases to be a Partner and (iii)
(A) in the case of any Beneficial Phase II Asset which is a Phase II Asset, the fifth anniversary of the Phase II Contribution Date and (B) in the case of any Beneficial Phase II Asset which is a New Par Asset, the fifth anniversary of the New Par Contribution Date.

  "Noncontributed Assets Value" means, with respect to any Partner, the Fair Market Value (determined in accordance with Section 4.10) of such Partner's Noncontributed Assets as of their respective Noncontributed Assets Recalculation Dates.

  "Organization Agreement" means the Amended and Restated Joint Venture Organization Agreement, dated as of September 30, 1995, between USW and ATI, as amended, modified or supplemented from time to time.

  "Organizational Expenses" shall mean organizational expenses as defined under Code Section 709 of the Internal Revenue Code.

  "Other Contributions" means, for each Partner, such Partner's contributions to the Partnership which, for purposes of this definition, shall be the amount of cash and the Fair Market Value of property at the time of contribution, but shall specifically exclude (i) the assets included in the Phase II Assets, (ii) the Scheduled Phase II Related Assets, (iii) the New Par Assets, (iv) the Scheduled New Par Related Asset, (v) contributions made pursuant to Article 8 of the Organization Agreement relating to a Partner's indemnification obligations thereunder, (vi) any contributions of Organizational Expenses pursuant to
Section 4.1(b), (vii) any Preferred Amounts contributed in accordance with
Section 4.4(c), and (viii) any Final New Par Adjustment contributed pursuant to
Section 5.11 of the Organization Agreement. Accordingly, "Other Contributions" shall include (x) capital contributions by a Phase I Non-Defaulting Partner at the time of, and corresponding to, the capital that a Defaulting Partner failed to contribute that gave rise to a Preferred Account and (y) upon contribution, the Fair Market Value of each Partner's interest in PCS Par.

  "Owned System" means any System (a) in which the Partnership owns, directly or indirectly, an equity interest, or which is leased by the Partnership and
(b) with respect to which the Partnership possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

  "Parent Entity" means, as to any member of the ATI Group, ATI, or, as to any member of the USW Group, USW, and in each case, their respective successors and assigns, whether by means of merger, spinoff in accordance with Section 10.5 hereof or otherwise.

  "Partner" means a member of the ATI Group or of the USW Group that is a General Partner and Limited Partner of the Partnership under this Agreement and any Additional or Substitute General Partner or Limited Partner of the Partnership. Members of the ATI Group and members of the USW Group executing this Agreement on the date hereof shall be admitted as Partners of the Partnership on the date hereof. A Person who is not admitted on the date hereof as a partner of the Partnership shall be deemed admitted as a Partner upon satisfaction of the requirements of Section 9.1 of this Agreement and upon execution by or on behalf of such Person of this Agreement or a counterpart hereof.

  "Partnership Interest" means, for each Partner separately, all of the Partner's interest in, and rights and obligations in connection with, the Partnership whether as a General Partner or Limited Partner.

  "PCS Assets" means all ownership interests in PCS Par.

  "PCS Contribution Date" means the Phase II Contribution Date, unless the USW RP, in its sole discretion, elects to postpone the PCS Contribution Date to a date not later than the third anniversary of the date that PCS Par first acquires, directly or indirectly through PCS Primeco, (through the FCC auctions or otherwise) a broadband PCS license, in which case it shall be such later date.

  "PCS Par" means PCS Nucleus, L.P., a Delaware limited partnership.

  "PCS Service" means the provision of any commercial mobile radio service by a PCS System, including the resale of such service.

  "PCS System" means a radio communications system authorized under the rules for broadband personal communications services designated as Subpart E of Part 24 of the FCC's rules in effect on the Effective Date, or any revision thereto or successor thereof which may be in effect from time to time, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto.

  "Percentage Interest" means, initially for each Partner, the percentages set forth opposite such Partner's name on Schedules 1-A and 1-B. A Partner's Percentage Interest shall be adjusted from time to time as provided in Section
4.9 of this Agreement.

  "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

  "Phase I Closing Date" has the meaning set forth in the Organization
Agreement.

  "Phase I Default Amount" has the meaning set forth in Section 4.4(c).

  "Phase I Services Agreement" means the ATI Services Agreement and the NewVector Services Agreement, in each case as defined in the Organization Agreement.

  "Phase II Assets" mean, collectively, the ATI Phase II Assets and the USW Phase II Assets (as defined in the Organization Agreement) (and accordingly shall include any assets received in exchange for the San Diego Cellular Property and any amounts taken into account pursuant to Article 4 of the Organization Agreement (including, without limitation, any amounts taken into account for purposes of computing Net Asset Value (as defined in Section 4.2(d) of the Organization Agreement) other than (A) any cash distributed as a dividend pursuant to Section 4.2(b) of the Organization Agreement and (B) the New Par Assets).

  "Phase II Contribution Date" means the date of the Phase II Closing (as defined in the Organization Agreement).

  "Post-Determination Revaluation Gain" or "Post Determination Revaluation Loss" means, respectively, the Adjusted Revaluation Gain or the Adjusted Revaluation Loss determined with respect to the Phase II Assets, the Scheduled Phase II Related Assets (and, if a New Par Contribution Date has occurred, the New Par Assets and the Scheduled New Par Related Asset) on any date after the New Par Determination Date.

  "Pre-Determination Revaluation Gain" or "Pre-Determination Revaluation Loss" means, respectively, (i) 119.356% of the Adjusted Revaluation Gain or the Adjusted Revaluation Loss determined with respect to the Phase II Assets at any time prior to the New Par Determination Date, and (ii) the Adjusted Revaluation Gain or the Adjusted Revaluation Loss determined with respect to the Scheduled Phase II Related Assets at any time prior to the New Par Determination Date.

  "President" means the President of the Partnership.

  "Primeco" means PCS Primeco, L.P., a Delaware limited partnership.

  "Primeco Agreement" means the Agreement of Limited Partnership of PCS Primeco, L.P., dated as of October 20, 1994, between PCS Co. and PCS Nucleus, L.P., as amended from time to time.

  "Prime Rate" means the rate announced, from time to time, by Bank of America NT&SA at its home office as its prime rate.

  "Private Market Value" means, with respect to any asset, as of the date of determination, the Fair Market Value of such asset adjusted to include (to the extent not previously included) any control premium inherent therein (or, in the case of an interest in the Partnership, adjusted to include a pro rata share of any control premium inherent in a sale of the Partnership as a whole).

  "Redetermined Phase II Closing Contributions" means, for each Partner, the product of (i) such Partner's Phase II Closing Percentage (as determined pursuant to Section 5.4 of the Organization Agreement if the New Par Determination Date occurs on the Phase II Contribution Date or as redetermined pursuant to Section 5.5 of the Organization Agreement if the New Par Determination Date occurs after the Phase II Contribution Date), and (ii) the sum of (A) the Fair Market Value (determined in accordance with the provisions of Section 4.10 hereof) of the Phase II Assets and the Scheduled Phase II Related Assets on the New Par Determination Date, plus (B) in the event that a New Par Contribution Date has occurred or is occurring, the Fair Market Value (determined in accordance with the provisions of Section 4.10 hereof) of New Par and the Scheduled New Par Related Asset on the New Par Determination Date.

  "Revaluation Gain" means the amount of gain which would have been realized had there been a taxable disposition of any Partnership asset being revalued under Section 4.8 for an amount of cash equal to such asset's then Fair Market Value, determined in accordance with the provisions of Section 4.10 hereof.

  "Revaluation Loss" means the amount of loss which would have been realized had there been a taxable disposition of any Partnership asset being revalued under Section 4.8 for an amount of cash equal to such asset's then Fair Market Value, determined in accordance with the provisions of Section 4.10 hereof.

  "Scheduled New Par Related Asset" shall have the meaning set forth in the Organization Agreement.

  "Scheduled NPRA 12% Value" shall have the meaning set forth in the Organization Agreement"

  "Scheduled Phase II Related Assets" shall have the meaning set forth in the Organization Agreement.

  "Services Agreement" means an agreement to be entered into by the Partnership and certain Systems, as contemplated by Sections 4.2(e) and 7.4(f) and incorporating such terms and conditions as may be approved by the Partnership, taking into account the terms and conditions set forth in the Phase I Services Agreement and all other relevant facts and circumstances with respect to each such agreement.

  "Substitute Partner" means a Person admitted to the Partnership pursuant to
Article 10.

  "Supermajority Vote" means the affirmative vote of (a) Members representing Groups whose aggregate Percentage Interests equal or exceed 80% of the Percentage Interests of the Groups entitled to vote thereon or (b) pursuant to
Section 2.4(b), the Members representing the ATI Group and the Independent
Member.

  "System" means a Cellular System, an ESMR System or a PCS System, or any business or enterprise which resells the Cellular, ESMR or PCS Services provided by any of the foregoing.

  "Tax Matters Partner" means the Tax Matters Partner of the Partnership as referred to in Section 6.2.

  "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments) and "Tax Return" means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

  "Trust Agreement of Exchange" means the Amended and Restated Trust Agreement of Exchange, dated as of September 30, 1995, by and between ATI and USW, as amended, modified or supplemented from time to time.

  "USW" means U S West, Inc., a Colorado corporation.

  "USW Group" means the Persons set forth on Schedule 1-B and any Affiliate Transferees thereof unless and until the USW Group ceases to be designated as a Group hereunder.

  "USW RP" means the member of the USW Group that is a Representative Partner as specified in Section 2.1.

  "Voting Stock" means capital stock issued by a corporation, or comparable interests in any other Person, the holders of which are ordinarily entitled to vote for the election of directors (or Persons performing similar functions) of such Person.

  "Wholly Owned Affiliate" means, as to any Person, an Affiliate of such Person all of the equity interests of which are owned, directly or indirectly, by a Partner, by another Wholly Owned Affiliate of such Person or by the Parent Entity thereof.

  "Wireless Assets" means, with respect to any Partner, all of such Partner's interests in its Phase II Assets, Scheduled Phase II Related Assets, PCS Par, Primeco and the Partnership.

  (b) Each of the following terms is defined in the Section set forth opposite such term:

                           Term                                               Section
                           ----                                               -------
                           Appropriate Preferred Rate                          4.4(c)
                           Approved Budget                                    2.11(a)
                           Approved Business Plan                             2.10(a)
                           Act                                                    1.1
                           Affiliate Transferee                               10.2(a)
                           Closing Adjusted Capital
                            Contributions                                      4.9(b)
                           CFO                                                 2.9(a)
                           Default Amount                                      4.4(d)
                           Default Fee                                         4.4(d)
                           Defaulting Partner                                  4.4(d)
                           Distributions                                       4.4(c)
                           Due Date                                            4.4(a)
                           Exchange Act                                        2.7(d)
                           Executive Officers                                  2.9(a)
                           Indemnified Party                                      7.1
                           Independent Member                                  2.2(a)
                           Late Amount                                         4.4(b)
                           Late Fee                                            4.4(a)
                           LEC Affiliates                                      2.4(e)
                           Member                                              2.2(a)
                           Non-Defaulting Partner                              4.4(b)

                           Partial Interest                                   10.2(b)
                           Partnership Business                                1.5(a)
                           Partnership Committee                               2.2(a)
                           Phase II Adjusted Capital
                            Contributions                                      4.9(c)
                           Phase II Related Assets                             7.4(b)
                           Preferred Amount                                    4.4(c)
                           Preferred Partner                                   4.4(c)
                           Quarterly Preferred Return                          4.4(c)
                           Related Party Agreement                            2.16(a)
                           System Manager                                      3.3(a)
                           Transferring Partner                               10.3(e)


                                   ARTICLE 2

                                   MANAGEMENT

         2.1.  Representative Partners.

         (a) The General Partners of each Group, as such, shall be entitled collectively to designate one Person to serve as a Representative Partner of the Partnership with the rights and obligations set forth in this Agreement. The Representative Partners, together with the Partnership Committee and the President, shall cause the Partnership to fulfill the Partnership's obligations under the Agreement and to enforce all rights of the Partnership under this Agreement and the Organization Agreement. Except as otherwise expressly provided herein, a Representative Partner may bind the other Partners of its Group with respect to any determination made or action taken in connection with this Agreement. The General Partners of any Group may, at any time, with or without cause, collectively replace the Representative Partner designated by such Group.

         (b) Except as otherwise required by the Act, no vote or approval by any Limited Partner, or class or group thereof, shall be required under this Agreement for the taking of any action, including without limitation the amendment of this Agreement, and the Percentage Interest of any Limited Partner who is not also a General Partner shall not be included in any calculation of a Partner's Percentage Interest entitled to vote on any matter.

         2.2.  Partnership Committee.

         (a) The partnership committee of the Partnership (the "Partnership Committee") shall be vested with the full authority of the General Partners and shall be composed of four individuals appointed by the ATI RP and three individuals appointed by the other Representative Partner(s) (collectively the "Members" and individually a "Member"), or in each case, such lesser number of Members as may be determined by a vote of Members representing each Group. In the event, and as long as, there are only two Representative Partners, the Representative Partners shall appoint one additional individual (the "Independent Member") to serve on the Partnership Committee as set forth in subsection (b) below.

         (b) The Independent Member will serve for an initial term to be mutually agreed upon by the Representative Partners, not to exceed three years, or until a third Representative Partner is appointed. The Representative Partners will agree on five individuals (the "Replacement Pool"), one of whom would replace the Independent Member (i) upon expiration of his term (unless the Independent Member is reappointed for another term), (ii) his death or resignation, or (iii) his removal by unanimous vote of the Representative Partners. In any such event, the Representative Partners will select an individual from the Replacement Pool to replace the incumbent Independent Member. If the Representative Partners are unable to agree on a replacement, the Independent Member will name his replacement from one of the five individuals. If the Representative Partners are unable to agree and if the Independent Member is unable to name his replacement, each of the Representative Partners will eliminate two of the five individuals from the Replacement Pool, with the remaining individual becoming the Independent Member. If an individual in the Replacement Pool is selected to become the Independent Member, or dies, resigns, is removed from the Replacement Pool by unanimous vote of the Representative Partners or otherwise becomes incapable of serving as an Independent Member, the Representative Partners will agree on an individual to replace such individual in the Replacement Pool. If the Representative Partners are unable to agree on a replacement, the individuals in the Replacement Pool will name such replacement.

         (c) Effective upon the giving of notice thereof to the other Partners, any Representative Partner may, at any time, in its sole discretion, replace any or all of its appointed Members with other individuals and may designate one or more alternates for any or all of its Members. Each Member shall be an officer or employee of a Partner or an Affiliate thereof. Each Member shall serve on the Partnership Committee until his successor is appointed, or until his earlier death, resignation or removal. Effective upon a Group's ceasing to be designated as such, the Members representing such Group on the Partnership Committee shall cease to be Members.

         (d) Except as reserved herein for, or otherwise delegated to, the Representative Partners or the President, the Partnership Committee shall have authority and discretion to act on behalf of the Partnership on all matters that a board of directors of a Delaware corporation would have, including, without limitation, on the matters set forth in Section 2.4 or elsewhere herein and with respect to the following matters:

                 (i)  the appointment and removal of the President;

                 (ii) the determination to require capital contributions not otherwise contemplated in an Approved Budget;

                 (iii) the authorization of any acquisition or disposition of assets (not otherwise contemplated by an Approved Budget) having a Fair Market Value in excess of $25 million;

                 (iv) the delegation of powers and authority of the Partnership Committee to the President (other than with respect to the matters set forth in Section 2.4(c) or (d));

                 (v)  the compensation of the President and Executive Officers;
         and

                 (vi) except as provided in Section 2.8(c)(vi) or Section 2.16(b) hereof, the entering into of any Related Party Agreement.

Each Partner, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of powers and authority to such Members, and to the actions and decisions of such Members within the scope of such Members' authority as provided herein.

         (e) The Partnership Committee shall receive such reports and information from the President and Executive Officers as are usually provided to the board of directors of a publicly held Delaware corporation of similar size.

         2.3.  Partnership Committee Meetings.

         (a) The Partnership Committee shall hold regular meetings (at least quarterly) at such time and place as shall be determined by the Partnership Committee (or by the Chairman of the Partnership Committee). Special meetings of the Partnership Committee may be called at any time by any Representative Partner by delivering a notice of meeting in accordance with
Section 2.3(g) hereof. Each Representative Partner shall be limited to calling two special meetings per year.

         (b) The Chairman of the Partnership Committee shall be appointed by the Partnership Committee from time to time. The Chairman shall establish the agendas for, and regulate the proceeding of, meetings of the Partnership Committee, but must include on such agendas matters requested by any Representative Partner in writing received at least two business days in advance of any meeting.

         (c) Members may participate in a meeting of the Partnership Committee by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

         (d) Any action required or permitted to be taken at any meeting of the Partnership Committee may be taken without a meeting upon the unanimous written consent of the Members representing each Group.

         (e) The Partnership Committee shall appoint a Secretary from time to time. The Secretary shall keep written minutes of all Partnership Committee meetings. A duplicate copy of such minutes shall be provided to the Chairman of the Partnership Committee and to each Member.

         (f) A Member shall have the right to designate an alternate to attend meetings of the Partnership Committee, in stead and in place of such Member, and to exercise all of the functions of such Member. Any such alternate shall be an officer or employee of a General Partner or an Affiliate thereof. Any such alternate shall be deemed to be a Member for all purposes hereunder until such designation is revoked.

         (g) Notice of each regular meeting and each special meeting of the Partnership Committee shall be given to each Member at least three business days before such meeting. Notices of special meetings shall contain a description, in reasonable detail, of the items of business to be conducted at such meeting and no business other than those items (unless expressly agreed to by Members representing each of the Groups whose Members are entitled to vote thereon) may be conducted at such special meeting. The notice provisions of this Section 2.3(g) shall be waived upon either the signing of a written waiver thereof or attendance at a meeting by Members representing each Group.

         2.4.  Voting.

         (a) On any matter on which a vote of the Partnership Committee is taken, the Members representing a Group, if more than one Member has been designated and is present at a meeting, shall vote the entire Percentage Interest of such Group as a single bloc. Except as provided in Sections 2.4(c) and (d) or elsewhere herein, any action taken by the Partnership Committee shall require the vote of Members representing Groups who hold a majority of the aggregate Percentage Interests of the Groups entitled to vote thereon; provided that in the event that all Members representing any Group shall abstain from the vote on any matter (because of a conflict of interest or for any other reason), the outcome of such vote shall be determined by the vote of Members representing Groups who hold a majority of the Percentage Interests of the other Groups entitled to vote on such matter, and such vote shall constitute the act of the Partnership Committee with respect to such matter. A quorum of any meeting of the Partnership Committee shall require the presence of Members who represent Groups holding a majority of the Percentage Interests entitled to be voted by all Members; provided that the presence of at least one Member representing each Group is required to have a quorum to conduct any business referred to in
Section 2.4(c) below and the presence of at least one Member representing each of the ATI Group and one other Group (or the Independent Member, if there are only two Groups) is required to have a quorum to conduct any business referred to in 2.4(d) below. At the request of any Member, all Members shall cast their votes for any acquisition of assets that occurs prior to the Phase II Contribution Date by secret ballot.

         (b)     The Independent Member, if one has been appointed pursuant to
Section 2.2, shall attend all meetings of the Partnership Committee and shall receive all information regarding the Partnership made available to the Partnership Committee, but shall be entitled to vote only with respect to the matters set forth in Section 2.4(d). The Independent Member shall not be deemed to represent any Group.

         (c) The Partnership shall not take any of the following actions, unless such action has been approved by the Members representing each Group:

                 (i)  any amendment of this Agreement;

                 (ii) any determination to engage in any business other than the Partnership Business;

                 (iii) except as provided in Article 10, the admission of any Additional General and Limited Partners to the Partnership;

                 (iv)  the dissolution or liquidation of the Partnership;

                 (v) a merger or consolidation of the Partnership with or into another Person (other than a merger or consolidation in which the Partnership is the surviving entity in connection with a cash acquisition of assets approved by the Partnership Committee or President as provided herein), or the sale of all or substantially all of the Partnership's assets;

                 (vi) the authorization of any acquisition (or series of related acquisitions) or disposition (or series of related dispositions) of assets having a Fair Market Value, in each case, in excess of $500 million, not otherwise specifically identified in an Approved Budget which has been voted for by the Members representing each Group;

                 (vii) a determination to require capital contributions (not otherwise specifically identified as to use in an Approved Budget which has been voted for by the Members representing each Group) within any fiscal year if the total contributions required from the Partners within that period would exceed $1 billion;

                 (viii) the authorization of the incurrence by the Partnership of indebtedness for borrowed money, if after giving effect to such incurrence, (A) the Debt-to-Total Book Capital of the Partnership would exceed 30% or (B) the Debt-to-Cash Flow Ratio of the Partnership would exceed 1.5; provided that, following the Phase II Contribution Date, the Partnership Committee shall consider and, acting by vote of the Members representing each Group, may increase the ratios set forth above to levels consistent with Standard & Poor's then current guidelines for "investment grade" wireless communications companies.

                 (ix) the approval of the initial Budget and initial Business Plan; and

                 (x)  the approval of the initial Phase I Services Agreements.

         (d) The Partnership shall not take any of the following actions, unless such action has been approved by a Supermajority Vote:

                 (i) the approval of Budgets and Business Plans, and material amendments or revisions thereto; provided that no such approval shall be deemed to be an approval of any of the matters set forth in Section 2.4(c) by the Members representing any Group who voted not to approve;

                 (ii) a determination to require capital contributions (not otherwise contemplated in an Approved Budget) within any fiscal year if the total contributions required from the Partners within that period would exceed $200 million;

                 (iii) the approval of any License Agreement or Services Agreement, and material changes thereto;

                 (iv) the approval of a material change to the Phase I Services Agreements;

                 (v) the authorization of any acquisition (or series of related acquisitions) or disposition (or series of related dispositions) of assets having a Fair Market Value in excess of $100 million not otherwise contemplated in an Approved Budget; and

                 (vi) any distribution to the Partners of Partnership assets, other than Net Operating Available Cash or distributions of Special System Assets pursuant to Section 5.2(d), not otherwise contemplated in an Approved Budget.

         (e)(i) Notwithstanding the foregoing, Members designated by the USW Group shall not be entitled to participate in discussions or votes specifically relating to the Partnership's then existing or planned operations in any market served by a local exchange carrier Affiliate of USW (a "LEC Affiliate"), if such existing or planned operations of the Partnership could reasonably be expected to compete or conflict with, in any material respect, the then existing or planned wireless communications operations owned or conducted by USW's LEC Affiliates. Nothing in this Section 2.4(e) shall restrict the manner in which Members representing the USW Group shall participate in deliberations, discussions or votes of the Partnership Committee with respect to the Budget and Business Plan of the Partnership; provided that such Members shall act in good faith and in the best interests of the Partnership without regard to any such competitive considerations. The USW Group agrees that no Member designated by the USW Group shall participate in decisions regarding the existing or planned wireless communications operations of USW's LEC Affiliates, whether through the furnishing of advice or information or otherwise, it being understood that certain Members designated by the USW Group may have ultimate responsibility for those who participate in such decisions (and that such Members shall not be deemed to have participated in such decision solely by virtue of having such ultimate responsibility).

         (ii) Without limitation of the obligations of the members of the USW Group under Section 2.14, neither USW nor any Members appointed by the USW Group shall provide to any LEC Affiliate operating data or financial or other information with respect to the Partnership's existing or planned operations in the local exchange markets of such LEC Affiliate.

         (iii) Notwithstanding anything to the contrary set forth herein, in the event that pursuant to Section 2.4(c)(vi) the Members representing the USW Group shall vote against any acquisition of assets by the Partnership in a market served by a LEC Affiliate of USW, ATI shall have the option to loan to the Partnership, on terms and conditions no less favorable than could be obtained from a third party, an amount equal to the difference of (A) the purchase price of such assets, minus (B) $500 million, and the Partnership shall pursue such acquisition notwithstanding the vote of the Members representing the USW Group.

         2.5. No Compensation. No Member (other than any Independent Member) shall be compensated for his services as a member of the Partnership Committee from the assets of the Partnership, nor shall such Member be reimbursed by the Partnership for out-of-pocket expenses incurred in connection therewith. An Independent Member shall be entitled to such compensation and reimbursement of out-of-pocket expenses as may be determined from time to time by the Partnership Committee.

         2.6. Acts by Partners. Other than actions of the Tax Matters Partner pursuant to Sections 6.1 and 6.2 hereof, no Partner shall take, or commit the Partnership to take, any action, either in its own name in respect of the Partnership or in the name of the Partnership, without the prior approval of the Partnership Committee.

         2.7.  Procedures in the Event of a Dispute.

         (a) In cases where the Members are unable to reach agreement on the matters specified in Section 2.4(d) (or the selection from time to time of an Independent Member or individuals in the Replacement Pool), the dispute shall be resolved in the following manner:

                 (i) First, the Representative Partners shall refer the disputed matter to the Chairmen of their respective publicly held Parent Entities in an attempt to reach a resolution; and

                 (ii) Second, if the Chairmen are unable to resolve a disputed matter within 60 days after the referral to them of a dispute (or such longer period of time as to which the Chairmen mutually agree in writing), the dispute shall be submitted to the respective Boards of Directors of the Representative Partners' publicly held Parent Entities in an attempt to reach a resolution.

         (b) From and after the Expiration Date (as defined in the Agreement of Exchange) or at any time following a Change of Control of the Parent Entity of any Representative Partner (other than ATI), if the Boards of Directors of the Parent Entities of the Representative Partners are unable to resolve a disputed matter arising under Section 2.4(d)(i) above within one year after the expiration of the 60-day period specified in (a)(ii) above and, since the date of such dispute, the Partnership shall not have approved a Business Plan pursuant to Section 2.10, the ATI RP shall have the option, exercisable for a 90-day period, to elect to cause the Exchange contemplated by Section 1.1 of the Agreement of Exchange (in the case of a dispute involving any member of the USW Group) or by a similar provision of any agreement of exchange with ATI entered into pursuant to Article 10 (in the case of a dispute involving any other Representative Partner).

         (c) If the ATI RP's option to elect to cause the Exchange with respect to the USW Group (as set forth in (b) above) arises prior to the receipt of Final MFJ Relief (as defined in the Agreement of Exchange), USW shall be obligated to request a waiver for the benefit of ATI that would enable ATI to engage in the business and activities then engaged in, or planned to be engaged in, by ATI.

         (d) From and after the Expiration Date (as defined in the Agreement of Exchange) and until the Expiration Date (as defined in the Trust Agreement of Exchange), as long as (i) Final MFJ Relief shall not have occurred and USW is not willing to execute the Merger Agreement (as defined in the Agreement of Exchange) and provide ATI with the protections afforded by Section
3.4 of the Agreement of Exchange, or (ii) the common stock of ATI shall not be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the common stock of ATI shall not be broadly held or actively traded by public stockholders, then notwithstanding the provisions of Section 2.4(d), if after the expiration of the one-year period set forth in (b) above, a disputed matter arising under Section 2.4(d)(i) remains unresolved and the Partnership shall not have subsequently approved a Business Plan pursuant to Section 2.10, the Members representing the ATI Group shall have the right to approve a Budget and a Business Plan for the Partnership without the approval or vote of the Members representing any other Group; provided, however, that nothing in this Section 2.7(d) shall relieve the President of his responsibility to submit a Business Plan for the Partnership to the Partnership Committee under Section 2.10.

         2.8.  President.

         (a) The Partnership's President shall have authority and discretion comparable to that of a chief executive officer of a publicly held Delaware corporation of similar size to direct and control the business and affairs of the Partnership, including without limitation its day-to-day operations in a manner consistent with the Approved Business Plan and Approved Budget. Each General Partner and each Member of the Partnership Committee hereby acknowledges, agrees to and authorizes the delegation of their authority hereunder pursuant to the preceding sentence and Section 2.8(c).

         (b) The President shall be appointed by and serve at the pleasure of the Partnership Committee. The President may serve, from time to time, as an executive officer or employee of ATI or any Affiliate thereof.

         (c) Subject to Sections 2.2(d) and 2.4, the President shall be responsible for and have the authority and discretion for exercising primary responsibility in managing the staff and operations of the Partnership, including, but not limited to:

                 (i) implementing an Approved Business Plan and Approved Budget, including without limitation, the taking of all actions contemplated thereby;

                 (ii) making immaterial changes to, or taking actions which would constitute an immaterial deviation from, an Approved Business Plan or Approved Budget;

                 (iii) operating or coordinating the operations of Owned or Licensed Systems and acquiring or constructing new Systems;

                 (iv) preparing proposed revisions to an Approved Business Plan and Approved Budget for submission to the Partnership Committee for approval;

                 (v) the authorization of any acquisition or disposition of assets (not otherwise contemplated by an Approved Budget) having a Fair Market Value not in excess of $25 million;

                 (vi) the authorization of Related Party Agreements set forth in Section 2.16(b) and any other Related Party Agreement that provides for total annual consideration not exceeding $750,000, the terms and conditions of which are no less favorable than could be obtained from a third party;

                 (vii) making immaterial changes to any License Agreement or Services Agreement, and implementing such agreements;

                 (viii) making immaterial changes to the Phase I Services Agreement, and implementing such agreements;

                 (ix) the delegation of powers and authority to the Executive Officers consistent with the other provisions of this Agreement; and

                 (x) ensuring that the Partnership complies with all applicable legal requirements.

         2.9. Executive Officers.

         (a) The executive officers of the Partnership shall consist of a Chief Financial Officer ("CFO"), a Vice President - Operations, a Vice President
- Marketing, a Vice President - Engineering, a Vice President - Corporate Strategy/Development and Human Resources, a President - PCS, a Vice President - Finance, a Vice President - Legal and External Affairs and one or more Regional Systems Managers (collectively, the "Executive Officers").

         (b) Each Executive Officer shall be subject to the direction and control of the President; provided that the Vice President - Finance shall also report to the CFO. Each Executive Officer shall be appointed by the President. The initial Executive Officers shall be appointed from candidates recommended by the Representative Partners, based on a review of the candidates' qualifications. All subsequent appointments of Executive Officers (other than the officer holding the Long-Term Position, as defined below) will be made based on the most qualified candidate for the office regardless of whether such individual is or was employed by a Partner or any Affiliate thereof. The CFO, the Vice President - Corporate Strategy/Development and Human Resources and the Vice President - Legal and External Affairs may serve, from time to time, as executive officers or employees of ATI or USW or any Affiliates thereof.

         (c) Each Executive Officer shall hold office until his death, resignation or removal. Any Executive Officer, other than the officer holding the Initial Position (as defined below), may be removed with or without cause, at any time, by the President. The President may remove the officer holding the Initial Position only for reasonable cause.

         (d) The President shall interview and evaluate the qualifications of each of the candidates recommended by the USW RP as initial Executive Officers and shall select two of such candidates to occupy respectively designated Executive Officer positions (other than Vice President-Legal and External Affairs). Within 30 days after the Effective Date, the USW RP shall designate one of these two officer positions as the "Initial Position" and the other as the "Long-Term Position." Until the tenth anniversary of the Effective Date, the USW RP shall be entitled to designate a candidate, who must be reasonably acceptable to the ATI RP, to replace the officer in the Long-Term Position upon his death, resignation or removal.

         2.10. Business Plan. The President shall submit to the Partnership Committee a Business Plan for the Partnership, not less frequently than annually, at least 30 days prior to the start of the first fiscal year covered by such Business Plan. Each such Business Plan shall be considered at the first meeting of the Partnership Committee following its submission and shall be subject to the approval of the Partnership Committee in accordance with Section 2.4(d) or 2.7 hereof. Any such Business Plan (or any amendment thereto) which is approved by the Partnership Committee in accordance with the provisions of
Section 2.4(d) or 2.7 hereof shall be considered approved for all purposes of this Agreement until amended or replaced (an "Approved Business Plan").

         2.11.  Budget Approval.

         (a) The President shall include in his submission of the Business Plan, a Budget in respect of the Partnership for the next fiscal year, including an income statement, balance sheet and capital budget prepared on an accrual basis for the Partnership for the forthcoming fiscal year and a cash flow statement which shall show in reasonable detail the receipts and disbursements (including without limitation, the anticipated distributions) projected for the Partnership for the forthcoming fiscal year and the amount of any corresponding cash deficiency or surplus, and the amount and due dates of all required capital contributions, if any. Such Budget shall be prepared on a basis consistent with the Partnership's financial statements prepared in accordance with the provisions of Section 6.4 hereof and the Approved Business Plan. If requested by any Member, the President shall promptly meet with the Partnership Committee for the purpose of discussing such Budget. Each such Budget shall be considered at the first meeting of the Partnership Committee following submission thereof. Any such Budget (or any amendment thereto) which is approved by the Partnership Committee in accordance with Section 2.4(d) or
2.7 hereof shall be considered approved for all purposes of this Agreement until amended or replaced (an "Approved Budget").

         (b) If for any fiscal year no new Budget is agreed upon in accordance with Section 2.4(d) or 2.7, then for such fiscal year the Partnership shall be managed in a manner consistent with the forecasts for such fiscal year included in the then Approved Business Plan (such forecasts, as they relate to either of the two years following a year in which a Budget has been approved pursuant to Section 2.11(a), being deemed for all purposes of this Agreement to be an Approved Budget) as adjusted by the President to reflect the Partnership's contractual obligations for such year and other changes resulting from the passage of time or the occurrence of events beyond the control of the Partnership.

         2.12. Employees and Employee Benefits. The compensation program, benefit plans and personnel policies of the Partnership shall be in accordance with an agreement to be entered into by and among USW, ATI and the Partnership.

         2.13. Access to Books of Account. Notwithstanding any other provision of this Agreement, each Partner shall have the right at all reasonable times during usual business hours to audit, examine, and make copies or extracts of or from the complete books of account of the Partnership, including but not limited to the books and records maintained in accordance with Section 6.4 and all other books and records of the Partnership. Such right may be exercised through any agent or employee of such Partner designated by it or by independent certified public accountants or counsel designated by such Partner. Each Partner shall bear all expenses incurred in any examination made for such Partner's account.

         2.14.  Confidential Information.

         (a) Each Partner shall, and shall cause each of its Affiliates, and its and their respective partners, shareholders, directors, officers, employees and agents (collectively, "Representatives") to keep secret and retain in strictest confidence, except as provided in subsection (c) hereof, any and all Confidential Information and shall not distribute, disseminate or disclose such Confidential Information, and shall cause its Representatives not to distribute, disseminate or disclose such Confidential Information, except to (i) the Partnership or any Owned System and their respective agents, (ii) any lender to the Partnership or any Owned System, (iii) any Partner or any of their respective Affiliates or other Representatives on a "need to know" basis in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, the Licensed Systems, the Owned Systems and their respective businesses, or (iv) any other Person that agrees in writing to keep in confidence such Confidential Information in accordance with the terms of this Section 2.14, and such Partner disclosing Confidential Information pursuant to this Section 2.14 shall use, and shall cause its Affiliates and other Representatives to use, such Confidential Information only for the benefit of the Partnership in conducting the Partnership

Business or for any other specific purposes for which it was disclosed to such party; provided that the disclosure of financial statements of, or other information relating to, the Partnership shall not be deemed to be the disclosure of Confidential Information (i) to the extent that any Partner is required by law or GAAP to disclose such financial statements or other information or (ii) to the extent that in order to sustain a position taken for tax purposes, any Partner deems it necessary and appropriate to disclose such financial statements or other information. All Confidential Information disclosed in connection with the Partnership or pursuant to this Agreement shall remain the property of the Person whose property it was prior to such disclosure.

         (b) No Confidential Information regarding the plans or operations of any Partner or any Affiliate thereof received or acquired by or disclosed to any unaffiliated Partner or Affiliate thereof in the course of the conduct of Partnership Business, or otherwise as a result of the existence of the Partnership, may be used by such unaffiliated Partner or Affiliate thereof for any purpose other than for the benefit of the Partnership in conducting the Partnership Business. The Partnership and each Partner shall have the affirmative obligation to take all necessary steps to prevent the disclosure to any Partner or Affiliate thereof of information regarding the plans or operations of such Partner and its Affiliates in markets and areas in which any other Partner and the unaffiliated Partner and their respective Affiliates compete in the provision of telecommunications services.

         (c) In the event that a Partner or anyone to whom a Partner transmits any Confidential Information becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, investigative demand or similar process) to disclose any of the Confidential Information, such Partner will use its best efforts to provide the other Partners and the Partnership with prompt written notice prior to disclosure (not less than 24 hours) so that the other Partners and the Partnership may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Partnership and the other Partners waive compliance with the provisions of this Section 2.14, the Partner or Person who is compelled to disclose such Confidential Information will furnish only that portion of the Confidential Information which (based on the advice of counsel) it is legally required to disclose and will exercise its best efforts to obtain reliable assurance that protective treatment will be accorded the Confidential Information.

         (d) Each Partner who ceases to be such will, and will cause its Affiliates and representatives to, maintain the confidentiality required by this Section 2.14 and to destroy or return upon request, all documents and other materials, and all copies thereof, obtained by such Partner or on its behalf from either the Partnership or the other Partners or any of their Affiliates in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, the Licensed Systems, the Owned System and any other System in which the Partnership has an ownership interest or their respective businesses that are subject to such confidentiality obligations. The obligations under this Section 2.14 shall survive the termination of the Partnership for a period of five years.

         (e) To the fullest extent permitted by law, if a Partner or any of its Affiliates or Representatives breaches, or threatens to commit a breach of, this Section 2.14, the other Partners and the Partnership shall have the right and remedy to have this Section 2.14 specifically enforced pursuant to the provisions of the Arbitration Agreement referred to in Section 13.11, it being acknowledged and agreed that money damages will not provide an adequate remedy to such other Partners or the Partnership. Nothing in this Section 2.14 shall be construed to limit the right of any Partner or the Partnership to collect money damages in the event of breach of this Section 2.14.

         2.15. Duty of Partners To Cooperate. Each Partner will, to the extent permitted by applicable law and consistent with this Agreement, furnish such information, execute such applications and similar documents as are required by governmental authorities, and take such other action reasonably requested by the Partnership Committee and as may be necessary or reasonably desirable in connection with the business of the Partnership.

         2.16.  Agreements with Partnership and Owned Systems.

         (a) Any Partner or any Affiliate thereof may enter into and maintain in effect any contract, agreement, transaction or relationship between such Partner or Affiliate and the Partnership or any Owned System (a "Related Party Agreement") on terms and conditions approved by the Partnership Committee (by vote of Members representing Groups who hold a majority of the Percentage Interests of the Groups other than the Group of any Partner interested in such Related Party Agreement) or otherwise pursuant to the terms hereof and may derive and retain profits therefrom.

         (b) Notwithstanding the foregoing, each General Partner and each Member of the Partnership Committee hereby approves, and authorizes the Partnership to enter into:

                 (i) Related Party Agreements with ATI, or any Affiliate thereof which provides paging or vehicle location services, relating to
         (A) co-location of technical site leases (which individually do not provide for annual rental payments of in excess of $4,000), (B) sales office leases (which individually do not provide for rental payments in excess of $400,000), and (C) other Related Party Agreements relating to paging terminal and cellular switching equipment, joint mailing and other co-marketing efforts, the aggregate annual consideration under which does not exceed $1 million and the terms and conditions of which are no less favorable than could be obtained from a third party;

                 (ii) Related Party Agreements with any LEC Affiliate of USW or any wireline cable television company in which USW has an ownership interest related to the purchase of Cellular, ESMR or PCS Services from the Owned Systems for resale in such LEC Affiliate's local-exchange markets or such wireline cable television company's franchise markets, as the case may be; provided that such agreements provide for reasonable notice of cancellation. As long as USW or an Affiliate thereof remains a Representative Partner, the pricing of such services shall be on terms no less favorable than those offered to any third party (for like types and volumes of service); provided that if the Partnership provides services of comparable quality and scope as those available from third parties, such LEC Affiliate or such wireline cable television company, as the case may be, shall have entered into an agreement with the Partnership (and/or the Owned Systems or PCS Par) to purchase its entire requirements of wireless communications services in such markets from the Owned Systems or PCS Par; and

                 (iii) Related Party Agreements with ATI or any Affiliate thereof related to the purchase of satellite communications services provided by the Globalstar satellite communications venture, which agreements may provide that Globalstar will be the exclusive provider of satellite communications services to the Partnership; provided that the Partnership shall be entitled to purchase such services at prices and on terms no less favorable than those offered by Globalstar to any third party (for like volumes and types of service).

         2.17. Insurance and Risk Management. The property and casualty insurance program for the Partnership shall be integrated into the ATI insurance program providing customary business insurance coverage as of the Effective Date. Each Partner hereby consents and agrees that the Partnership shall compensate ATI for a proportional allocation to the Partnership for insurance premiums, casualty loss funding pools, and related expenses.

         2.18.  International.

         (a) The Partnership shall provide access during normal business hours to the facilities of the Systems for the Los Angeles and Seattle markets to any Affiliate of a Partner which is engaged, in whole or in part, in the business of offering any type of mobile radio services outside the United States and its territories and possessions (an "International Affiliate"), for the purpose of providing facility tours and product demonstrations for employees of such Affiliate and for third parties who are actual or potential customers or business partners of such Affiliate; provided that such access does not cause undue disruption to the conduct of the Partnership's business activities.

         (b) The Partnership and the International Affiliates of the Partners shall cooperate to develop mutually acceptable licensing arrangements, which arrangements shall be on an arm's-length basis, relating to billing systems, information systems, wireless communications technology and know-how, software, engineering processes and products.

         2.19.  Procedures With Respect to PCS Primeco Dissolution.

         (a) The Partners hereby agree that, unless otherwise unanimously determined in writing by the ATI RP and USW RP, the Partnership will elect to terminate Primeco on October 20, 2001 in accordance with Section 10.2(d) of the Primeco Agreement.

         (b) If the dissolution of Primeco occurs after the PCS Contribution Date, the Partnership will prepare and submit a Liquidating Proposal (as defined in Section 10.3(b) of the Primeco Agreement) to the Executive Committee of Primeco on or before the date specified in the Primeco Agreement for submission of Liquidating Proposals by general partners of PCS Primeco (the "Submission Date") in accordance with the following procedures:

                 (i) The ATI RP and USW RP shall attempt to reach agreement on the Liquidating Proposal to be submitted by the Partnership to Primeco (the "Partnership Proposal") on or before the 20th day preceding the applicable Submission Date.

                 (ii) If the ATI RP and USW RP are unable to reach agreement on the Partnership Proposal within the foregoing time period, each of the ATI RP and USW RP shall submit to the Independent Member a proposed Partnership Proposal as promptly as practicable but in any event no later than the 15th day prior to the applicable Submission Date therefor.

                 (iii) Within 10 days following the submission of such proposed Partnership Proposals to the Independent Member, the Independent Member shall select one of such proposals in its entirety as the Partnership Proposal, without varying, modifying or otherwise altering the terms of such proposal in any way. The decision of the Independent Member shall be final and binding and the Partnership shall promptly submit the Partnership Proposal to Primeco on the Submission Date therefor.

         2.20. Tomcom Representatives. The Partnership Committee shall designate as its representatives to the Executive Committee of Tomcom, L.P., a Delaware limited partnership, two individuals designated by the ATI RP and one individual designated by the USW RP.

                                   ARTICLE 3

     CERTAIN AGREEMENTS REGARDING OPERATIONS OF LICENSED AND OWNED SYSTEMS

         3.1.  General; Fiduciary Obligations.

         (a) The Partnership shall manage the operations of the Licensed Systems and Owned Systems in accordance with the respective budgets and business plans for such Systems then in effect and the applicable terms of this Agreement. Between the Effective Date and the Phase I Closing Date, neither USW nor ATI nor any of their respective Affiliates shall directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of any of the Systems now licensed to the other party or the other party's Affiliates. The Partnership will not manage the operations of a Licensed System (including, without limitation, all the functions specified in this Article 3) to the extent those operations relate to any MFJ Restricted Activities undertaken by that Licensed System; the Partners will use best efforts to negotiate and agree to procedures to monitor the activities of the Partnership for compliance with this sentence.

         (b) The Partners acknowledge that each of the Partners or the Partnership may have fiduciary obligations to and from other Persons in connection with the Partnership's interest in or contractual relationships with any System. Each of the Partnership Committee, the Representative Partners, and the other Partners shall use all reasonable efforts to cause the Partnership to comply with all such fiduciary obligations, and the obligations of the Partnership, the Partnership Committee, the Representative Partners and the other Partners hereunder are subject in all respects to such fiduciary obligations.

         3.2.  Phase I Services Agreements.

         Upon the Phase I Closing Date, each of the Partners will, subject to fiduciary duties to third parties, use reasonable efforts to cause each of NewVector and the ATI Cellular Subsidiaries (as defined in the Organization Agreement) to enter into a Phase I Services Agreement with the Partnership and amend such agreement from time to time to reflect such changes therein as may be approved by the Partnership Committee or the President, as the case may be, in accordance with Article 2.

         3.3.  Licensed Systems.  From and after the Phase I Closing Date:

         (a) At the direction of the President, each Partner agrees to take, and to cause each of its Affiliates to take, all reasonable actions to effect the appointment or removal of the general manager or, if applicable, the regional manager or other person with equivalent management responsibility (the "System Manager") of any Licensed or Owned System.

         (b) The Partners acknowledge that each System Manager shall manage the day-to-day operations of the applicable System in accordance with any partnership agreement or other organizational documents of the applicable System so long as they are in existence and the License Agreement, Services Agreement, budget and business plans then in effect for such System. Each Partner agrees to take, and to cause each of its Affiliates to take, all reasonable actions to permit the President to have control, supervision and oversight over the System Manager with respect to such responsibilities, as such responsibilities relate to WMC, the Approved Budget, the Approved Business Plan, and the License and Services Agreements; provided, however, the President shall have no such control, supervision and oversight (i) with respect to the MFJ Restricted Activities undertaken by a Licensed System, or

(ii) in the case of a Licensed System owned (in whole or in part) by USW, that System's compliance with the CECO and the EO.

         3.4.  System Budget Approval.

         (a) The System Manager for each Licensed or Owned System shall submit annually to the President a budget in respect of such System (a "System Budget") for the next fiscal year at such time and in such format as may be determined, from time to time, by the President; provided, however, System Budgets for any Licensed System shall not include or otherwise reflect any MFJ Restricted Activities undertaken, or to be undertaken, by any such Licensed System. If requested by the President, the System Manager shall promptly meet with the President for the purpose of discussing such System Budget.

         (b) Neither the Partnership nor any Partner shall take or cause to be taken any action to approve or implement a System Budget (or any amendment thereof or modification thereto) until such System Budget (or amendment thereof or modification thereto) shall have been approved by the President.

         3.5.  System Business Plans.

         (a) The System Manager for each Licensed or Owned System shall submit to the President a business plan in respect of such System (a "System Business Plan") at such time and in such format as may be determined, from time to time, by the President; provided, however, System Business Plans for any Licensed System shall not reflect or take account of any MFJ Restricted Activities undertaken, or to be undertaken, by such Licensed System.

         (b) Neither the Partnership nor any Partner shall take or cause to be taken any action to approve or implement a System Business Plan until such System Business Plan (or amendment or modification) shall have been approved by the President.

         3.6. Management Reports. The System Manager for each Licensed or Owned System shall prepare and distribute, or cause to be prepared and distributed, promptly such reports and other information in respect of such System as the President reasonably may request; provided, however, the reports submitted with respect to any Licensed System shall not include or otherwise reflect any MFJ Restricted Activities undertaken, or to be undertaken, by such Licensed System.

         3.7.  Financial Statements.

         (a) Annual Statements. As soon as practicable following the end of each fiscal year, but in any event within 45 days after the end of the fiscal year, the System Manager for each Licensed or Owned System shall cause to be prepared and delivered to the President unaudited statements of income
(loss) in respect of such System, and an unaudited statement of cash flows for such fiscal year, and an unaudited balance sheet of such System, in each case, consistent with Partnership accounting practices.

         (b) Quarterly Statements. As soon as possible following the end of each fiscal quarter, but in any event within 20 days after the end of each quarter, the System Manager for each Licensed or Owned System shall prepare, or cause to be prepared, and deliver to the President an unaudited statement of income (loss) in respect of such System and an unaudited statement of cash flows for such fiscal quarter, and an unaudited balance sheet of such System as of the end of such fiscal quarter, in each case, consistent with Partnership accounting practices.

         (c) MFJ Restricted Activities. The annual and quarterly financial statements submitted with respect to a Licensed System shall exclude the income
(loss) of such System and changes in such System's cash flows attributable to the MFJ Restricted Activities (if any) undertaken by such System, and the effect of such MFJ Restricted Activities on the balance sheet of such System.


                                   ARTICLE 4

            CAPITAL CONTRIBUTIONS, WITHDRAWALS AND CAPITAL ACCOUNTS

         4.1.  Capital Accounts.

         (a) The Partnership shall maintain for each Partner a separate capital account (a "Capital Account") in accordance with the capital accounting rules of section 704(b) of the Code and the Income Tax Regulations thereunder (including particularly section 1.704-1(b)(2)(iv) of the Income Tax Regulations).

         (b) In general, under such capital accounting rules (but subject to any contrary requirements of the Code and the Income Tax Regulations thereunder), a Partner's Capital Account shall be (i) increased by the amount of money (including Make-Up Contributions) and the Fair Market Value (determined in accordance with Section 4.10 hereof) of other property (net of liabilities secured by such contributed property that the Partnership is considered to take subject to or assume under section 752 of the Code) contributed by the Partner to the Partnership (including the amount of any Organizational Expenses of the Partnership paid or accrued by such Partner and any Preferred Amounts contributed in accordance with Section 4.4(c)) and allocations to the Partner of Partnership income and gain (or items thereof), including income and gains exempt from tax, and amounts allocated in accordance with Section 4.4(c)(vi) and
(ii) decreased by the amount of money and the Fair Market Value (determined in accordance with Section 4.10 hereof) of other property distributed (net of liabilities secured by such distributed property that such Partner is considered to take subject to or assume under section 752 of the Code) to the Partner by the Partnership and allocations to the Partner of Partnership loss and deduction (or items thereof), including Partnership expenditures not deductible in computing its taxable income and not properly chargeable to capital account.

         (c) Where section 704(c) of the Code applies to Partnership property, each Partner's Capital Account shall be adjusted in accordance with paragraph (b)(2)(iv)(g) of section 1.704-1 of the Income Tax Regulations as to allocations to the Partners of depreciation, depletion, amortization and gain or loss, as computed for book purposes with respect to such property.

         (d) When Partnership property is distributed in kind (whether in connection with dissolution and liquidation of the Partnership or otherwise), the Capital Accounts of the Partners first shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in such property (that has not previously been reflected in Capital Accounts) would be allocated among the Partners if there were a taxable disposition of such property for its Fair Market Value (determined in accordance with Section 4.10 hereof and taking into account section 7701(g) of the Code) and such income, gain, loss or deduction had been recognized for federal income tax purposes immediately upon such distribution or the event requiring such revaluation.

         (e)     Upon a revaluation of any Partnership assets pursuant to
Section 4.8 hereof, the Capital Accounts of the Partners will be adjusted as provided in Section 4.8(c).

         (f) The Tax Matters Partner shall direct the Partnership's accountant to make all necessary adjustments in each Partner's Capital Account as required by the rules of section 704(b) of the Code and the Income Tax Regulations thereunder.

         4.2.  Initial Contributions of Capital.

         (a) Effective Date. On the Effective Date, each Partner shall make the contributions to the capital of the Partnership set forth opposite such Partner's name on Schedule 1 hereto.

         (b)     Phase II Contribution Date.

         On the Phase II Contribution Date, each Group shall contribute to the capital of the Partnership the Phase II Assets and the Scheduled Phase II Related Assets required to be contributed by it pursuant to Section 6.3 of the Organization Agreement.

         (c)     New Par Contribution Date.

         On the New Par Contribution Date, the ATI Group shall contribute to the capital of the Partnership the New Par Assets and the Scheduled New Par Related Asset required to be contributed by it pursuant to Section 6.5 of the Organization Agreement.

         (d) PCS Contribution Date. On the PCS Contribution Date, each Group shall contribute to the capital of the Partnership the PCS Assets required to be contributed by it pursuant to Section 6.4 of the Organization Agreement.

         (e)     Beneficial Phase II Assets.

         (i) Each Partner shall consult with the Partnership Committee regarding the status of all third-party consents and approvals required in connection with the contribution of such Partner's Phase II Assets and Scheduled Phase II Related Assets to the Partnership. Each Partner shall use reasonable efforts to obtain all such third-party consents or approvals on or prior to the Phase II Contribution Date, or as promptly thereafter as practicable. The Partnership shall reimburse each Partner for all costs and expenses incurred in connection with obtaining such consents and approvals to the extent that the incurrence of such costs and expenses shall have been approved by a Supermajority Vote of the Partnership Committee.

         (ii) Following the Phase II Contribution Date, each Partner will continue to use reasonable efforts to obtain any consent or approval necessary to effectuate the contribution to the Partnership of such Partner's Beneficial Phase II Assets and shall take all reasonable actions to effectuate the contribution of such Beneficial Phase II Assets after such consent or approval is obtained. No Partner may assign, sell, transfer or otherwise dispose of, pledge, hypothecate, grant a security interest in or otherwise encumber a Beneficial Phase II Asset, unless such Beneficial Phase II Asset is being sold in connection with a sale or transfer of such Partner's Wireless Assets and such Partner shall have provided the other Partners with a right of first refusal (subject to any similar contractual obligations applicable to any Wireless Asset on the Effective Date) with respect to the purchase of such Beneficial Phase II Asset in accordance with the procedures for the sale of a Transferred Interest set forth in Section 10.3. Following any such sale or transfer, the License Agreement and Services Agreement referred to in subsection (iii) below shall be subject to termination by any party thereto upon one year's written notice.

         (iii) Following the Phase II Contribution Date, each Partner will, and will cause each of its Affiliates to, take all reasonable actions necessary to operate each of the Systems which comprise its Beneficial Phase II Assets for the use and benefit of the Partnership, so that the Partnership and each Partner shall receive the same economic benefits that the Partnership and each Partner would have received if the Beneficial Phase II Assets had in fact been contributed to the Partnership on the Phase II Contribution Date or the New Par Contribution Date, as applicable. Such actions shall include but not be limited to, causing any such Systems to enter into a License Agreement and a Services Agreement with the Partnership and to amend such agreements from time to time to reflect changes therein which may be approved by the Partnership Committee or the President, as the case may be, pursuant to Article 2.

         (iv) Promptly following the Phase II Contribution Date and the New Par Contribution Date, the Partners will restructure, among other things, the allocation of profit and losses and the distribution of cash and property of the Partnership or, to the extent such a restructuring is not feasible, to otherwise implement a compensation mechanism, in each case, to provide each Partner with the same economic result (taking into account all tax consequences) such Partner would have obtained if all Beneficial Phase II Assets had been contributed to the Partnership on the Phase II Contribution Date or the New Par Contribution Date, as applicable.

         (v) A transferee of a Partial Interest shall be subject to all of the obligations of a Transferring Partner hereunder with respect to such Transferring Partner's Beneficial Phase II Assets, including obligations relating to an adjustment of such transferee's Closing Adjusted Capital Contributions or Phase II Adjusted Capital Contributions, as the case may be, and Percentage Interest to take into account the Transferring Partner's failure to contribute to the Partnership any Noncontributed Asset on or before the Noncontributed Assets Recalculation Date for such asset.

         (f) SLP Interests. Upon any dissolution of Primeco in accordance with Article 10 of the Primeco Agreement occurring after the PCS Contribution Date, each Partner will promptly contribute to the capital of the Partnership any SLP Interests (as defined in the Primeco Agreement) received by such Partner or any Affiliate thereof as part of a liquidating distribution from Primeco.

         4.3.  Special Capital Contribution Rights of Partners.

         (a) The members of ATI Group shall be entitled to contribute collectively to the capital of the Partnership an amount of cash equal to (i)
(A) the Private Market Value of the Partnership determined in accordance with
Section 4.10, multiplied by (B) the excess, if any, of (1) 51%, minus (2) the aggregate Percentage Interests of the ATI Group (calculated as if the ATI Group had not transferred any of its Partnership Interest pursuant to Section 10.3), divided by (ii) 49% ("an ATI Ownership Deficiency Contribution") immediately following (v) the PCS Contribution Date, (w) the Back End Termination Date, (x) each USW Ownership Deficiency Contribution pursuant to subsection (b) below, (y) each admission of an Additional Partner to the Partnership pursuant to Article 9 and (z) any capital contribution by a member of the USW Group pursuant to
Section 4.2(f).

         (b) The members of USW Group shall be entitled to contribute collectively to the capital of the Partnership an amount of cash equal to (i)
(A) the Private Market Value of the Partnership determined in accordance with
Section 4.10, multiplied by (B) the excess, if any, of (1) 24% minus (2) the aggregate Percentage Interests of the USW Group (calculated as if the members of USW Group had made all Defaulted Contributions to the Partnership or PCS Par and had not transferred any of its Partnership Interest pursuant to Section 10.3), divided by (ii) 76% (a "USW Ownership Deficiency Contribution") immediately following (v) each ATI Ownership Deficiency Contribution pursuant to subsection
(a) above, (w) the PCS Contribution Date, (x) each admission of an Additional Partner to the Partnership pursuant to Article 9, (y) the New Par Contribution Date and (z) any capital contribution by a member of the ATI Group pursuant to
Section 4.2(f).

         4.4.  Additional Contributions by Partners.

         (a) In the event that (i) a capital contribution is required by the terms of an Approved Business Plan or an Approved Budget or (ii) the

Partnership Committee determines that an additional capital contribution, payable in cash or other property (or combination thereof), is necessary or advisable, each Partner will be notified in writing by the Partnership, at least 60 days prior to the date on which such capital contribution is payable (the "Due Date"), of the amount of the capital contribution required from each of them, on a pro rata basis, determined in accordance with such Partner's respective Percentage Interest, and the Due Date for such capital contribution. Each such capital contribution shall be payable in cash unless otherwise determined by the Partnership Committee by vote of the Members representing each Group. Such contributions, when made by a Partner, shall be credited to such Partner's Capital Account.

         (b) In the event that any Partner fails to make such a capital contribution on or before the Due Date thereof, but wishes to make such contribution on or before the 15th day immediately following such Due Date (a "Late Amount"), such Partner shall be entitled to contribute such Late Amount during such 15-day period and have such Late Amount credited to its Capital Account; provided that in addition to the payment of such Late Amount, such Partner must also pay at such time a late fee equal to the interest that would have accrued on the unpaid portion of such Late Amount from the Due Date to the date of payment, calculated at a per annum rate of the Prime Rate plus 2% (a "Late Fee"), which Late Fee shall not be credited in whole to the Partner's Capital Account, but shall be treated as income and allocated among the Partners proportionately in accordance with their Percentage Interests.

         (c) Defaults Prior to Phase II Contribution Date. In the event that, at any time prior to the Phase II Contribution Date, any Partner fails to make the required additional capital contribution on or prior to the expiration of 15 days after the Due Date thereof (a "Phase I Defaulting Partner"), the other Partner or Partners, who are not members of the Phase I Defaulting Partner's Group (the "Phase I Non-Defaulting Partners") may by a vote of the Members representing Groups who hold a majority of the Percentage Interests of the Phase I Non-Defaulting Partners, elect to cause the Partnership to (x) allow Phase I Non-Defaulting Partners to withdraw their corresponding additional capital contribution, in which event the Partnership shall promptly return any such contributions to such Partners and, pending such return, the amount of such contribution shall be deemed to be a demand loan from such Partners to the Partnership, or (y) invoke the following procedure (the "Phase I Default Contribution Procedure") to permit the Phase I Non-Defaulting Partners to contribute on behalf of the Phase I Defaulting Partners that have not contributed the entire amount required to be contributed pursuant to Section 4.4(a) such amount they failed to contribute (the "Phase I Default Amount").

                 (i) The Phase I Default Contribution Procedure shall be invoked by the Partnership by giving notice (the "Phase I Default Contribution Notice") to the Phase I Non-Defaulting Partners, with a copy to the Phase I Defaulting Partner's Group. Within 30 days following the mailing of the Phase I Default Contribution Notice (the "Phase I Default Contribution Date"), any one or more of the Phase I Non-Defaulting Partners may pay some or all of the Phase I Default Amount.

                 (ii) In the event that more than one Phase I Non-Defaulting Partner elects to contribute a Phase I Default Amount so that the aggregate amount to be contributed by the Phase I Non-Defaulting Partners would exceed the full Phase I Default Amount, each of such Phase I Non-Defaulting Partners shall be entitled to contribute a portion of the Phase I Default Amount that is equal to such Phase I Non-Defaulting Partner's Percentage Interest divided by the Percentage Interests of all Phase I Non-Defaulting Partners electing to contribute such Phase I Default Amount.

                 (iii) The amount contributed pursuant to this Phase I Default Contribution Procedure (as determined at the date 30 days after the Phase I Default Contribution Date) (the "Phase I Default Contribution Procedure Termination Date") shall constitute an amount (the "Preferred Amount") allocated appropriately among the Phase I Non-Defaulting Partners, effective as of the Phase I Default Contribution Procedure Termination Date and such Preferred Amount shall be appropriately credited to the Capital Accounts of such Phase I Non-Defaulting Partners.

                 (iv) The Preferred Amount of each such Partner shall thereafter be (A) increased on the first day of each quarter by the appropriate Quarterly Preferred Return (as hereinafter defined) and (B) reduced by all distributions (as hereinafter defined) made to each such Partner, and by capital contributions made as contemplated by paragraph
         (vii) below. On the first day of each month of each year, each Phase I Non-Defaulting Partner having a positive Preferred Amount ("Preferred Partner") shall be entitled to receive, out of cash distributions which would otherwise be made to the Phase I Defaulting Partners pursuant to
         Article 5 ("Distributions"), an amount equal to the balance of such Preferred Amount.

                 (v) The "Quarterly Preferred Return" shall, for the date of determination, be equal to the product of (A) the Appropriate
         Preferred Rate, and (B) such Phase I Non-Defaulting Partner's average daily balance in the Preferred Amount for the quarter preceding the Quarterly Payment Date at issue. The "Appropriate Preferred Rate" shall be (I) 5% with respect to capital contributions related to acquisitions of assets that had been voted for by the Phase I Defaulting Partner's Group, (II) 3% with respect to capital contributions related to all other acquisitions of assets, and (III) 6.25% with respect all other capital contributions. A capital contribution shall be classified under clause (III) unless it is specifically identified as relating to an acquisition of assets prior to the time that the vote of the Partnership Committee is taken with respect to such capital contribution. If more than one Quarterly Preferred Return applies to a Preferred Amount of a Preferred Partner, the Preferred Amount balances will be accounted for separately and any gross income allocations pursuant to clause (vi) of this Section 4.4(c) and any distributions pursuant to clause (vii) of this Section 4.4(c) shall be applied first to the oldest Preferred Amount account.

                 (vi) Subject to Section 5.1(b) and the minimum gain provisions of Section 5.1(c), the Partnership's gross income for any fiscal quarter otherwise distributable to each Phase I Defaulting Partner shall first be allocated to the Preferred Partners until the cumulative amount allocated to each such Preferred Partner for all periods under this paragraph is equal to the cumulative amount of Quarterly Preferred Return of such Preferred Partner for all periods.

                 (vii) The Phase I Defaulting Partners may, at any time, contribute cash to the Partnership in an amount equal to all or any part of the aggregate Preferred Amount, which cash shall be promptly distributed to the Preferred Partners in full or partial satisfaction of their respective Preferred Amounts.

                 (viii) On the Phase II Contribution Date, the balance of the Preferred Amount of each Partner shall be converted into Common Capital and such Partner's Preferred Amount shall be reduced to zero; provided, however, that if (i) the Preferred

         Amount of a Preferred Partner, exceeds (ii) the amount credited to such Preferred Partner's Capital Account in respect of such Preferred Amount, then such Preferred Partner may elect instead to have the amount described in clause (ii) of this provision converted into Common Capital and to continue to have the Partnership's gross income for any fiscal quarter otherwise distributable to the Phase I Defaulting Partners allocated first to such Preferred Partner until the amount so allocated is equal to the amount of such excess. The Preferred Amounts outstanding immediately prior to any such conversion shall be taken into account in determining the Partner's Percentage Interest on and after the Phase II Contribution Date, as provided in Section 4.9.

         (d) Defaults On or After Phase II Contribution Date. In the event that at any time on or after the Phase II Contribution Date, a Partner fails to make a required capital contribution on or prior to the expiration of 15 days after the Due Date thereof (a "Defaulting Partner"), any one or more of the other Partners, who are not members of the Defaulting Partner's Group (the "Non-Defaulting Partners"), within 30 days following the mailing of notice from the Partnership that payment from the Defaulting Partner has not been made, may pay some or all of the contribution which the Defaulting Partner failed to make to the capital of the Partnership (a "Default Amount"). In the event that more than one Non-Defaulting Partner elects to contribute a Default Amount so that the aggregate amount to be contributed by Non-Defaulting Partners would exceed the full Default Amount, each of such Non-Defaulting Partners shall be entitled to contribute a portion of the Default Amount that is equal to such Non-Defaulting Partner's Percentage Interest divided by the Percentage Interests of all Non-Defaulting Partners electing to contribute such Default Amount. Thereafter, to the extent that such Default Amount remains unpaid and the Partnership shall not have funded such Default Amount through a subsequent capital call, the Defaulting Partner shall have the right to contribute such unpaid portion of such Default Amount and have such previously unpaid Default Amount credited to its Capital Account; provided that such contribution is accompanied by the payment of a fee in an amount equal to the interest that would have accrued on the unpaid portion of such Default Amount from the Due Date to the date of such payment, calculated at a per annum rate of the Prime Rate plus 2% (a "Default Fee"), which Default Fee shall not be credited to the Partner's Capital Account, but shall be treated as income and allocated among the Partners proportionately in accordance with their Percentage Interests.

         (e)  If the Defaulting Partner fails to contribute a Default Amount
(or a Phase I Default Amount) which relates to a Defaulted Contribution and such Default Amount (or Phase I Default Amount) has not been paid in full by one or more of the Non-Defaulting Partners (or Phase I Non-Defaulting Partners), the Non-Defaulting Partner or Partners (or Phase I Non-Defaulting Partner or Partners) may by a vote of the Members representing Groups who held a majority of the Percentage Interests of the Non-Defaulting Partners (or Phase I Non-Defaulting Partners), elect to cause the Partnership to initiate and maintain an action against the Defaulting Partner (or Phase I Defaulting Partner) for such unpaid Defaulted Contribution (or Phase I Default Contribution) and to pursue any available remedy, including but not limited to seeking payment by the Defaulting Partner (or Phase I Defaulting Partner) of such Default Amount (or Phase I Default Amount) or the unpaid portion thereof and damages incurred by the Partnership in connection therewith. The Defaulting Partner's (or Phase I Defaulting Partner's) Capital Account shall be increased by an amount equal to that portion of the Default Amount (or Phase I Default Amount) recovered in any action maintained in accordance with the immediately preceding sentence. The costs of any action commenced by the Partnership pursuant to this Section 4.4(c) shall be paid by the Partnership and shall be reimbursed by the Defaulting Partner (or the Phase I Defaulting Partner) to the Partnership and to the extent not paid will be deducted from such Defaulting Partner's (or Phase I Defaulting Partner's) Capital Account and Closing Adjusted Capital

Contributions or Phase II Adjusted Capital Contributions, as the case may be.

         4.5. Partner Obligations. If upon liquidation of its interest in the Partnership or upon liquidation of the Partnership within the meaning of Income Tax Regulations section 1.704-1(b)(2)(ii)(g) any Partner has a deficit balance in its Capital Account after taking into account Capital Account adjustments for the Partnership taxable year during which liquidation occurs, such Partner shall be unconditionally obligated to restore only that portion of such deficit balance caused by distributions in kind pursuant to Section 8.5(a)(i), (ii) or
(iii) hereof, and such Partner shall restore such portion by making a cash contribution to the Partnership by the end of such taxable year (or, if later, 90 days after the date of such liquidation), which amount shall, upon liquidation of the Partnership, be paid to creditors of the Partnership or distributed to other Partners in accordance with their positive Capital Account balances.

         4.6. Withdrawals of Capital Accounts. No Partner shall be entitled to withdraw any amount from its Capital Account prior to dissolution of the Partnership.

         4.7. Interest on Capital Accounts. No interest or compensation shall be paid on or with respect to the Capital Account or capital contributions of any of the Partners, except as otherwise expressly provided herein.

         4.8. Revaluation of Partnership Assets.

         (a) The assets of the Partnership shall be revalued in accordance with
Section 4.10 to their then Fair Market Values as of the date of and immediately prior to (i) the acquisition of an additional interest in the Partnership (including adjustments to Percentage Interests arising as a result of a failure of any Partner to make a required capital contribution pursuant to Section 4.4 hereof) by any new or existing Partner in exchange for more than a de minimis capital contribution to the Partnership, (ii) the distribution by the Partnership of more than a de minimis amount of property as consideration for a redemption of a portion (but not all) of a Partner's interest in the Partnership, (iii) the contribution of the Phase II Assets and Scheduled Phase II Related Assets to the capital of the Partnership on the Phase II Contribution Date, (iv) the contribution of the PCS Assets to the capital of the Partnership on the PCS Contribution Date, (v) on the New Par Determination Date if the New Par Determination Date occurs after the Phase II Contribution Date, (vi) any capital contribution by either the ATI Group or the USW Group pursuant to
Section 4.3 and (vii) the liquidation of a Partner's entire interest in the Partnership, or immediately prior to the distribution of Partnership assets in liquidation of the Partnership within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(g); provided, however, that no revaluation shall occur if the Partnership Committee by Supermajority Vote reasonably determines that a revaluation would not materially affect the Capital Accounts of the Partners or that the cost of such revaluation would be disproportionate to any benefit to be derived by the Partners from such revaluation.

         (b) Immediately prior to the distribution of any asset by the Partnership, the Partnership Committee shall revalue such asset to its then Fair Market Value as determined in accordance with Section 4.10.

         (c) Any Revaluation Gain or Revaluation Loss arising from a revaluation of any Partnership asset pursuant to this Section 4.8 shall respectively be credited to or debited from the Partners' Capital Accounts in accordance with
Article 5 hereof.

         4.9. Redetermination of Percentage Interests. The respective Percentage Interests of each of the Partners shall be redetermined (i) on the Phase II Contribution Date; (ii) on the New Par Determination Date; (iii) on the PCS Contribution Date, and (iv) immediately after any event

(after the Phase II Contribution Date) giving rise to a change in any Partner's Closing Adjusted Capital Contributions, or Phase II Adjusted Capital Contributions, as the case may be. If a Partner is both a General Partner and a Limited Partner, such adjustment shall be made to the Percentage Interests of such Partner as both a General Partner and a Limited Partner pro rata in proportion to such interests. Appropriate adjustments shall be made to take into account any Noncontributed Assets.

         (a) On the Phase II Contribution Date. The Percentage Interest of each Partner on the Phase II Contribution Date shall be the quotient obtained by dividing (i) such Partner's Closing Adjusted Capital Contributions as of the Phase II Contribution Date by (ii) the aggregate Closing Adjusted Capital Contributions as of the Phase II Contribution Date for all Partners. For purposes of this determination "Closing Adjusted Capital Contributions" shall mean, for each Partner, the sum of (i) such Partner's Applicable Phase II Closing Contributions, plus (ii) the balance of the Preferred Amount of the Capital Account of such Partner immediately prior to the Phase II Contribution Date, if any, plus (iii) the cumulative amount of such Partner's Other Contributions, plus (iv) such Partner's share of the cumulative amount of Adjusted Revaluation Gain with respect to Other Contributions, less (v) such Partner's share of the cumulative amount of Adjusted Revaluation Loss with respect to Other Contributions. "Closing Adjusted Capital Contributions" shall also be reduced by (or, if appropriate, shall not include) the amount of cash and the Fair Market Value of any property (determined in accordance with Section
4.10 as of the date of distribution) distributed by the Partnership to such Partner in redemption of a portion (but not all) of such Partner's interest in the Partnership (including any distribution pursuant to Section 5.2(d) hereof).

         (b) After the Phase II Contribution Date. The Percentage Interest of each Partner after the Phase II Contribution Date shall be redetermined after any event giving rise to a change in any Partner's Phase II Adjusted Capital Contributions (including the New Par Determination Date) and, in each case, shall be the quotient obtained by dividing (I) such Partner's Phase II Adjusted Capital Contributions by (II) the aggregate Phase II Adjusted Capital Contributions of all Partners. For purposes of this determination, "Phase II Adjusted Capital Contributions" shall mean, for each Partner, the sum of (i) such Partner's Applicable Phase II Closing Contributions, plus (ii) the balance of the Preferred Amount of the Capital Account of such Partner immediately prior to the Phase II Contribution Date, if any, plus (iii) the cumulative amount of such Partner's Other Contributions, plus (iv) such Partner's share of the cumulative amount of any Applicable Phase II Asset Pool Revaluation Gain with respect to the Phase II Assets, the Scheduled Phase II Related Assets, the New Par Assets and the Scheduled New Par Related Asset, plus (v) such Partner's share of the cumulative amount of Adjusted Revaluation Gain with respect to Other Contributions, plus (vi) 7.5% of the cumulative amount of such Partner's Make-Up Contributions which relate to another Partner's Defaulted Contributions, less (vii) such Partner's share of the cumulative amount of Applicable Phase II Asset Pool Revaluation Loss with respect to the Phase II Assets, the Scheduled Phase II Related Assets, the New Par Assets and the Scheduled New Par Related Asset, less (viii) such Partner's share of the cumulative amount of Adjusted Revaluation Loss with respect to Other Contributions, less (ix) 7.5% of such Partner's Defaulted Contributions. "Phase II Adjusted Capital Contributions" shall also be reduced by (or, if appropriate, shall not include) the amount of cash and the Fair Market Value of any property (determined in accordance with Section 4.10 as of the date of distribution) distributed by the Partnership to such Partner in redemption of a portion (but not all) of such Partner's interest in the Partnership (including any distribution pursuant to Section 5.2(d) hereof).

         4.10. Determination of Fair Market or Private Market Values. The Fair Market Value or Private Market Value as required herein, as of the date of determination, of any asset shall be determined (a) by mutual agreement of the Representative Partners or (b) if no such agreement is reached within ten days of the relevant date of determination, as follows:

                  (i) Selection of Appraisers. Each of (A) the Partner who is either contributing an asset to the Partnership, receiving an asset from the Partnership or transferring an asset which is being valued hereunder (or, if there is no such Partner, the ATI RP) (the "Asset Partner") and (B) the other Representative Partners shall designate by written notice to the Partnership and each Representative Partner a firm of recognized national standing familiar with appraisal techniques applicable to assets of the type being evaluated to serve as an Appraiser pursuant to this Section 4.10 (the firms designated by the Asset Partner and the other Representative Partners being referred to herein as the "First Appraiser" and the "Second Appraiser," respectively) within five business days after the failure to reach agreement in accordance with the terms of clause (a) above. In the event that either the Asset Partner or the other Representative Partners fail to designate its or their Appraiser within the foregoing time period, the other shall have the right to designate such Appraiser by notifying the failing party or parties in writing of such designation (and the Appraiser so designated shall be the First Appraiser or the Second Appraiser, as the case may be).

                  (ii) Evaluation Procedures. Each Appraiser shall be directed to determine the Fair Market Value or Private Market Value, as the case may be, of the asset. Each Appraiser will also be directed to deliver an Appraiser's Certificate to each Representative Partner on or before the 30th day after their respective designation (the "Certificate Date"), upon the conclusion of its evaluation, and each Appraiser's Certificate once delivered may not be retracted or modified in any respect. Each Appraiser will keep confidential all information disclosed by the Partnership in the course of conducting its evaluation, and, to that end, will execute such customary documentation as the Partnership may reasonably request with respect to such confidentiality obligation. The Representative Partners will cooperate in causing the Partnership to provide each Appraiser with such information within the Partnership's possession that may be reasonably requested in writing by the Appraiser for purposes of its evaluation hereunder. The Appraisers shall consult with each other in the course of conducting their respective evaluations. Each Representative Partner shall have full access to each Appraiser's work papers. Each Appraiser will be directed to comply with the provisions of this Section 4.10, and to that end each party will provide to its respective Appraiser a complete and correct copy of this Section 4.10 (and the definitions of capitalized terms used in this Section 4.10 that are defined elsewhere in this Agreement).

                  (iii) Fair Market or Private Market Value Determination. The Fair Market Value or Private Market Value, as the case may be, of any asset shall be determined on the basis of the Appraisers' Certificates in accordance with the provisions of this subparagraph (iii). The higher of the values set forth on the Appraisers' Certificates is hereinafter referred to as the "Higher Value" and the lower of such values is hereinafter referred to as the "Lower Value." If the Higher Value is not more than 110% of the Lower Value, the Fair Market Value or Private Market Value, as the case may be, will be the arithmetic average of such two Values. If the Higher Value is more than 110% of the Lower Value, a third appraiser shall be selected in accordance with the provisions of subparagraph (iv) below, and the Fair Market Value or Private Market Value, as the case may be, will be determined in accordance with the provisions of subparagraph (v) below.

                  (iv) Selection of and Procedure for Third Appraiser. If the Higher Value is more than 110% of the Lower Value, within seven days thereafter the First Appraiser and the Second Appraiser shall agree upon and jointly designate a third firm of recognized national standing familiar with appraisal techniques applicable to assets of the type being evaluated to serve as an appraiser pursuant to this Section 4.10 (the "Third Appraiser"), by written notice to each Representative Partner. The Representative Partners shall direct the Third Appraiser to determine the Fair Market Value or Private Market Value, as the case may be, of the asset (the "Third Value") in accordance with the provisions of subparagraph (ii) above, and to deliver to the Representative Partners an Appraiser's Certificate on or before the 30th day after the designation of such Appraiser hereunder. The Third Appraiser will be directed to comply with the provisions of this
         Section 4.10, and to that end the parties will provide to the Third Appraiser a complete and correct copy of this Section 4.10 (and the definitions of capitalized terms used in this Section 4.10 that are defined elsewhere in this Agreement).

                  (v) Alternative Determination of Fair Market Value. Upon the delivery of the Appraiser's Certificate of the Third Appraiser, the Fair Market Value or Private Market Value, as the case may be, will be determined as provided in this subparagraph (v). The Fair Market Value or Private Market Value, as the case may be, will be (w) the Lower Value, if the Third Value is less than the Lower Value, (x) the Higher Value, if the Third Value is greater than the Higher Value, (y) the arithmetic average of the Third Value and the other Value (Lower or Higher) that is closer to the Third Value if the Third Value falls within the range between (and including) the Lower Value and the Higher Value and (z) the Third Value, if the Lower Value and the Higher Value are equally close to the Third Value.

                  (vi) Costs.

                  (A) Except as provided in paragraph (B) below, each of the Asset Partner and the other Representative Partners will bear the cost of the Appraiser designated by it or on its behalf. If the Higher Value is not more than 115% of the Lower Value, or if the Higher Value and the Lower Value are equally close to the Third Value, each of the Asset Partner and the other Representative Partners shall bear 50% of the cost of the Third Appraiser, if any; otherwise, the party whose Appraiser's determination of Fair Market Value or Private Market Value, as the case may be, is further away from the Third Value shall bear the entire cost of the Third Appraiser.

                  (B) Notwithstanding anything contained herein to the contrary, if the revaluation occurs in connection with a Defaulting Partner's failure to contribute a Default Amount (and provided that there is not more than one Defaulting Group), the Representative Partner of the Defaulting Group shall bear the entire cost of all of the Appraisers

                  (C) The Representative Partners agree to pay when due the fees and expenses of the Appraisers in accordance with the foregoing provisions.

                  (vii) Conclusive Determination. To the fullest extent provided by law, the determination of the Fair Market Value or

         Private Market Value, as the case may be, made pursuant to this Section
         4.10 shall be final and binding on the Partnership and the Partners hereto, and such determination shall not be appealable to or reviewable by any court or arbitrator; provided that the foregoing shall not limit a Partner's rights to seek arbitration of the obligations of the other Partners and the Partnership hereunder.


                                   ARTICLE 5

                         ALLOCATIONS AND DISTRIBUTIONS

         5.1. Profits and Losses. Except as provided in Section 4.4(c) hereof, a Partner's distributive share of income, gain, loss, deduction or credit (or items thereof) as shown on the annual federal income tax return prepared by the Partnership's accountants or as finally determined by the Internal Revenue Service or the courts, and as modified by the capital accounting rules of section 704(b) of the Code and the Income Tax Regulations thereunder as implemented by Section 4.1 hereof, as applicable, shall be determined as provided in this Article 5.

         (a) Except as otherwise provided in this Section 5.1, profits and losses of the Partnership shall be allocated among the Partners proportionately in accordance with their Percentage Interests.

         (b) Solely for tax purposes, in determining each Partner's allocable share of the taxable income or loss of the Partnership, depreciation, depletion, amortization and gain or loss with respect to any contributed property, or with respect to revalued property where Partnership property is revalued pursuant to
Section 4.8 hereof, shall be allocated to the Partners under any method allowable under section 704(c) of the Code and the applicable Income Tax Regulations thereunder. The Partnership Committee shall decide which such method shall be utilized by the Partnership with respect to its property; provided, however, that if the Partnership Committee fails to act in a timely manner, the Partnership shall utilize the method set forth in section 1.704- 3(c) of the Income Tax Regulations (the traditional method with curative allocations).

         (c) Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Article 5, if there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (as such terms are defined in sections 1.704-2(b) and 1.704-2(i)(2), respectively, of the Income Tax Regulations) during a Partnership taxable year, then each Partner shall be allocated items of Partnership income and gain for such year (and, if necessary, for subsequent years), to the extent required by, and in the manner provided in, section 1.704-2 of the Income Tax Regulations.

         This provision is intended to be a "minimum gain chargeback" within the meaning of sections 1.704-2(f) and 1.704-2(i)(4) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

         (d) Qualified Income Offset. Subject to the provisions of Section 5.1(c), but otherwise notwithstanding anything to the contrary in this Article 5, if any Partner's capital account has a deficit balance in excess of such Partner's obligation to restore its capital account balance, computed in accordance with the rules of paragraph (b)(2)(ii)(d) of section 1.704-1 of the Income Tax Regulations (including such Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain as provided in section 1.704-2(g) and 2(i)(5) of the Income Tax Regulations), then sufficient amounts of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) shall be allocated to such Partner in an amount and manner sufficient to eliminate such deficit as quickly as possible. This provision is intended to be a "qualified income offset" within the meaning of section

1.704-1(b)(2)(ii)(d) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

         (e) Subject to the provisions of section 704(c) of the Code and Sections 5.1(b) through (d) hereof, gain recognized (or deemed recognized under the provisions hereof) upon the sale or other disposition of Partnership property, which is treated as depreciation recapture, shall be allocated to the Partner who was entitled to deduct such depreciation.

         (f) Except as otherwise provided in Section 5.1(k), if and to the extent any Partner is deemed to recognize income as a result of any loans described herein pursuant to the rules of section 1272, 1273, 1274, 7872 or 482 of the Code, or any similar provision now or hereafter in effect, or any other item of imputed income, any corresponding resulting deduction of the Partnership shall be allocated to the Partner who is charged with the income. Subject to the provisions of section 704(c) of the Code and Sections 5.1(b) through (d) hereof, if and to the extent the Partnership is deemed to recognize income as a result of any loans described herein pursuant to the rules of section 1272, 1273, 1274, 7872 or 482 of the Code, any similar provision now or hereafter in effect, or any other item of imputed income, or as a result of any payment to the Partnership pursuant to Article 8 of the Organization Agreement such income shall be allocated to the Partner who is entitled to any corresponding resulting deduction or adjustment.

         (g) Organizational Expenses of the Partnership, if contributed by a Partner, shall be allocated to such Partner.

         (h) Except as otherwise required by law, tax credits shall be allocated among the Partners pro rata in accordance with the manner in which Partnership profits are allocated to the Partners under this Article 5, as of the time the credit property is placed in service or if no property is involved, as of the time the credit is earned. Recapture of any tax credit required by the Code shall be allocated to the Partners in the same proportion in which such tax credit was allocated.

         (i) Except as provided in Sections 5.1(f) and (h) hereof or as otherwise required by law, if the Partnership Interests of the Partners are changed herein during any taxable year, all items to be allocated to the Partners for such entire taxable year shall be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change according to the number of days in each such portion, and the items so allocated for each such portion shall be allocated to the Partners in the manner in which such items are allocated as provided in this Article 5 during each such portion of the taxable year in question; provided that, if the transferor and the transferee of an interest in the Partnership (i) shall both have given the Partnership written notice within 15 days of the end of such taxable year of the Partnership stating their agreement that such division and allocation shall be made on some other basis permitted by Code section 706(d) and (ii) shall have agreed to reimburse the Partnership for any incremental accounting fees and other expenses incurred by the Partnership in utilizing such other basis for such division and allocation, then such other basis permitted by Code section 706(d) shall be used.

         (j) Any special allocation of income or gain pursuant to Section 5.1(c) or 5.1(d) hereof shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article 5 so that the net amount of all such allocations to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article 5 if such special allocations of income or gain under
Section 5.1(c) or 5.1(d) hereof had not occurred.

         (k) Losses.

         (i) Items of deduction and loss attributable to recourse liabilities of the Partnership (within the meaning of section 1.752-1(a)(1) of the Income Tax Regulations but excluding Partner nonrecourse debt within the meaning of section 1.704-2(b)(4) of the Income Tax Regulations) shall be allocated among the Partners in accordance with the ratio in which the Partners share the economic risk of loss (within the meaning of section 1.752-2 of the Income Tax Regulations) for such liabilities.

         (ii) Items of deduction and loss attributable to Partner nonrecourse debt within the meaning of section 1.704-2(b)(4) of the Income Tax Regulations shall be allocated to the Partners bearing the economic risk of loss with respect to such debt in accordance with section 1.704-2(i) of the Income Tax Regulations.

         (iii) Items of deduction and loss attributable to Partnership nonrecourse liabilities within the meaning of section 1.704- 2(b)(1) of the Income Tax Regulations shall be allocated among the Partners proportionately in accordance with their Percentage Interests.

         (iv) Subject to the provisions of Section 5.1(n), all other items of operating net loss ("Net Loss") shall be allocated among the Partners, proportionately in accordance with their Percentage Interests, except that Net Loss shall not be allocated to any Partner to the extent it would create a deficit balance in excess of such Partner's obligation to restore its capital account balance, computed in accordance with the rules of Section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations (including such Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain as provided in section 1.704-2(g) and 2(i)(5) of the Income Tax Regulations) and taking into account any contributions, distributions, allocations and other Capital Account adjustments related to any Preferred Amount. Any Net Loss which cannot be allocated to a Partner because of the limitation set forth in the previous sentence shall be allocated first to the other Partners to the extent such other Partners would not be subject to such limitation and second any remaining amount to the Partners in the manner required by the Code and the Income Tax Regulations.

         (l) Subject to the provisions of Sections 5.1(c) through (k) and
Section 4.4(c), items of income and gain shall be allocated to the Partners in the following priority:

                  (i) First, if allocations of Net Loss have been made to the Partners under Section 5.1(k)(iv), then in the amount of, and proportionate to, the amount of such Net Loss.

                  (ii) Second, to those Partners who have had items of loss or deduction allocated to them under section 5.1(k)(i), in the amount of, and proportionate to, the amount of such items of loss or deduction.

                  (iii) Thereafter, the balance among the Partners in proportion to their respective Percentage Interests.

         (m) Notwithstanding Section 5.1(l), but otherwise subject to the provisions of Section 5.1(c) through (k), on any date after the Phase II Contribution Date, gain which is recognized (or deemed to be recognized) upon the sale, exchange or other disposition of any asset of the Partnership or of any partnership in which the Partnership holds an interest (whether directly or indirectly) or upon the dissolution of the Partnership or any Partnership in which the Partnership holds an interest (whether directly or indirectly) shall be allocated in the following order:

                  (i) First, to the Partners having deficit balances in their Capital Accounts (computed after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation or dissolution occurs and including each Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain (as such terms are defined in Sections 1.704-2(g) and 1.704-2(i)(5) of the Income Tax Regulations)), to the extent of, and in proportion to, those deficits; and

                  (ii) Second, one hundred percent (100%) to the USW Group until the Base Account is zero.

                  (iii) Thereafter, the balance among the Partners in proportion to their respective Percentage Interests.

         (n) Notwithstanding Section 5.1(k)(iv), but otherwise subject to the provisions of Section 5.1(c) through (k), on any date after the Phase II Contribution Date, loss which is recognized (or deemed to be recognized) upon the sale, exchange or other disposition of any asset of the Partnership or of any partnership in which the Partnership holds an interest (whether directly or indirectly) or upon the dissolution of the Partnership or any Partnership in which the Partnership holds an interest (whether directly or indirectly) shall be allocated in the following order:

                  (i) First, one hundred percent (100%) to the ATI Group until the Base Account is zero.

                  (ii) Thereafter, the balance among the Partners in proportion to their respective Percentage Interests.

         5.2. Distributions.

         (a) Subject to Section 4.4(c), as promptly as practicable after the end of each month, but in no event later than the end of the following month, all Net Operating Available Cash of the Partnership (as determined based on the Partnership financial statements for such month) shall be distributed to the Partners. Other distributions, whether in cash or in kind, shall be made to the Partners at such times and in such amounts as shall be determined by Supermajority Vote of the Partnership Committee. The amount of any in-kind distribution shall be the distributed property's then Fair Market Value. The Partnership shall take all reasonable actions to cause each Owned System to distribute all Net Operating Available Cash of such Owned System on a monthly basis, to the extent permissible under the governing documents for such Owned Systems.

         (b) Except as provided in Sections 5.2(c) or (d), distributions shall be made among the Partners in accordance with their respective Percentage Interests at the time of such distribution.

         (c) Upon liquidation of the Partnership, within the meaning of Income Tax Regulations section 1.704-1(b)(2)(ii)(g), distributions shall be made among the Partners as provided in Section 4.4(d) and Section 8.3.

         (d) (i) If upon the liquidation of Primeco in accordance with Article 10 of the Primeco Agreement, the Partnership receives as a part of a liquidating distribution the assets, liabilities and business operations of any Special System (as defined in the Primeco Agreement), then the Partnership Committee may elect, at any time within a six-month period commencing upon the Partnership's receipt of such liquidating distribution, to distribute the assets, liabilities and business operations of such Special System ("Special System Assets") among the Partner(s) that had previously made a capital contribution to the Partnership pursuant to Section 4.2(f) of a SLP Interest with respect to such Special System (the "Contributing Partners").

                  (ii) The Fair Market Value of the Special System Assets distributed pursuant to this Section 5.2(d) shall be deemed to be equal to the product of (x) the Fair Market Value of the SLP Interests with respect to such Special System at the time of their contribution to the Partnership by the Contributing Partners, multiplied by (y) 100% divided by the aggregate SLP Percentage Interests (as defined in the Primeco Agreement) represented by such SLP Interests.

                  (iii) Any such distribution of Special System Assets shall be made among the Contributing Partners pro rata in proportion to the SLP Percentage Interests associated with the SLP Interests contributed to the Partnership by each Contributing Partner.

                  (iv) At the election of the Partnership Committee, the Contributing Partners receiving a distribution of Special System Assets pursuant to this Section 5.2(d) shall cause the related Special System to enter into a License Agreement and Services Agreement with the Partnership.

         (e) Except as otherwise provided herein, all allocations hereunder to a Group and all distributions hereunder to a Group shall be made among or between the Partners of such Group pro rata in proportion to their respective Percentage Interests. Notwithstanding the foregoing, to the extent not inconsistent with Income Tax Regulations section 1.704-1(b) and the provisions of Article 10, Percentage Interests of Partners of a Group may be allocated among the Partners of such Group as those Partners may agree as among themselves.

         (f) Any other provision of this Agreement to the contrary notwithstanding, no distribution shall be made by the Partnership, or on behalf of the Partnership which would violate Section 17-607(a) of the Act or which would render the Partnership insolvent or which is prohibited by the terms of any Partnership indebtedness.

                                   ARTICLE 6

                      TAX MATTERS AND REPORTS; ACCOUNTING

         6.1. Filing of Tax Returns. The Tax Matters Partner shall prepare and file, or cause the accountants of the Partnership to prepare and file, all Tax Returns for each tax year of the Partnership.

         6.2.  Tax Matters Partner.

         (a)  The Tax Matters Partner of the Partnership within the meaning of section 6231(a)(7) of the Code shall be the ATI RP. Unless otherwise expressly provided herein, the Tax Matters Partner is authorized to take any action that it determines to be necessary or appropriate with respect to all tax matters.

         (b) The Tax Matters Partner shall promptly advise the other Partners of all audits or other actions by the Internal Revenue Service and shall furnish to the Partnership and to each Partner a copy of each notice or other communication received by the Tax Matters Partner from the Internal Revenue Service except such notice or communication sent directly to the Partners by the Internal Revenue Service. All expenses incurred by the Tax Matters Partner in its capacity as such shall be expenses of the Partnership and shall be paid by the Partnership.

         (c) To the fullest extent permitted by law, the Partnership shall indemnify Partners on an after-tax basis against any liabilities incurred while acting as the Tax Matters Partner of the Partnership but only to the extent such Partner acts within the scope of its authority as Tax Matters Partner under this Agreement. The Tax Matters Partner shall not be indemnified against any liability regarding Partnership tax matters arising by reason of the willful misconduct, bad faith, gross negligence or reckless disregard of the duties of the Tax Matters Partner.

         6.3. Tax Reports to Current and Former Partners. After the end of each fiscal year, the Tax Matters Partner shall, in a timely manner, prepare and mail, or cause its accountants to prepare and mail, to each Partner and, to the extent necessary, to each former Partner (or its legal representatives), a report setting forth in sufficient detail such information as is required to be furnished to partners by law (e.g., section 6031(b) of the Code and Income Tax Regulations thereunder) and as shall enable such Partner or former Partner (or its legal representatives) to prepare their respective federal and state income tax or informational returns in accordance with the laws, rules and regulations then prevailing.

         6.4. Accounting Records; Independent Audit. Complete books and records accurately reflecting the accounts, business, transactions and partners of the Partnership and each System in which it has an interest shall be maintained and kept by the Partnership at the Partnership's principal place of business. The accounting records of the Partnership shall be maintained to assure preparation of the financial statements in accordance with GAAP. The accounting records of the Partnership shall be audited by certified public accountants selected by the Partnership Committee and shall contain proportional accounting information with respect to the Partnership's interest in any Owned System.

         6.5. Fiscal Year. Except as may otherwise be required by the federal tax laws, the fiscal year of the Partnership for both financial and tax reporting purposes shall end on December 31.

         6.6. Tax Accounting Method. The books and accounts of the Partnership shall be maintained using the accrual method of accounting for tax purposes. Those documents relating to allocations of items of partnership income, gain, loss, deduction or credit and Capital Accounts shall be kept under federal income tax accounting principles as provided herein.

         6.7. Withholding. Notwithstanding any other provision of this Agreement, the Tax Matters Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any Federal, state and local withholding requirement with respect to any allocation, payment or distribution by the Partnership to any Partner or other Person. All amounts withheld to satisfy any Federal, state or local withholding requirement with respect to a Partner shall be treated as distributions to such Partner. If any such withholding requirement with respect to any Partner exceeds the amount distributable to such Partner under this Agreement, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Partner, such Partner and any successor or assignee with respect to such Partner's interest in the Partnership hereby, to the fullest extent permitted by law, indemnifies and agrees to hold harmless the Partners and the Partnership for such excess amount or such withholding requirement, as the case may be.

          6.8. Tax Elections.

          (a) The Partnership shall elect for federal income tax purposes to amortize the Organizational Expenses.

          (b) Upon the request of a transferee of a Partnership Interest or a distributee of a Partnership distribution, the Partnership will make the election under section 754 of the Code in accordance with applicable Income Tax Regulations thereunder for the first fiscal year in which such election could apply, unless the Tax Matters Partner agrees at the time for filing the Partnership tax information return not to make such election. The Partnership may seek to revoke such election (if made) if agreed to by the Tax Matters Partner.

         (c) In addition to the foregoing, the Tax Matters Partner shall, in its sole discretion, determine whether to make any other available tax elections and select any other appropriate tax accounting methods and conventions for any purpose under this Agreement.

         6.9. Prior Tax Information. Each Partner agrees to deliver to the Partnership all relevant information regarding Taxes that the Partnership will require in order to comply with its own tax accounting and reporting requirements, including without limitation schedules setting forth the fair market value and tax basis of each asset that may from time to time be contributed by a Partner to the Partnership; provided, however, that no Partner shall be required to disclose the income tax returns of itself or any of its Affiliates.


                                   ARTICLE 7

              INDEMNIFICATION AND EXCULPATION; CERTAIN AGREEMENTS

         7.1. Indemnification of the Partners. The Partnership shall indemnify and hold harmless the Representative Partners, the Members, the Partners and their Affiliates, and their respective partners, shareholders, directors, officers, employees and agents and/or the legal representatives of any of them, and each other Person who may incur liability as a Partner or otherwise in connection with the management or ownership of the Partnership, any entity in which the Partnership has an interest or any Licensed System (each, an "Indemnified Party"), against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him or it in connection with the investigation, defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which any Indemnified Party may be involved or with which he or it may be threatened, while a Partner or serving in such other capacity or thereafter, by reason of its being or having been a Partner, or by serving in such other capacity, except with respect to any matter which constitutes willful misconduct, bad faith, gross negligence or reckless disregard of the duties of his office, or criminal intent. The Partnership shall have the right to approve any counsel selected by any Indemnified Party and to approve the terms of any proposed settlement. The Partnership shall advance to any Indemnified Party or Partner reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Partner hereby agrees, and each other Indemnified Party shall agree in writing prior to any such advancement, that in the event he or it receives any such advance, such Indemnified Party shall reimburse the Partnership for such fees, costs and expenses to the extent that it shall be determined that he or it was not entitled to indemnification under this Section. The rights accruing to a Partner and each other Indemnified Party under this
Section 7.1 shall not exclude any other right to which it or they may be lawfully entitled; provided that any right of indemnity or reimbursement granted in this Section 7.1 or to which any Indemnified Party may be otherwise entitled may only be satisfied out of the assets of the Partnership, and no Partner and no withdrawn Partner shall be personally liable with respect to any such claim for indemnity or reimbursement. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7.1 shall not be construed so as to provide for the indemnification of a Partner or any other Indemnified Party for any liability to the extent (but only to the extent) that (a) such liability arises out of a Partner's or any Indemnified Party's indemnification obligations under Article 8 of the Organization Agreement or (b) such indemnification would be in violation of applicable law or such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 7.1 to the fullest extent permitted by law.

         7.2. Exculpation. Any Representative Partner, any Member, any Partnership employee, any Partner and any Affiliate thereof and their respective partners, shareholders, directors, officers, employees, or agents and/or the legal representatives of any of them shall not be liable to any Partner or the Partnership for mistakes of judgment or for action or inaction which such Member, Partner, Affiliate, partner, shareholder, director, officer, employee, agent or legal representative reasonably believed to be in or not opposed to the best interests of Partnership unless such action or inaction constitutes willful misconduct, bad faith, gross negligence or reckless disregard of his or its duties and, with respect to any criminal action, such party reasonably believes his conduct was lawful. Each Partner may (on its own behalf or on the behalf of any Member designated by such Partner, any Affiliates of such Partner or their respective partners, shareholders, directors, officers, employees or agents and/or legal representatives of any of them), consult with counsel, accountants and other experts in respect of the Partnership affairs and such Person shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel, accountants or other experts; provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this
Section 7.2 shall not be construed so as to relieve (or attempt to relieve) a Partner or any other Person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 7.2 to the fullest extent permitted by law.

         7.3. Restrictions on Partners. No Partner may, without the prior written consent of all of the other Partners:

                  (a) confess a judgment against the Partnership;

                  (b) make any agreement on behalf of any other Partner, except to the extent that a Representative Partner may, under the terms of this Agreement, bind the members of the Group that he represents;

                  (c) except to the extent permitted by Article 8 hereof, withdraw as a Partner, dissolve, terminate, liquidate or wind up the affairs of the Partnership; or

                  (d) use or possess Partnership property except for a Partnership purpose, except as provided under contractual arrangement.

         7.4. Outside Activities.

         (a) Except as otherwise expressly provided in this Section 7.4, any Partner or Affiliate thereof may engage in or possess any interest in any other business venture of any nature independently or with others, and neither the Partnership nor any other Partner shall have any right by virtue of this Agreement in or to such venture or in or to any income or profits derived therefrom.

         (b) (i) Except for Systems (or licenses or permits therefor) acquired in accordance with this Section 7.4, no Partner or any Affiliate thereof may, directly or indirectly, acquire an ownership interest in, or lease, any System (or license or permit therefor) unless such Partner first shall have (A) offered the Partnership the opportunity to acquire such ownership or other interest or
(B) if the opportunity involves the acquisition of an additional ownership interest in any Phase II Asset or Beneficial Phase II Asset pursuant to a right of first refusal or similar right, offered to acquire such additional ownership interests and contribute them to the Partnership on the Phase II Contribution Date (such additional ownership interests which the Partnership agrees will be contributed to the Partnership, the "Phase II Related Assets"). Any such offer by a Partner to the Partnership of an opportunity to acquire an ownership interest in, or lease, a System (or license or permit therefor) shall be made in writing, delivered to the Partnership and each Representative Partner, and shall set forth a general description of such opportunity. A Partner shall be required to make such an offer to the Partnership promptly upon becoming aware of any such opportunity. A Partner will be deemed to have complied with this subsection (b) and shall be free to pursue such acquisition unless within 30 days from the date of delivery of such notice (or, in the case of an opportunity that would expire in a shorter period, such shorter period), the Partnership Committee approves a plan to pursue either (A) the acquisition of such ownership or other interest by the Partnership or the acquisition of an additional ownership interest in Phase II Related Assets or Beneficial Phase II Assets for purposes of their contribution to the Partnership as described above (by vote of the Members representing Groups holding a majority of the Percentage Interests of Groups without regard to the Percentage Interest of such Partner's Group) or (B) the acquisition of an alternative ownership interest in any System (or license or permit therefor) with a substantially overlapping service coverage area. If the Partnership declines any such opportunity or if the Partnership subsequently abandons the acquisition of such opportunity, the offering Partner (or the members of any Group that voted to approve the Partnership's acquisition of such opportunity) shall be free to pursue such opportunity, subject to the condition that (A) an acquisition of such opportunity shall be consummated within one year from the date notice of such opportunity under this Section 7.4(b) is delivered to the Partnership (subject to extension if and to the extent necessary to any required regulatory approvals) and (B) such System at the time of such consummation shall enter into a License Agreement and Services Agreement with the Partnership.

         (c) No Partner will, and each Partner will not permit any Affiliate to, directly or indirectly, engage in the business of providing Domestic PCS, Cellular or ESMR Services outside the Partnership.

         (d) Nothing contained in this Section 7.4 shall prohibit or otherwise restrict:

                  (i) the provision by a Partner or its Affiliates of Cellular Service through Systems to the extent that such Partner or its Affiliates were providing such service through such Systems on the Effective Date, and as long as such Partner shall comply with its obligations to contribute the Phase II Assets and Beneficial Phase II Assets to the Partnership in accordance with the terms hereof and the Organization Agreement;

                  (ii) the provision by a Partner or its Affiliates of Cellular, ESMR or PCS Services through Systems acquired in accordance with
         Section 7.4(b);

                  (iii) the provision by a Partner or its Affiliates of PCS Services through Systems acquired in accordance with Section 5.2(d).

                  (iv) the acquisition by PCS Nucleus, L.P. (through PCS Primeco or otherwise) of PCS Systems (or licenses or permits therefor) or the provision of PCS Service by such Systems prior to the PCS Contribution Date;

                  (v) the acquisition by any Partner of SLP Interests in PCS Primeco, as long as such Partner shall comply with its obligation to contribute such SLP Interests to the Partnership pursuant to Section 4.2(f).

                  (vi) the acquisition by the ATI Group from a Partner of Systems (or licenses or permits therefor) or the provision of Cellular, ESMR or PCS Services by such Systems;

                  (vii) the acquisition of an ownership interest by a LEC Affiliate of USW, if permitted under applicable law, in a PCS System having 10 MHz of PCS spectrum (and a 10 MHz license or permit therefor), or the provision of PCS Service by such PCS System, in each case, substantially within the local-exchange market of such LEC Affiliate; provided that if, at any time, the continued ownership, operation or management of such PCS System would result in any material restrictions being imposed by any court, governmental agency or regulatory or administrative authority on the then existing or planned activities or acquisitions of the Partnership (other than the acquisition by the Partnership of a PCS System having 10 MHz of PCS spectrum in the markets served by USW's Phase II Assets as of the Effective Date) as contemplated by an Approved Budget, an Approved Business Plan or other action of the Partnership, then such LEC Affiliate will divest as promptly as possible in compliance with applicable law, or cease to operate or manage, any such System (or license or permit therefor), or take such other action as is necessary (in the determination of the Partnership Committee) to remove such restrictions;

                  (viii) the ownership or other participation of ATI or any Affiliate thereof in the Globalstar satellite communications venture, or the ownership or other participation of USW or its Affiliates in any satellite communications venture that would not be competitive with services provided by Systems, or the provision of wireless communications services by Globalstar or such other ventures; provided that, in either case, the Partnership shall be entitled to purchase wireless communications services from Globalstar or such other venture at prices and on terms no less favorable than those offered to any third party (for like volumes and types of service);

                  (ix) the acquisition, ownership, operation or management by ATI or any Affiliate thereof of an MFJ Restricted Activity; provided that the Partnership shall have an option (exercisable for a period of 90 days from the date such activity or business ceases to be an MFJ Restricted Activity) to acquire the MFJ Restricted Activity from ATI or such Affiliate at a purchase price equal to the Private Market Value thereof determined in accordance with Section 4.10;

                  (x) the acquisition by ATI or any Affiliate thereof of ownership interests in CCI or New Par, a Delaware general partnership, as long as ATI shall comply with its obligation to contribute the New Par Assets to the Partnership in accordance with the terms hereof and the Organization Agreement;

                  (xi) the acquisition by ATI or any Affiliate thereof of ownership interests in Systems (or licenses or permits therefor) as a result of distributions from CMT Partners, a Delaware general partnership, as long as ATI shall comply with its obligation to contribute such Systems to the Partnership in accordance with the terms hereof and the Organization Agreement;

                  (xii) the provision of Cellular Service by Systems which are Noncontributed Assets pursuant to a License Agreement and Services Agreement with the Partnership;

                  (xiii) the acquisition (through merger, consolidation, purchase of stock or assets, or otherwise) of an ownership interest of less than 5% in a Person, which owns or leases Systems, or provides Cellular, ESMR or PCS Services (directly or indirectly through an Affiliate that is controlled by such Person) so long as such services account for less than 20% of both (A) the revenues of such Person as set forth in the most recent available audited financial statements of such Person as of the date of execution of the definitive agreement providing for such acquisition, and (B) the value of such Person (as determined in good faith by the acquiring Partner or Affiliate); provided that, if the Partnership Committee (by vote of the Members representing Groups other than the Group of the acquiring Partner) shall determine, in its sole discretion, that the acquired business would be reasonably expected to compete with or to conflict with the existing or planned activities or acquisitions of the Partnership (as contemplated by an Approved Budget, an Approved Business Plan or other action of the Partnership Committee), or result in any material restrictions being imposed on such existing or planned activities or acquisitions by any court, governmental agency or regulatory or administrative authority, the Partner and its Affiliates shall promptly, but in any event within 30 days, divest such ownership interest, or take such other action as is necessary (in the determination of the Partnership Committee) to eliminate such competition or conflict, or remove such restrictions; and

                  (xiv) the acquisition (through merger, consolidation, purchase of stock or assets, or otherwise) of a Person, or an interest in a Person, which owns or leases Systems, or provides Cellular, ESMR or PCS Services (directly or indirectly through an Affiliate that is controlled by such Person) so long as such services account for less than 20% of both (A) the revenues of such Person as set forth in the most recent available audited financial statements of such Person as of the date of execution of the definitive agreement providing for such acquisition, and (B) the value of such Person (as determined in good faith by the acquiring Partner or Affiliate), provided, that if the Partnership Committee (by vote of Members representing Groups other than the Group of the acquiring Partner) shall determine, in its sole discretion, that the acquired business would be reasonably expected to compete with or to conflict with the existing or planned activities or acquisitions of the Partnership (as contemplated by an Approved Budget, an Approved Business Plan or other action of the Partnership Committee), or result in any material restrictions being imposed on such existing or planned activities or acquisitions by any court, governmental agency, regulatory or administrative authority, the Partner and its Affiliates shall enter into a definitive agreement to sell the Cellular, ESMR and PCS Systems to a third person not later than the consummation of the acquisition by the Partner or its Affiliates of the Person and shall consummate such sale of the Cellular, ESMR and PCS Systems not later than 90 days after consummation of such acquisition.

         (e) Each Partner shall use its reasonable efforts to cause each of its Attributed Entities to abide by the restrictions contained in this Section 7.4 and to comply with the terms set forth herein.

         (f) This Agreement shall not be deemed to create any duties other than as expressly provided for herein or imposed by applicable law, nor shall its existence be deemed to alter the legal duties and obligations that any Partner or any Affiliate has to the other Partners or their Affiliates as to matters outside the scope of the Agreement, including, without limitation, those concerning the terms and conditions of interconnection services. Each of the Partners and its Affiliates acknowledge their respective right to compete vigorously with the other Partners and their Affiliates in markets or areas in which they are otherwise competitors in the offering of telecommunications services.

         (g) Each Partner (whether or not such Partner shall have withdrawn as a General Partner from the Partnership in violation of Section 8.1) shall remain subject to the provisions of this Section 7.4 for a period of one year from the date such Partner and its Affiliates cease to have aggregate General Partner and Limited Partner Percentage Interests equal to or exceeding 5%. If a General Partner withdraws from the Partnership in violation of Section 8.1, then the Limited Partner Percentage Interest of such Partner, for purposes of this
Section 7.4(g), shall be deemed to be increased by the General Partner Percentage Interest of such Partner at the time of such withdrawal.

         7.5. Duties of Partners. The fiduciary duties of Partners or Members of the Partnership Committee shall not restrict any Partner or Affiliate or any Member of the Partnership Committee from:

                 (a)  engaging in conduct permitted by Section 7.4(a);

                 (b) taking any action in any capacity other than that of a Partner or Member of the Partnership Committee, respectively; or

                 (c) acting to prevent the Partnership from engaging in an activity that is outside the scope of the Partnership Business;

whether or not such Partner, Affiliate or Member of the Partnership Committee is motivated in whole or in part by a desire to further the interests of a Person other than the Partnership.


                                   ARTICLE 8

                          TERMINATION AND DISSOLUTION

         8.1.  Events of Dissolution.

         (a) The Partnership shall be dissolved upon (i) expiration of the term of the Partnership specified in Section 1.6 hereof, (ii) the Bankruptcy of a General Partner under the circumstances described in Section 8.2(b), (iii) the withdrawal of a General Partner, the filing of a certificate of dissolution, or its equivalent, for a General Partner or the revocation of its charter and the expiration of 90 days after the date of notice to a General Partner of revocation without a reinstatement of its charter, or the occurrence of any other event that results in a General Partner ceasing to be a general partner of the Partnership as required under the Act; provided that the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this clause (iii) if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership without dissolution, or (B) within 90 days after the occurrence of such event, a majority in interest of the remaining Partners (or such greater percentage in interest as is required by the Act) agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional general partners of the Partnership, (iv) the transfer or sale of all or substantially all of the assets of the Partnership, (v) the entry of a decree of judicial dissolution pursuant to Section 17-802 of the Act,
(vi) the unanimous written consent of the Partners, and (vii) the termination of the Organization Agreement in accordance with the provisions of Article 7 thereof.

         (b) Without the unanimous written consent of the Partners, each Partner agrees not to withdraw as a Partner or do anything that would otherwise dissolve the Partnership (except as permitted by the terms of Article 10). Notwithstanding the foregoing, if a General Partner withdraws from the Partnership, upon such withdrawal, (i) the general partner interests in the Partnership of such Partner shall automatically be deemed to become limited partner interests in the Partnership and (ii) such Partner shall have no right to participate in the management of the Partnership Business and affairs of the Partnership, including the right to designate a Representative Partner, Members of the Partnership Committee or Executive Officers.

         8.2. Bankruptcy of a General Partner.

         (a) If the Bankruptcy of a General Partner occurs and at such time there is at least one other General Partner, such remaining General Partner or General Partners are hereby authorized and shall carry on the business of the Partnership without dissolution, and the Partnership Interests of the General Partner in Bankruptcy (the "Bankrupt Partner") shall automatically be deemed to become limited partner interests in the Partnership, and such Bankrupt Partner shall cease to be a General Partner and continue to be, or become, a Limited Partner having (i) no right to participate in the management of the Partnership Business and affairs of the Partnership, including no right to designate a Representative Partner, Members to the Partnership Committee or any Executive Officers, and (ii) the same interest in all items of income, gain, loss, deduction or credit of the Partnership to the same extent as if such Bankruptcy had not occurred. The Partnership shall continue to be governed by the terms of this Agreement, the Partnership Business and the property of the Partnership shall continue to be owned by the Partnership, and the Partnership Business shall otherwise continue unaffected by such Bankruptcy. Upon the occurrence of the Bankruptcy of any General Partner, (i) the Bankrupt Partner and the other Partners shall execute such documents as may be necessary or appropriate to carry out the provisions of this Section 8.2 and (ii) the other Partners are, without necessity of any further action or documentation, hereby appointed attorneys-in-fact of the Bankrupt Partner for the purpose of carrying out the provisions of this Section 8.2 and taking any action and executing any documents which such Partners may deem necessary or advisable to accomplish the purposes hereof, such appointment being irrevocable and coupled with an interest.

         (b) If the Bankruptcy of a General Partner occurs and at such time the Bankrupt Partner is the only General Partner, the Partnership shall be dissolved unless within 90 days after such Bankruptcy occurs, the other Partners agree in writing to continue the business of the Partnership and to appoint, effective as of the date of such Bankruptcy, one or more additional General Partners. In the event that the other Partners make such an election, the Partnership Business shall be carried on by such newly appointed General Partner(s) and the Bankrupt Partner shall have its general partnership interest in the Partnership converted into a limited partner interest in the Partnership and continue to be, or become, a Limited Partner subject to the provisions of Section 8.2.

         (c) In the event any General Partner shall become a "debtor" as defined in the Bankruptcy Code in any case commenced thereunder and at any time during the pendency of such case there shall be appointed (i) a trustee with respect to the Bankrupt Partner under section 701, 702 or 1104 of the Bankruptcy Code (or any successor provisions thereto), or (ii) an examiner having expanded powers beyond those specifically enumerated in section 1104(b) of the Bankruptcy Code, then the other Partners may, at any time thereafter, so long as such condition exists, elect to dissolve the Partnership, in which event the affairs of the Partnership shall be wound up as provided in this Article 8.

         8.3. Order of Dissolution. In settling accounts upon winding up and liquidation of the Partnership, the assets of the Partnership shall be applied and distributed as expeditiously as possible in the following order not later than the end of the taxable year of the liquidation (i.e., the date upon which the Partnership ceases to be a going concern as provided in

Income Tax Regulation section 1.704-1(b)(2)(ii)(g) or if later, within 90 days after the date of such liquidation):

                  (a) to pay (or make reasonable provision for the payment of) all creditors of the Partnership, including to the extent permitted by law Partners or their Affiliates who are creditors, in satisfaction of liabilities of the Partnership in the order of priority provided by law, including expenses relating to the dissolution and winding up of the affairs of the Partnership (including, without limitation, expenses of selling assets of the Partnership, discharging the liabilities of the Partnership, distributing the assets of the Partnership and terminating the Partnership as a limited partnership in accordance with this Agreement and the Act);

                  (b) to Preferred Partners, if applicable, in proportion to their respective Preferred Amounts, the amount of such Preferred Amounts; and

                  (c) to the Partners in proportion to their respective positive Capital Account balances, as those balances are determined after all adjustments to such Capital Accounts as required by this Agreement for all periods immediately prior to such distribution.

         8.4. Orderly Winding Up. Notwithstanding anything to the contrary in Sections 8.1, 8.2 and 8.3, but subject to Section 8.5 and the order of priority in Section 8.3, upon winding up and liquidation, if required to maximize the proceeds of liquidation, the Partnership Committee may, upon unanimous approval, transfer the assets of the Partnership to a liquidating trustee or trustees.

         8.5. Dissolution Election.

         (a) Notwithstanding the terms of Section 8.3(c) to the contrary, but subject to Section 17-804(a)(1) of the Act and, if applicable, the provisions of
Section 8.3(b) hereof, any Partner may elect upon the occurrence of any of the events of dissolution specified in Section 8.1, by written notice to the Partnership any time prior to actual distribution, to require that the Partnership distribute the assets of the Partnership upon dissolution and winding up as follows:

                  (i) First, the ATI Group shall receive the Phase II Assets contributed by the ATI Group;

                  (ii) Second, the USW Group shall receive the Phase II Assets contributed by the USW Group;

                  (iii) Third, prior to the Phase II Contribution Date, the ATI Group shall receive all of the non-cash assets (other than Systems) of the Partnership;

                  (iv) Fourth, the Partners shall attempt to reach agreement on the Fair Market Value and distribution among the Partners of each of the remaining non-cash assets of the Partnership and liabilities related thereto, subject always to distributions being made first to Preferred Partners in accordance with the terms of Section 8.3(b), if applicable, and in accordance with Capital Accounts as provided in
         Section 8.3(c), with such distributed assets being valued at their Fair Market Value. To the extent that the Partners are unable to reach agreement on the Fair Market Value and distribution among the Partners of certain of such non-cash assets and liabilities, the Chairman of the Partnership Committee not later than 20 days after an event of dissolution set forth in Section 8.1 shall implement the following internal auction procedures. For a period of up to ten days, the Chairman shall entertain any and all bids by the Partners for such non-cash assets and related liabilities, either singly (a "Single Bid") or as a whole (an "Aggregate Bid"). The Chairman will only entertain bids which exceed the previous Single Bid for any non-cash asset and related liabilities or the previous Aggregate Bid for all such non-cash assets and related liabilities by at least one percent (a "Qualifying Bid"). The Chairman will promptly make each bid submitted by any Partner available to each other Partner. If during any 24-hour period within the ten-day period specified above, the Chairman does not receive a Qualifying Single Bid with respect to any non-cash asset or related liabilities or a Qualifying Aggregate Bid, the Chairman shall not entertain any further Single Bids with respect to such non-cash asset or any further Aggregate Bids, as the case may be. At the conclusion of such bidding period, the highest Single Bid by any Partner for each non-cash asset and related liabilities or, if an Aggregate Bid for all such non-cash assets and related liabilities which exceeds the sum of the Single Bids is received, such Aggregate Bid, shall constitute the Fair Market Value of such non-cash assets and related liabilities. The Partnership shall thereafter (I) pay any amounts referred to in Section 8.3(a) (except to the extent any such liabilities are to be assumed by any Partner), (II) distribute to each Preferred Partner an amount equal to such Partner's Preferred Amount, (III) distribute the non-cash assets and liabilities valued pursuant to the previous sentence shall be distributed to the Partner who specified the highest Fair Market Value therefor (which shall be debited against its Capital Account balance), and (IV) distribute the remaining non-cash assets, if any, and liabilities in the manner agreed upon by the Partners; provided that if the distributions pursuant to this sentence would result in any Partner receiving more than its positive Capital Account balance, determined after taking into account distributions required by clauses (i) and
         (ii) of this Section 8.5(a) and any deficit restoration obligation arising under Section 4.5 as a result of such distributions (an "Excess Distribution"), assets with a Fair Market Value equal to the Excess Distribution shall instead be distributed among the other Partners in accordance with Capital Account balances (such assets as selected by such other Partners) and immediately thereafter sold for cash to the Partner who would have otherwise received the Excess Distribution in the absence of this proviso, which cash shall be paid simultaneously with the liquidating distributions; and

                  (v) All other remaining assets shall be distributed to the Partners in accordance with Section 8.3(c) hereof.

In the event of a distribution pursuant to this Section 8.5(a), the value of any assets distributed to the Partners shall be equal to their Fair Market Value determined in accordance with Section 4.10.

         (b) Notwithstanding the foregoing, in the event that the distribution of an asset of the Partnership to any Partner upon liquidation (whether pursuant to clause (a) of this Section 8.5 of otherwise) would cause such Partner to have a deficit restoration obligation under the terms of Section 4.5 hereof, such Partner may elect by written notice to the Partnership at any time prior to actual distribution, to require the Partnership Committee either (i) to use its best efforts to reduce such asset to cash or cash equivalents, subject to obtaining fair value for such asset and any tax or other legal considerations or
(ii) cause such asset to be distributed in accordance with Section 8.3(b) hereof.

         8.6. Obligation To Restore Deficit Balance. No Partner shall be liable for the return of the capital contributions of any other Partner, nor shall any Partner be required to have any obligation to restore a deficit balance in its Capital Account on winding up, liquidation and termination of the Partnership except to the extent of any obligation specifically imposed under Section 5 hereof and except to the extent required by the Act.

         8.7. Termination of Partnership. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in Article 8, and the Certificate of Limited Partner of the Partnership shall be canceled in the manner required by the Act.


                                   ARTICLE 9

                        ADMISSION OF ADDITIONAL PARTNERS

         9.1. Admission Procedures. With the approval of the Partnership Committee pursuant to Section 2.4(c), the Partnership may admit additional Persons as a General Partner or a Limited Partner subject to the condition that the proposed Additional Partner shall execute and deliver to the Partnership an agreement by which it (i) shall become a party to this Agreement and (ii) shall make representations and warranties to the Partnership with respect to itself substantially similar to those set forth in the Organization Agreement and relating to such additional matters as the Partnership Committee may request.

         9.2. Designation as a Group. Any Person admitted as both an Additional General Partner and an Additional Limited Partner pursuant to Section 9.1, together with any Affiliates of such Person concurrently admitted as Additional Partners, that is designated by the Partnership Committee pursuant to Section 2.4(c) as a Group upon admission shall be entitled to designate a Representative Partner and Members of the Partnership Committee.


                                   ARTICLE 10

                      TRANSFER OR ENCUMBRANCE OF INTEREST

         10.1. Restriction on Transfer or Encumbrance. No Partner may assign, sell, transfer or otherwise dispose of (any such transaction being referred to in this Article 10 as a "transfer"), pledge, hypothecate, grant a security interest in or otherwise encumber, its Partnership Interest, except (i) to ATI or any Affiliate thereof in connection with an investment by such Partner in ATI, (ii) pursuant to the Agreement of Exchange, (iii) pursuant to Section 10.9 and the Trust Agreement of Exchange, (iv) pursuant to Article 11 hereto, or (v) otherwise in accordance with the terms of this Article 10.

         10.2. Transfer of Partnership Interest to a Wholly Owned Affiliate.

         (a) Any Partner may, without the consent of the other Partners, transfer ownership of all or any part of its Partnership Interest to a Wholly Owned Affiliate (any Affiliate to which a transfer is permitted under this Section 10.2 being referred to herein as an "Affiliate Transferee"). An Affiliate Transferee shall be admitted as both a Substitute General Partner and a Substitute Limited Partner at the time such Affiliate Transferee executes (i) this Agreement or a counterpart to this Agreement, which evidences such Affiliate Transferee's agreement to be bound by the terms and conditions of this Agreement, (ii) an investment agreement with ATI substantially in the form of the Investment Agreement and (iii) an agreement of exchange with ATI substantially in the form of the Agreement of Exchange.

         (b) A transfer of less than all of a Partner's Partnership Interest (a "Partial Interest") pursuant to this Section 10.2 shall be deemed to constitute a transfer of both the General Partner and Limited Partner Percentage Interests of such Partner pro rata in proportion to the portion of such Partner's entire Partnership Interest transferred.

         10.3. Transfer of Partnership Interest Other Than to a Wholly Owned Affiliates. Subject to the terms of this Section 10.3, from and after the earlier of (i) July 25, 1999 and (ii) the third anniversary of the Phase II Contribution Date, any Partner may transfer ownership of all or, prior to July 25, 2004, any portion of the Partnership Interest of such Partner to any Person; provided that prior to the Phase II Contribution Date, a Partner may transfer all or any portion of its Partnership Interest only as part of a transfer of all of its Wireless Assets.

         (a) In the event that any Partner has received a bona fide written offer, which such Partner (the "Transferring Partner") is willing to accept, to sell all or any portion of its interest in the Partnership or all of its Wireless Assets, as the case may be (the "Transferred Interest"), to any Person who is financially and professionally qualified to carry out the terms and intent of this Agreement, the Transferring Partner shall deliver a written notice (the "Transfer Notice") to each of the other Partners other than any Partner who is a member of the Group of the Transferring Partner (the "Non-Transferring Partners") stating its intent to sell the Transferred Interest. The Transfer Notice shall (i) specify the purchase price for the Transferred Interest, (ii) identify the proposed purchaser of the Transferred Interest (iii) specify the date scheduled for the transfer (which date shall not be less than 120 days from the date the Transfer Notice is delivered) and (iv) contain a statement that the offer has been accepted pending compliance with the right of first refusal set forth herein and receipt of required regulatory and other approvals, and shall have attached thereto a copy of the written offer containing all of the terms and conditions on which the Transferred Interest is to be sold.

         (b) The Non-Transferring Partners shall have the option to purchase all (but not less than all) of the Transferred Interest on terms and conditions substantially the same in all material respects as, and at the same price, set forth in the written offer delivered pursuant to Section 10.3(a) above; provided that if such terms and conditions include any non-cash assets or any non-financial requirements which would be impracticable for the Non-Transferring Partners to satisfy, then the Non-Transferring Partners shall not be required to satisfy such terms, conditions and requirements and the purchase price for the Transferred Interest will be equal to the Fair Market Value of the Transferred Interest (determined in accordance with Section 4.10) in cash.

         (c) Each of the Non-Transferring Partners shall initially be entitled to purchase that fraction of the Transferred Interest equal to its Percentage Interest divided by the Percentage Interests of all of the Non-Transferring Partners. If any of the Non-Transferring Partners declines to exercise its right to purchase the Transferred Interest hereunder, the other Non-Transferring Partners electing to exercise that right shall be entitled to purchase that portion of the Transferred Interest that has been declined by the other Non-Transferring Partners in amounts determined pursuant to reapplication of the principles set forth in the immediately preceding sentence, excluding from consideration the Percentage Interests of any declining Non-Transferring Partner. Each Non-Transferring Partner shall notify the Partnership and each of the other Partners of its intention to exercise or not to exercise its purchase rights hereunder within 30 days of receipt by it of a Transfer Notice. The President shall thereupon notify each of the Partners of the elections made by each of the Non-Transferring Partners. Subsequent written notifications, if necessary, of such exercising Non-Transferring Partners' elections with respect to that portion of the Transferred Interest which has been declined by any Non-Transferring Partner shall be required within ten days after receipt by the exercising Non-Transferring Partners of such notifications by the President. No portion of a Transferred Interest may be purchased by any of the Non-Transferring Partners unless all the Transferred Interest is purchased by one or more Non-Transferring Partners. In the event that one or more of the Non-Transferring Partners shall have duly elected to purchase the Transferred Interest, the Non-Transferring Partners shall diligently pursue obtaining all regulatory approvals and use reasonable efforts to consummate the closing of the purchase of the Transferred Interest as soon as practicable and in any event within one year from receipt of the Transfer Notice; provided that, if such closing does not occur within such one-year period due to the failure of the Non-Transferring Partners to receive any material required regulatory approvals, the Non-Transferring Partners right to close such sale may be extended, at the option of any Non- Transferring Partner, until such regulatory approvals are received, but in no event for a period of greater than one year. During the period of any such extension, the purchase price payable by the Non-Transferring Partners for the Transferred Interest shall increase at a rate to be determined which shall be intended to compensate fairly the Transferring Partner. In the event of a failure of the Non-Transferring Partners to elect to purchase the Transferred Interest or to consummate such purchase in accordance herewith, the Transferring Partner will be free, at any time within 120 days from the date the Non-Transferring Partners elect not to exercise their purchase rights hereunder or from the date the time periods specified in this subsection (c) for such election have expired (in the case of a failure to elect to purchase) or one year from the expiration of the period set forth above to consummate a purchase (in the case of a failure to consummate a purchase), subject, in each such case, to extension for up to an additional one year to the extent necessary to receive any material required regulatory approvals, to consummate the sale of the Transferred Interest to the purchaser at a price and upon terms and conditions no more favorable to the purchaser than those specified in the Transfer Notice; provided that the purchaser shall assume the obligations of the Transferring Partner under this Agreement.

         (d) In connection with any such transfer, the transferee thereof shall be admitted as a Substitute Partner at the time such transferee executes (i) this Agreement or a counterpart to this Agreement which, subject to subsection
(e), evidences such transferee's agreement to be bound by the terms and conditions of this Agreement, (ii) an investment agreement with ATI substantially in the form of Exhibit B hereto and (iii) an agreement to exchange with ATI, substantially in the form of Exhibit C hereto (or Exhibit D hereto in the case of a transferee of a Partial Interest). The Transferring Partner shall not be relieved of any of its obligations under this Agreement arising prior to such transfer, to the extent such obligations shall not be discharged by the transferee, but the Transferring Partner shall be relieved of any obligations under this Agreement arising subsequent to such transfer. The Transferring Partner and the transferee shall execute such documents as the Non-Transferring Partners shall reasonably request to evidence the assumption and continuing obligations referred to in this Section 10.3.

         (e) A transferee of all of the Partnership Interests of a Group shall be admitted as both a Substitute General Partner and a Substitute Limited Partner; provided that a transferee of all the USW Group's Partnership Interests shall not be entitled to designate Executive Officers pursuant to Section 2.9(d) or to make capital contributions to the Partnership pursuant to Section 4.3. A transfer by a Partner of a Partial Interest pursuant to this Section 10.3 shall be deemed to constitute a transfer of both the General Partner and Limited Partner Percentage Interests of such Partner pro rata in proportion to the portion of such Partner's entire Partnership Interest transferred; provided that the transferee of a Partial Interest shall (i) be admitted only as a Substitute Limited Partner in the

Partnership and (ii) shall have no right to participate in the management of the Partnership Business and affairs of the Partnership, including no right to designate a Representative Partner, Members of the Partnership Committee or Executive Officers.

         (f) If members of the ATI Group and the USW Group are the only Partners, the Non-Transferring Partners shall be entitled to designate a third party to exercise its rights under this Section 10.3.

         (g) If at any time, the members of the USW Group cease to own in the aggregate at least 15% of the aggregate Percentage Interests (without giving effect to any dilution of ownership which results from the failure to contribute Noncontributed Assets), (i) such Group shall cease to be designated as a Group,
(ii) the interests in the Partnership of the members of such Group shall automatically be deemed to become limited partner interests in the Partnership and (iii) the members of such Group shall have no right to participate in the management of the Partnership Business and affairs of the Partnership, including no right to designate a Representative Partner, Members of the Partnership Committee or Executive Officers.

         (h) Each Partner shall cooperate, and shall in no way oppose, the closing of any transfer which is in compliance with this Article 10.

         10.4. Partnership's Redemption Option. If, at any time, the aggregate Percentage Interests of any Partner, together with the Wholly Owned Affiliates of such Partner, are less than 5%, the Partnership shall have the option to redeem the Partnership Interests of such Partner and its Wholly Owned Affiliates at a purchase price equal to the Fair Market Value of such Partnership Interest as determined pursuant to Section 4.10.

         10.5. Spin-off Not Deemed To Be a Transfer. A tax-free spin-off qualifying under Section 355 of the Code (a "Spin-off"), by the members of a Group to the shareholders of their publicly held Parent Entity, of an entity the assets of which include all, but not less than all, of such Group's Wireless Assets will not be deemed to be a transfer or Change in Ownership subject to the restrictions set forth in this Article 10 if the following conditions are satisfied.

                  (a) No more than 240 days nor less than 180 days prior to the Spin-off, the Representative Partner of the Group effecting the Spin-off shall provide the other Representative Partners with such information regarding the entity to be spun-off as the other Representative Partners shall reasonably request, provided that such information shall be promptly updated if the financial condition of the spun-off entity changes in any material respect after delivery of such information.

                  (b) The spun-off entity shall have the financial capacity to fund all projected capital contributions to the Partnership contemplated in the Approved Business Plan.

                  (c) Prior to the Spin-off, neither any member of the Group effecting the Spin-off or any Affiliate thereof nor the spun-off entity shall have entered into any agreement, or formulated any plan or intention, with respect to any merger or other business combination transaction involving the spun-off entity and a party other than ATI or an Affiliate thereof.

                  (d) If the Fair Market Value of the Wireless Assets (as determined in accordance with Section 4.10) is less than 50% of the Fair Market Value of the entity spun off, then the spun-off entity shall have all of the rights and obligations hereunder of the Group effecting the Spin-off.

                  (e) If the Fair Market Value of the Wireless Assets equals or exceeds 50% of the Fair Market Value of the entity spun off, then the spun-off entity shall have all of the rights and obligations hereunder of the Group effecting the Spin-off; provided that, in the event of a subsequent Change of Control of the spun-off entity, the spun-off entity shall have the same rights and obligations as an acquiror of all of the Partnership Interests of the Group effecting the Spin-off as provided in Section 10.3(d) and (e).

                  (f) If the Fair Market Value of the Wireless Assets equals or exceeds 75% of the Fair Market Value of the entity spun off, then, prior to consummating the Spin-off, the spun-off entity shall be required to have offered to ATI the opportunity to purchase the Wireless Assets at a purchase price equal to the Private Market Value thereof determined in accordance with Section 4.10, and if ATI accepts such offer, shall have entered into a definitive purchase agreement with ATI containing customary terms and conditions and subject to the approval of the spun-off entity's shareholders following the Spin-off.

                  (g) The spun-off entity, following the Spin-off, will retain all right, title and interest to all trade names or other intellectual property licensed to the Partnership by such Group.

                  (h) The spun-off entity shall have executed an investment agreement with ATI substantially in the form of the Investment Agreement and a agreement of exchange with ATI, substantially in the form of the Agreement of Exchange.

         10.6. Invalid Transfers Void. Any purported transfer of any Partnership Interest or any part thereof not in compliance with this Article 10 shall be void and of no force or effect and the transferring Partner shall be liable to the other Partners and the Partnership for all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys' fees and court costs) arising as a result of such noncomplying transfer.

         10.7. Change in Ownership.

         (a) For purposes of this Agreement, a "Change in Ownership" of a Partner shall be deemed to have occurred when (i) any Person, other than a publicly held Parent Entity of such Partner or a Wholly Owned Affiliate of such Parent Entity (an "Unaffiliated Entity"), shall acquire (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or series of related transactions), or otherwise beneficially own or control 50% or more of the outstanding Voting Stock of any Partner or any entity (other than the publicly held Parent Entity of such Partner) which, directly or indirectly, through the ownership of one or more majority-owned successive subsidiary entities, owns more than 50% of the outstanding Voting Stock in or controls such Partner (a "Control Entity"), (ii) an Unaffiliated Entity, or group of persons acting in concert therewith, shall acquire the power to direct or cause the direction of the management and policies of such Partner or a Control Entity thereof, or (iii) the publicly held Parent Entity of such Partner shall otherwise cease to beneficially own or control a majority of the outstanding Voting Stock of any Partner or a Control Entity thereof.

         (b) Any Change in Ownership of a Partner shall be deemed for all purposes hereof to be a proposed transfer of the Partnership Interest of such Partner and such Partnership Interest shall be deemed to be a Transferred Interest, the transfer of which shall be subject to all of the terms and conditions set forth in Sections 10.1 and 10.3 hereof, and the purchase price of which shall be the Fair Market Value of the Wireless Assets of the Partner experiencing a Change of Ownership. In the event that the Transferred Interest is not purchased pursuant to the preceding sentence, any Unaffiliated Entity effecting such Change in Ownership, shall, by a binding written instrument which shall be enforceable by the Partnership and the other Partners, assume all obligations and liabilities hereunder of the Partner which is the subject of such Change in Ownership.

         10.8. Change of Control - ATI.

         (a) From and after the Phase I Closing Date, if at any time there shall occur a Change of Control of ATI, then at any time within six months after the date of such Change of Control, the USW Group may by written notice delivered to ATI require ATI to purchase, and ATI shall purchase, in accordance with the provisions of this Section 10.8, all of the Wireless Assets of the USW Group (the "Put Interest") at a price (the "Put Price") equal to the Private Market Value thereof as determined in accordance with Section 4.10.

         (b) On or prior to January 25, 2009, if the shares of common stock of ATI are not then registered under Section 12(b) or 12(g) of the Exchange Act, or the common stock of ATI shall not then be broadly held and actively traded by public stockholders, the USW Group may notify ATI in writing that the USW Group may elect to require ATI to purchase the Put Interest as set forth below. If the USW Group shall have delivered the notice described in the preceding sentence, then at any time from and after July 25, 2009 to January 25, 2010, if either of the conditions specified in the preceding sentence have been in effect at any time within the two-year period immediately preceding July 25, 2009, the USW Group may by written notice delivered to ATI require ATI to purchase, and ATI shall purchase, in accordance with the provisions of this Section 10.8, the Put Interest at the Put Price.

         (c) Any purchase and sale of the Put Interest effected pursuant to this
Section 10.8 shall be consummated at a closing as promptly as practicable, but in any event no later than on the 120th day following the determination of the Put Price; provided that such period shall be extended for such period of time as shall be necessary in order to obtain requisite governmental or regulatory approvals with respect to such transaction if ATI has diligently pursued all necessary approvals and if the failure to obtain such approvals will have a material adverse effect on ATI. At such closing, ATI shall pay the USW Group the Put Price in cash or by delivery of notes (which provide for terms substantially similar to those set forth in Exhibit E) issued by ATI or the Partnership having a Fair Market Value equal to the Put Price (or any combination of cash and such notes), and the USW Group shall, pursuant to such instruments as may be reasonably requested by the ATI, deliver to ATI the Put Interest in appropriate form for transfer, free and clear of any lien or other encumbrance. In the event that the Put Price is paid in notes, the Fair Market Value of such notes shall be conclusively determined at least 10 days prior to the closing and in the manner set forth in Section 4.10.

         10.9. USW Option To Effect Exchange Into Trust. Upon the consummation of the first closing under the Trust Agreement of Exchange, the USW Group shall cease to be designated as a Group, the interests in the Partnership of the members of the USW Group shall automatically be deemed to become limited partner interests in the Partnership and the members of the USW Group shall have no further right to participate in the management of the Partnership Business and affairs of the Partnership, including no right to designate a Representative Partner, Members of the Partnership Committee or Executive Officers.

         10.10. Proportionate Transfer of PCS Interest. No Partner may effect a transfer of its interest in the Partnership without transferring a partnership interest in PCS Par representing the same proportion of its Percentage Interest in PCS Par as the proportion of the Percentage Interest in the Partnership being transferred, and any such attempted transfer shall be null and void and of no effect.


                                   ARTICLE 11

                              REGISTRATION RIGHTS

         11.1. Demand Registration Rights.

         (a) Notwithstanding anything in this Agreement to the contrary, at any time following the 15th anniversary of the Effective Date and prior to the 50th anniversary of the Effective Date, the Partnership shall, upon receipt of written notice from either the ATI RP or the USW RP (a "Demand Notice"), take such action as is reasonably necessary to cause the Partnership to be reconstituted into a corporation (the "Successor Company") organized under the laws of the State of Delaware, or any other jurisdiction selected by the Partnership, to convert the Partnership Interests into common stock of the Successor Company ("Common Shares") and to file a registration statement (a "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and under the securities or blue sky laws of any jurisdictions designated by such Representative Partner, with respect to Common Shares representing Partnership Interests constituting not less than 25% of the aggregate Partnership Interests held by the Group represented by such Representative Partner. The members of the USW and ATI Groups who receive Common Shares upon the conversion of their respective Partnership Interests are referred to herein as the "Original Stockholders."

         (b) Following the initial registration of Common Shares under the Securities Act, the Original Stockholders shall be entitled, from time to time, to make such further Demand Notices as are necessary to enable them to dispose of the entirety of the Common Shares issued upon the initial conversion of their respective Partnership Interests (the "Registrable Shares") and the Successor Company shall comply with such additional Demand Notices on the terms and conditions of this Article; provided that no Original Stockholder shall be entitled to make a Demand Notice (i) within 180 days after the last day of effectiveness of the most recent registration statement relating to a Demand Notice, or (ii) if the number of Demand Notices made by such Original Stockholder and its Affiliates would equal or exceed (x) the Fair Market Value of the Registrable Shares held by such Original Stockholder and its Affiliates on the date of the conversion, divided by (y) $750 million, rounded to the nearest whole number.

         (c) Any Persons requesting registration (the "Selling Parties") shall deliver a copy of a Demand Notice to the Partnership (or the Successor Company) and each Representative Partner (or Original Stockholder) that is not participating in the registration (the "Non-Selling Parties"). Each Demand Notice shall specify the amount of each Selling Party's Percentage Interest (or the number of Registrable Shares) that shall be included in the registration (the "Sale Interest"), and the proposed closing date for the offering (which date shall not be less than 120 days (in the case of the initial public offering of Common Shares) or 30 days (in the case of subsequent public offerings) from the date on which the Demand Notice is delivered). The Demand Notice shall be accompanied by a letter from an investment banking firm of national reputation, who shall be reasonably acceptable to the Partnership (or the Successor Company), stating the price (net of any underwriters' fees and commissions) at which such firm, in good faith, believes that, based on the then prevailing market conditions, it would be able to sell the Registrable Shares in a public offering (the "Proposed Offering Price"). With respect to the first Demand Notice delivered pursuant to this Article 11, the Proposed Offering Price may reflect an initial public offering discount, if appropriate. The Proposed Offering Price with respect to subsequent Demand Notices may assume that all Common Shares that were the subject of prior Demand Notices had been fully distributed to the public (regardless of whether the Non-Selling Parties had exercised their right of first offer with respect to such Common Shares pursuant to Section 11.1(d)) and may reflect the price that would otherwise be obtainable in the public market if such shares had been fully distributed (the difference between the Proposed Offering Price and such price that would otherwise be obtainable is referred to herein as a "Liquidity Adjustment"). If the Selling Parties and the Non-Selling Parties are unable to agree as to the amount of any such Liquidity Adjustment, the amount of such Liquidity Adjustment shall be determined pursuant to an appraisal process following the procedures set forth in Section 4.10.

         (d) The Non-Selling Parties shall have the option to purchase all (but not less than all) of the Sale Interest at a purchase price equal to the Proposed Offering Price, including any Liquidity Adjustment. Each of the Non-Selling Parties shall initially be entitled to purchase that fraction of the Sale Interest equal to its Percentage Interest (or percentage ownership interest in the Successor Company) divided by the Percentage Interests (or percentage ownership interests in the Successor Company) of all of the Non-Selling Parties. If any of the Non-Selling Parties declines to exercise its right to purchase the Sale Interest hereunder, the other Non-Selling Parties electing to exercise that right shall be entitled to purchase that portion of the Sale Interest that has been declined by the other Non-Selling Parties in amounts allocable determined pursuant to reapplication of the principles set forth in the immediately preceding sentence, excluding from consideration the Percentage Interests (or other ownership interests) of any declining Non-Selling Partner. Each Non-Selling Party shall notify the Partnership (or the Successor Company) of its intention to exercise or not to exercise its purchase rights hereunder within 30 days (in the case of the initial public offering of Common Shares) or 10 days (in the case of subsequent public offerings) after receipt by it of a Demand Notice. The President (or any equivalent officer of the Successor Company) shall thereupon notify each of the Representative Partners (or the Original Stockholders) of the elections made by each of the Non-Selling Parties. Subsequent written notifications, if necessary, of such exercising Non-Selling Parties elections with respect to that portion of the Sale Interest which has been declined by any Non-Selling Party shall be required within ten days (in the case of the initial public offering) or 5 days (in the case of subsequent public offerings) after receipt by the exercising Non-Selling Parties of such notifications by the President. No portion of a Sale Interest may be purchased by any of the Non-Selling Parties unless all of the Sale Interest is purchased by one or more Non-Selling Parties. In the event that one or more of the Non-Selling Parties shall have duly elected to purchase the Sale Interest, the closing of the purchase of the Sale Interest by such Non-Selling Parties shall take place within one year of the date of such election; provided that from and after the proposed closing date for the offering set forth in the Demand Notice, the purchase price payable by the Non-Selling Parties for the sale Interest shall increase at a per annum rate equal to the Prime Rate, compounded semi-annually. In the event of a failure of the Non-Selling Parties to elect to purchase the Sale Interest or to consummate such purchase in accordance herewith, the Selling Party will be free, at any time within 90 days from the date the Demand Notice is delivered (in the case of a failure to elect to purchase the Sale Interest) and 120 days (in the case of a failure to consummate such purchase within the one year period referred to above) subject to extension for up to an additional 60 days to the extent necessary to comply with applicable regulatory requirements, to consummate the sale of the Sale Interest at a price (net of underwriters fees and commissions) equal to or exceeding the Proposed Offering Price excluding any Liquidity Adjustment. If the sale of the Sale Interest is not completed within the foregoing periods or if market conditions cause the managing underwriter to reduce the proposed price per share to the public or the net proceeds to Selling Parties or otherwise to materially revise the terms set forth in the Demand Notice, the Selling Parties shall promptly so notify the Non-Selling Parties and the Non-Selling Parties shall again have a right of first offer with respect to the Sale

Interest, upon the revised terms, except that such new right must be exercised within three business days after such notification.

         (e) If members of the ATI and the USW Groups are the only Representative Partners (or Original Stockholders, as the case may be), a Non-Selling Party shall be entitled to designate a third party to exercise such Non-Selling Party's rights under this Section 11.1.

         (f) Upon receipt of a Demand Notice, the Partnership shall promptly use all reasonable efforts to cause the Partnership to be in a position to be reconstituted as a corporation and effect the registration of the Common Shares which are included in the Sale Interest in accordance with Section 11.3; provided that the Partnership shall not be required to consummate the reconstitution prior to the time the Registration Statement filed in accordance with Section 11.3(a) shall have become effective under the Securities Act.

         11.2. Successor Company Registration.

         (a) If the Successor Company shall determine to register any Common Shares either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Successor Company will:

                  (i) promptly give to each Original Stockholder written notice thereof; and

                  (ii) use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 11.2(b) below, and in any underwriting involved therein, all the Registrable Shares specified in a written request made by such Original Stockholder and received by the Successor Company within seven days after the written notice from the Successor Company described in clause (i) above is mailed or delivered by the Successor Company. Such written request may specify all or a part of such Original Stockholder's Registrable Shares.

         (b) If the registration of which the Successor Company gives notice is for a registered public offering involving an underwriting, the Successor Company shall so advise each Original Stockholder as a part of the written notice given pursuant to Section 11.2(a)(i). In such event, the right of each Original Stockholder to registration pursuant to this Section 11.2 shall be conditioned upon such Original Stockholder's participation in such underwriting and the inclusion of such Original Stockholder's Registrable Shares in the underwriting to the extent provided herein. The Original Stockholders shall (together with the Successor Company and the other holders of securities of the Successor Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriters selected by the Successor Company.

         Notwithstanding any other provision of this Section 11.2, if the representative of the underwriters advises the Successor Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all Registrable Shares from, or limit the number of Registrable Shares to be included in, the registration and underwriting. The Successor Company shall so advise the Original Stockholders, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to the Successor

Company for securities being sold for its own account and thereafter as set forth in Section 11.2(c).

         (c) In any circumstance in which all of the Registrable Shares and other Common Shares with registration rights (the "Other Shares") requested to be included in a registration on behalf of the Original Stockholders or other selling stockholders cannot be so included as a result of limitations of the aggregate number of Registrable Shares and Other Shares that may be so included, the number of Registrable Shares and Other Shares that may be so included shall be allocated among the Original Stockholders and other selling stockholders requesting inclusion of shares pro rata on the basis of the number of Registrable Shares and Other Shares that are held by the Original Stockholders and other selling stockholders; provided, however, that such allocation shall not operate to reduce the aggregate number of Registrable Shares and Other Shares to be included in such registration. If the Original Stockholders or other selling stockholders do not request inclusion of the maximum number of Registrable Shares and Other Shares allocated to them pursuant to the above-described procedure, the remaining portion of their allocation shall be reallocated among the Original Stockholders and other selling stockholders whose allocations did not satisfy their requests pro rata on the basis of the number of Registrable Shares and Other Shares which are held by the Original Stockholders and other selling stockholders, and this procedure shall be repeated until all of the Registrable Shares and Other Shares which may be included in the registration on behalf of the Original Stockholders and other selling stockholders have been so allocated.

         11.3. Registration Procedures. In the case of each registration involving Registrable Shares pursuant to this Article 11, the Partnership (or Successor Company) will:

                  (a) furnish to the Representative Partners or Original Stockholders participating in such registration (the "Participating Stockholders"), prior to the filing of a Registration Statement, copies of such Registration Statement as it is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents in such quantities as such Participating Stockholders reasonably may request from time to time in order to facilitate the disposition of such Registrable Shares;

                  (b) use all reasonable efforts to register or qualify the offer and sale of such Registrable Shares under such other securities or blue sky laws of such jurisdiction as the Participating Stockholders reasonably request and do any and all other acts and things as reasonably may be necessary or advisable to enable such Participating Stockholders to consummate the disposition in such jurisdictions of the Registrable Shares owned by such Participating Stockholders; provided that the Partnership (or Successor Company) will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (b), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

                  (c) use all reasonable efforts to cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership (or Successor Company) to enable the Participating Stockholders to consummate the disposition of such Registrable Shares;

                  (d) notify the Participating Stockholders at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement or amendment contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Partnership (or Successor Company) will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

                  (e) enter into customary agreements (including an underwriting agreement in customary form and an indemnification agreement with the Participating Stockholders in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Shares;

                  (f) make available for inspection by the Participating Stockholders participating in such registration, any underwriter participating in any disposition pursuant to such registration, and any attorney, accountant or other agent retained by such Participating Stockholders or any such underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Partnership (or Successor Company) (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Partnership (or Successor Company) to supply all information reasonably requested by any such Inspector in connection with such registration; provided that (i) Records and information obtained hereunder shall be used by such persons only to exercise their due diligence responsibility and (ii) Records or information which the Partnership (or Successor Company) determines, in good faith, to be confidential shall not be disclosed in such Registration Statement or otherwise by the Inspectors unless (x) the disclosure of such Records or information is necessary to avoid or correct a misstatement or omission in the Registration Statement or (y) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction. The Participating Stockholders shall use their best efforts, prior to any such disclosure, to inform the Partnership (or Successor Company) that such disclosure is necessary to avoid or correct a misstatement or omission in the Registration Statement. Each Participating Stockholder further agrees that it will, upon learning that disclosure of such Records or information is sought in a court or by a governmental authority, give notice to the Partnership (or Successor Company) and allow the Partnership (or Successor Company), at the expense of the Partnership (or Successor Company), to undertake appropriate action to prevent disclosure of the Records or information deemed confidential;

                  (g) use all reasonable efforts to obtain a comfort letter from the independent public accountants for the Partnership (or Successor Company) in customary form and covering such matters of the type customarily covered by comfort letters as the Participating Stockholders reasonably request;

                  (h) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), and make generally available to its security holders, as soon as reasonably practicable, an earning statement covering a period of twelve months beginning within three months after the effective date of such Registration Statement, which earning statement shall satisfy the provisions of section 11(a) of the Securities Act and Rule 158 thereunder;

                  (i) use all reasonable efforts to cause all such Registrable Shares to be listed on each securities exchange on which similar securities issued by the Successor Company are listed; and

                  (j) use its best efforts (i) to have any registration of the Registrable Shares declared effective as promptly as practicable after the filing thereof and (ii) to keep such Registration Statement effective for a period (up to three months) sufficient to complete the distribution of the Registrable Shares. The Successor Company further agrees to supplement or make amendments to the Registration Statement, if required by (x) the registration form utilized by the Successor Company for such registration or by the instructions applicable to such registration form, (y) the Securities Act or the rules and regulations thereunder or (z) the Participating Stockholders (or any underwriter for the Participating Stockholders) with respect to information concerning the Participating Stockholders or such underwriter or the plan of distribution to be utilized with respect to the Registrable Shares. The Successor Company agrees to furnish to the Participating Stockholders copies of any such supplement or amendment prior to its being used or filed with the SEC.

         11.4. Conditions to Offerings. The obligations of the Partnership (or the Successor Company) to take the actions contemplated by Section 11.1 with respect to an offering of Registrable Shares shall be subject to the following conditions:

                  (a) The Registrable Shares shall be distributed in an underwritten firm commitment public offering. The Partnership shall have the right to select the investment banker or bankers and lead manager or managers to administer the initial public offering of the Common Shares; provided that such lead manager or mangers must be reasonably acceptable to the Original Stockholder who delivered the Demand Notice. The Participating Stockholders shall have the right to select the investment banker or bankers and lead manager or managers to administer the offering and its or their counsel in any subsequent underwritten offering; provided that such lead manager or managers and such counsel must be reasonably satisfactory to the Successor Company; and

                  (b) The Participating Stockholders shall conform to all applicable requirements of the Securities Act and the Exchange Act with respect to the offering and sale of such Registrable Shares and shall advise each underwriter, broker or dealer through which any of such Registrable Shares are offered that such Registrable Shares are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act.

         The Partnership (or Successor Company) may require the Participating Stockholders to furnish to the Partnership (or Successor Company) such information regarding the Participating Stockholders or the distribution of the Registrable Shares as the Partnership (or Successor Company) may from time to time reasonably request in writing, in each case only as required by the Securities Act or the rules and regulations thereunder or under state securities or blue sky laws.

         Each Participating Stockholder agrees that, upon receipt of any notice from the Partnership (or Successor Company) of the happening of any event of the kind described in Section 11.3(d) of this Agreement, such Participating Stockholder will forthwith discontinue disposition of Registrable Shares pursuant to the registration covering such Registrable Shares until such Participating Stockholder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 11.3(a) of this Agreement.

         11.5. Additional Conditions.

         (a) The Partnership's (or Successor Company's) obligations pursuant to
Section 11.1 shall be suspended if (i) the fulfillment of such obligations would require the Partnership (or Successor Company) to make a disclosure that would, in the reasonable good faith judgment of the Partnership Committee (or Successor Company's Board of Directors), be detrimental to the Partnership (or Successor Company) and premature and the Partnership Committee (or Successor Company's Board of Directors) concludes, as a result, that it is essential to defer the filing of the registration statement at such time, (ii) the Partnership (or Successor Company) has filed or proposes to file a registration statement with respect to any of its securities to be distributed in an underwritten public offering and it is advised by its lead or managing underwriter that an offering by the Original Stockholders of Registrable Shares would materially adversely affect the distribution of such securities; provided that the Partnership (or Successor Company) is actively employing, or upon such proposed filing actively employs, all reasonable efforts to cause any such filed registration statement to become effective, or (iii) the fulfillment of such obligations would require the Successor Company to prepare financial statements not required to be prepared for the Successor Company to comply with its obligations under the Exchange Act at the time that the registration statement is proposed to be filed. Such obligations shall be reinstated (x) in the case of clause (i) above, upon the making of such disclosure by the Successor Company (or, if earlier, when such disclosure would either no longer be necessary for the fulfillment of such obligations or no longer be detrimental), (y) in the case of clause (ii) above, upon the conclusion of any period during which the Partnership (or the Successor Company) would not, pursuant to the terms of its underwriting arrangements, be permitted to sell Registrable Securities for its own account and (z) in the case of clause (iii) above, as soon as it would no longer be necessary to prepare such financial statements to comply with the Securities Act. The period during which the Participating Stockholders are required to sell their Registrable Shares pursuant to Section 11.3(j) shall be tolled for the duration of any suspension pursuant to this Section 11.5(a).

         (b) The number of Registrable Shares to be registered pursuant to
Section 11.1 of this Agreement shall be reduced to the extent that the Successor Company is advised in writing by an investment banker of national standing that the sale of all of the Registrable Shares requested to be registered by the Participating Stockholders would materially and adversely affect the market price of the Successor Company's equity securities.

         11.6. Registration Expenses. All expenses incident to the performance of or compliance with this Agreement by the Partnership (or the Successor Company), including, without limitation, all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Shares), printing expenses, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with the listing of the Registrable

Shares to be registered on each securities exchange on which similar securities issued by the Partnership (or the Successor Company) are then listed, fees and disbursements of counsel for the Partnership (or the Successor Company) and its independent certified public accountants (including the expenses of any comfort letters required by or incident to such performance), securities acts liability insurance (if the Partnership (or Successor Company) elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Partnership (or the Successor Company) in connection with such registration and the fees and expenses of other persons retained by the Partnership (or the Successor Company) will be borne by the Partnership (or Successor Company). Notwithstanding anything in this Section 11.6 to the contrary, the Partnership (or the Successor Company) will not have any responsibility for any registration or filing fees payable under any federal or state securities or blue sky laws or for any of the expenses of the Participating Stockholders incurred in connection with any registration hereunder including, without limitation, underwriting fees, discounts and commissions and transfer taxes, if any, attributable to the sale of the Participating Stockholders' Registrable Shares, counsel fees of the Participating Stockholders and travel costs.

         11.7. Indemnification; Contribution.

         (a) Indemnification by Partnership (or Successor Company). The Partnership (or the Successor Company) agrees to indemnify, to the fullest extent permitted by law, each Participating Stockholder (and any Affiliate thereof holding Registrable Shares), each person who controls such a Participating Stockholder or such Affiliate (within the meaning of either the Securities Act or the Exchange Act), and their respective directors and officers against any and all losses, claims, damages, liabilities and expenses (including attorneys' fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus (each as amended and/or supplemented, if the Partnership (or the Successor Company) shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided that the Partnership (or the Successor Company) shall not be required to indemnify such Participating Stockholder or such Affiliate, such controlling persons or their respective officers or directors for any losses, claims, damages, liabilities or expenses resulting from any such untrue statement or omission if such untrue statement or omission is made in reliance on and conformity with any information with respect to such Participating Stockholder or its Affiliates or the underwriters furnished to the Partnership (or the Successor Company) by such Participating Stockholder or its Affiliates expressly for use therein; and provided further, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, the indemnity agreement contained in this paragraph shall not inure to the benefit of such Participating Stockholder or such Affiliate, if the liability or expense results from the fact that a copy of the prospectus was not sent or given to such person at or prior to the written confirmation of sale of such Registrable Shares to such person as required by the Securities Act, and if the untrue statement or omission has been corrected in the prospectus unless such failure to deliver the prospectus was a result of noncompliance by the Partnership (or the Successor Company) with its obligations under Section 11.3(a) hereof. In connection with an underwritten offering, the Partnership (or the Successor Company) will indemnify each underwriter thereof, the officers and directors of such underwriter, and each person who controls such underwriter (within the meaning of either the Securities Act or Exchange
Act) to the same extent as provided above with respect to the indemnification of the Participating Stockholder; provided that such underwriter agrees to indemnify the Partnership (or the Successor Company) to the same extent as provided below with respect to the indemnification of the Partnership (or the Successor Company) by the Participating Stockholder.

         (b) Indemnification by the Participating Stockholder. In connection with any registration in which a Participating Stockholder is participating, each Participating Stockholder will furnish to the Partnership (or the Successor Company) in writing such information with respect to such Participating Stockholder and its Affiliates as the Partnership (or the Successor Company) reasonably requests for use in connection with any such registration, prospectus, or preliminary prospectus and agrees to indemnify the Partnership (or the Successor Company), its directors, its officers who sign the Registration Statement and each person, if any, who controls the Partnership (or the successor Company) (within the meaning of either the Securities Act or of the Exchange Act) to the same extent as the foregoing indemnity from the Partnership (or the Successor Company) to such holder, but only with respect to information relating to such holder furnished to the Partnership (or the Successor Company) in writing by a Participating Stockholder expressly for use in the Registration Statement, the prospectus, any amendment or supplement thereto, or any preliminary prospectus.

         (c) Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 11.7(a) or Section 11.7(b) of this Agreement, such person (hereinafter called the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (hereinafter called the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party shall have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the indemnified parties, such firm shall be designated in writing by the indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the third sentence of this Section 11.7(c), the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not either have reimbursed the indemnified party in accordance with such request or reasonably objected in writing, on the basis of the standards set forth herein, to the propriety of such reimbursement prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

         (d) Contribution. If the indemnification provided for in this Section
11.7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 11.7, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 11.7(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 11.7(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         If indemnification is available under this Section 11.7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 11.7(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 11.7(d).


                                   ARTICLE 12

                               REGULATORY MATTERS

         12.1. MFJ Compliance.

         (a) The USW Group agrees that USW will pursue, in conjunction with the Regional Bell Operating Companies ("BOCs") within the meaning of the MFJ, the "Motion of the Bell Companies for a Modification of Section II of the Decree to Permit Them to Provide Cellular and Other Wireless Services Across LATA Boundaries," filed with the Decree Court on June 20, 1994. If the Decree Court were to deny the BOCs' motion or if the Decree Court or the Department of Justice were to take the position that the relief requested in the motion does not apply to PCS Service, USW will request a waiver for the benefit of the Partnership or any Owned or Licensed System that would enable the Partnership to provide PCS Service free of restrictions on BOCs in the MFJ. In addition, USW will request a waiver for the benefit of the Partnership or any Owned or Licensed System or USW, as appropriate, if the waiver is: (i) to permit the Partnership or any Owned or Licensed System or USW, as appropriate, to offer the same services as those set forth in any waiver request which USW or an Affiliate has pending or which USW, any of its affiliates, or any BOC has obtained for its cellular businesses, including businesses incidental thereto; (ii) based on relevant facts which are comparable to those set forth in any such waiver USW, an affiliate thereof or a BOC has pending or has obtained, as the case may be, and (iii) with respect to the Partnership or any Owned or Licensed System, within the scope of the Partnership Business. Except as described above, neither USW nor any USW affiliate shall be obliged to request any waiver for the benefit of the Partnership.

         (b) Neither the Partnership, nor any Owned System, nor any Licensed System owned by USW, shall engage (directly or indirectly) in any MFJ Restricted Activity. During the period from the Effective Date to the Phase II Contribution Date ("Pre-Phase II"), ATI and its Licensed Systems will be engaged in the provision of interexchange (interLATA) telecommunications services and other MFJ Restricted Activities. The parties intend that, during Pre-Phase II, ATI and its Licensed Systems will not be subject to the MFJ or in any way restricted by any of its provisions. Revenues, expenses, profits and losses from interexchange (interLATA) services and other MFJ Restricted Activities provided by ATI shall flow directly to ATI and not to the Partnership.

         (c) If, at any time during Pre-Phase II, a third party raises legitimate concerns regarding whether ATI or its Licensed Systems can lawfully engage in MFJ Restricted Activities, or if a third party or USW's CECO Decree Committee raises legitimate concerns regarding whether, in light of the activities of the Partnership and ATI, USW is in compliance with the MFJ (collectively, "MFJ Concerns"), the parties agree:

                  (i) except in the circumstances set forth in (iii) below, that ATI, its Licensed Systems and/or the Partnership shall have the right to continue the activities giving rise to the MFJ Concerns;

                  (ii) to restructure the Pre-Phase II relationships among them and their respective properties to the minimum extent necessary to satisfy the MFJ Concerns while preserving, as described in clause (b) above and otherwise to the fullest extent possible, the intent of the parties regarding Pre-Phase II operations as well as the relative economic positions of the parties. The obligation to restructure shall arise either when counsel for the parties agree that an MFJ Concern is well founded, or when USW s CECO Decree Committee determines that an activity of the Partnership or ATI has or will put USW in violation of the MFJ, and (in either case) counsel for either party issues a written opinion that the MFJ Concern cannot be cured without restructuring the Pre-Phase II relationships. In the event the obligation to restructure arises pursuant to the preceding sentence, the parties shall attempt to determine the manner of restructuring which best gives effect to the first sentence of this clause (ii). If the parties reach agreement on a proposal, they will present it to USW s CECO Decree Committee and then, if the CECO Decree Committee approves that proposal, to the Partnership Committee. If the parties are unable to agree on a restructuring proposal, each of them will present its proposal to USW s CECO Decree Committee; the parties will then present to the Partnership Committee whichever (or both) of the proposals the CECO Decree Committee has approved. The parties will implement a restructuring proposal only upon the unanimous vote of the Partnership Committee. If the Partnership Committee, having two restructuring proposals before it, does not unanimously approve either of them, the parties shall resolve the manner of restructuring by the procedure described in Section 2.7 of this Agreement (provided that the 60-day period set forth therein for referral of disputes to the Representative Partners' board of directors shall be a 30-day period); and

                  (iii) ATI, its Licensed Systems and/or the Partnerships will stop the activities giving rise to the MFJ Concerns if USW has received either:

                           (A) an opinion from the Decree Court that such
                  activities have put USW in violation of the MFJ; or

                           (B) a written opinion from the Department of Justice
                  that such activities have put USW in violation of the MFJ, and either counsel for the parties agree, or USW's CECO Decree Committee has determined, that there is a reasonable factual and legal basis for such an opinion from the Department of Justice.

         (d) Subject to the provisions of Section 2.16 and compliance with the MFJ by the Partnership in connection therewith, ATI or any Affiliate thereof will have the option to engage in MFJ Restricted Activities, specifically including the provision of interexchange (interLATA) telecommunications services (it being understood that such services may be provided by the WMC if it is thereafter permitted to do so, as provided in Section 7.4(d)(ix)) and engage in any business practice and enter into any transaction in which the Partnership does not engage by reason of the MFJ. Except as provided in the preceding sentence, the provisions of this Section 12.1 shall take precedence, in the event of any conflict, over any other provision of this Agreement.

         (e) The USW RP shall have the right to designate candidates to occupy a position in the legal staff of the Partnership with responsibility for monitoring the Partnership's compliance with applicable provisions of the MFJ (the "MFJ Compliance Counsel"). The Vice President - Legal and External Affairs shall interview and evaluate the qualifications of each of the candidates recommended by the USW RP, and shall select one candidate to occupy such position. The MFJ Compliance Counsel shall report to, and may be removed with or without cause at any time by, the Vice President - Legal and External Affairs. The Partnership will submit to the MFJ Compliance Counsel all Business Activities of the Partnership (as defined below) prior to their implementation. If the MFJ Compliance Counsel determines that a Business Activity of the Partnership requires review by USW's CECO Decree Committee, the Partnership will not implement that Business Activity prior to its having been reviewed and approved by the CECO Decree Committee. For purposes of this subsection, "Business Activity of the Partnership" means the provision of a product or service by the Partnership to a Person other than: the Partnership itself; PCS Par; an Owned or Licensed System; or ATI, USW, or an Affiliate of either of them.


                                   ARTICLE 13

                                 MISCELLANEOUS

         13.1. Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party (i) when delivered personally (by courier service or otherwise), (ii) when delivered by telecopy and confirmed by return telecopy, (iii) on the business day after the date sent by a nationally recognized overnight courier service, or (iv) seven days after being mailed by first-class, registered or certified mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below:

         If to any USW Partner:

         U S West, Inc.
         7800 East Orchard Road
         Englewood, CO 80111
         Attn: President
         Telecopy:  (303) 793-6294

         With copies to:

         U S West, Inc.
         7800 East Orchard Road
         Englewood, CO 80111
         Attn: General Counsel
         Telecopy:  (303) 793-6294

         If to any ATI Partner:

         AirTouch Communications, Inc.
         2999 Oak Road
         Walnut Creek, CA 94596
         Attn:  C. Lee Cox, President and
                Chief Operating Officer
         Telecopy: (510) 210-3599


         With copies to:

         AirTouch Communications, Inc.
         One California Street
         San Francisco, CA 94111
         Attn:  Senior Vice President-Legal and
                External Affairs
         Telecopy:  (415) 658-2298

         and

         Pillsbury Madison & Sutro
         235 Montgomery Street
         San Francisco, CA 94104
         Attn:  Nathaniel M. Cartmell III, Esq.
         Telecopy:  (415) 477-4816

or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance with this Section 13.1.

         13.2. Governing Law, etc.

         (a) This Agreement has been executed and delivered in the State of Delaware and shall, in all respects be governed by, interpreted, and construed in accordance with the laws of the State of Delaware, all rights and remedies of the Partners in respect thereof being governed by such laws, without regard to its conflict of law rules.

         (b) Each of the Partners hereby irrevocably appoints The Corporation Trust Company, at its office in Wilmington, Delaware, United States of America, its lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising in connection with this Agreement and upon whom such process may be served, with the same effect as if such party were a resident of the State of Delaware and had been lawfully served with such process in such jurisdiction, and waives all claim of error by reason of such service; provided that in the case of any service upon such agent and attorney, the party effecting such service shall also deliver a copy thereof to the other party at the address and in the manner specified in Section 13.1. In the event that such agent and attorney resigns or otherwise becomes incapable of acting as such, such party will appoint a successor agent and attorney in Wilmington, Delaware, reasonably satisfactory to the other party, with like powers.

         (c) The choice of law provisions of this Article 13 have been negotiated in good faith and agreed upon by the parties hereto and are reasonable especially considering that this Agreement is subject to and conforms with the Act. All Partners, by their execution of this Agreement, expressly agree, to the fullest extent permitted by law, not to challenge the choice of law provisions contained in this Article 13.

         13.3. Amendments. This Agreement may be modified or amended only by an instrument in writing signed by each Partner, and, as so modified and amended, shall inure to the benefit of all of the Partners.

         13.4. Entire Agreement. Except to the extent other agreements are specifically referred to herein, this Agreement and the other agreements executed by the Partners on the Effective Date or the date hereof constitute the entire agreement between the Partners with respect to the matters covered hereby or thereby and supersede all other agreements, understandings, offers and negotiations, oral or written that are prior to the date hereof.

         13.5. Waiver of Partition. Each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership's property.

         13.6. Consents. All consents, agreements and approvals required or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Partnership.

         13.7. Successors. Subject to Section 10.1, all rights and duties of the Partners hereunder shall inure to the benefit of and be binding upon their respective successors and assigns.

         13.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         13.9. Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

         13.10. Survival. All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Partnership until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

         13.11. Arbitration. Each Partner hereby acknowledges that this Agreement is subject to the Arbitration Agreement of the Partners which is being entered into of even date herewith, and the Arbitration Agreement will govern the resolution of disputes relating to this Agreement in accordance with its terms. Each Additional Partner or Substitute Partner shall execute the Arbitration Agreement or a counterpart to the Arbitration Agreement prior to its admission to the Partnership.

         13.12. No Third-Party Beneficiaries. Nothing contained in this Agreement is intended to, or shall, confer upon any Person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, the Partners have executed this Partnership Agreement as of the date first hereinabove written.

                                            U S WEST NEW VECTOR GROUP, INC.



                                            By:_________________________________
                                               Name:
                                               Title:



                                            AIRTOUCH COMMUNICATIONS, INC.



                                            By:_________________________________
                                               Name:
                                               Title:

                                                                    SCHEDULE 1-A


                                   ATI GROUP



                                                                    Percentage Interest
                                                              --------------------------------
Members of ATI Group                                          General Partner  Limited Partner
--------------------                                          ---------------  ---------------
AirTouch Communications, Inc. . . . . . . . . . . . . . . . . . .   14.1%          55.9%
                                                                    ----           ----

                           Total  . . . . . . . . . . . . . . . .   14.1%          55.9%
                                                                    ====           ====

                                                                    SCHEDULE 1-B


                                   USW GROUP



                                                                    Percentage Interest
                                                              --------------------------------
Members of the USW Group                                      General Partner  Limited Partner
------------------------                                      ---------------  ---------------
U S West New Vector Group, Inc. . . . . . . . . . . . . . . . . .   6.0%          24.0%
                                                                    ---           ----

                           Total  . . . . . . . . . . . . . . . .   6.0%          24.0%
                                                                    ===           ====

                                                                       EXHIBIT A

                    PREFACE TO LICENSE AGREEMENT TERM SHEET

         The provisions of this Term Sheet represent guidelines and principles developed and agreed to by the transition teams of USW and ATI on or about July 25, 1994. The parties acknowledge that the License Agreements are subject to the approval of WMC Partners, L.P., and that only the terms contained in executed License Agreements will be binding on the parties. When completed, such Agreements shall generally be consistent with the guidelines and principles set forth in this Term Sheet, and shall further the goals of ATI and USW of achieving scale and scope advantages and economies and of the creation of a national wireless network.

                                                                   Draft 9/30/95

                                                                   EXHIBIT B

                    ----------------------------------------

                     FORM OF TRANSFEREE INVESTMENT AGREEMENT

                          dated as of __________, 199_

                                 by and between

                         AIRTOUCH COMMUNICATIONS, INC.,
                             a Delaware corporation

                                       and

                                  [Transferee],
                          a _______________ corporation

                    ----------------------------------------

                            TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
ARTICLE I        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .    1

         1.1.    Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II       REPRESENTATIONS AND WARRANTIES OF ATI  . . . . . . . . . . . . .    3

         2.1.    Organization and Qualification . . . . . . . . . . . . . . . . .    3
         2.2.    Authorization; Enforcement . . . . . . . . . . . . . . . . . . .    3
         2.3.    No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.4.    Amendment to Rights Plan . . . . . . . . . . . . . . . . . . . .    4

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF TRANSFEREE . . . . . . . . . .    4

         3.1.    Organization and Qualification . . . . . . . . . . . . . . . . .    4
         3.2.    Authorization; Enforcement . . . . . . . . . . . . . . . . . . .    4
         3.3.    No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.4.    Ownership of Securities of ATI . . . . . . . . . . . . . . . . .    5

ARTICLE IV       COVENANTS OF ATI . . . . . . . . . . . . . . . . . . . . . . . .    5

         4.1.    Modification of Terms  . . . . . . . . . . . . . . . . . . . . .    5
         4.2.    Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE V        COVENANTS OF TRANSFEREE  . . . . . . . . . . . . . . . . . . . .    6

         5.1.    Standstill Provisions  . . . . . . . . . . . . . . . . . . . . .    6
         5.2.    Transfers; Tender Offers; Suspension of Transfers  . . . . . . .    9

ARTICLE VI       REGISTRATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . .   11

         6.1.    Demand Registration  . . . . . . . . . . . . . . . . . . . . . .   11
         6.2.    Company Registration . . . . . . . . . . . . . . . . . . . . . .   12
         6.3.    Registration Procedures  . . . . . . . . . . . . . . . . . . . .   13
         6.4.    Conditions to Offerings  . . . . . . . . . . . . . . . . . . . .   15
         6.5.    Additional Conditions  . . . . . . . . . . . . . . . . . . . . .   16
         6.6.    Registration Expenses  . . . . . . . . . . . . . . . . . . . . .   17
         6.7.    Indemnification; Contribution  . . . . . . . . . . . . . . . . .   17
         6.8.    Rule 144 . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         6.9.    Certain Limitations  . . . . . . . . . . . . . . . . . . . . . .   20
         6.10.   Reorganization, Reclassification, Merger, Consolidation or
                 Disposition of Assets  . . . . . . . . . . . . . . . . . . . . .   20


ARTICLE VII      RIGHTS OF FIRST OFFER AND FIRST REFUSAL  . . . . . . . . . . . .   20

         7.1.    Notice of Intent to Transfer . . . . . . . . . . . . . . . . . .   20
         7.2.    Right of First Offer . . . . . . . . . . . . . . . . . . . . . .   20
         7.3.    Right of First Refusal . . . . . . . . . . . . . . . . . . . . .   22


ARTICLE VIII     TERM OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . .   23

         8.1.    Term of Agreement  . . . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE IX       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . .   23

         9.1.    Legend; Removal of Legend  . . . . . . . . . . . . . . . . . . .   23
         9.2.    Severability . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         9.3.    Specific Enforcement . . . . . . . . . . . . . . . . . . . . . .   24
         9.4.    Entire Agreement; Amendments . . . . . . . . . . . . . . . . . .   24
         9.5.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

         9.6.    Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         9.7.    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         9.8.    Successors and Assigns . . . . . . . . . . . . . . . . . . . . .   25
         9.9.    No Third Party Beneficiaries . . . . . . . . . . . . . . . . . .   26
         9.10.   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . .   26
         9.11.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         9.12.   Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . .   26

                    FORM OF TRANSFEREE INVESTMENT AGREEMENT

    THIS INVESTMENT AGREEMENT (the "Agreement"), dated as of ___________, 199_, by and between AIRTOUCH COMMUNICATIONS, INC., a Delaware corporation ("ATI"), and , a _______________ corporation ("Transferee"),

                              W I T N E S S E T H:

    WHEREAS, Transferee has agreed to acquire a __% partnership interest in WMC Partners, L.P., a Delaware limited partnership ("WMC") from U S WEST, INC., a Colorado corporation ("USW"), representing [all/specify percentage if less than all] of the partnership interest in WMC previously held by USW;

    WHEREAS, as a condition precedent to the closing of such acquisition, Transferee is required to enter into an investment agreement and an agreement of exchange with ATI;

    WHEREAS, concurrently herewith, ATI and Transferee are entering into that certain Transferee Agreement of Exchange dated as of the date hereof (the "Transferee Agreement of Exchange");

    WHEREAS, upon the terms and subject to the conditions set forth in the Transferee Agreement of Exchange, under certain circumstances ATI may elect to cause an exchange, by merger or otherwise (the "Exchange"), of the partnership interest in WMC to be acquired by Transferee for shares of [Series B Participating Redeemable -- if Partial Transferee][Series C Participating Convertible -- if Full Transferee] Preferred Stock of ATI ("Preferred Stock"); and

    WHEREAS, in connection with the foregoing, ATI and Transferee desire to set forth herein certain terms regarding their relationship both before and after the Exchange;

    NOW, THEREFORE, ATI and Transferee agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

    1.1. Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings (unless indicated otherwise, all Article and Section references are to Articles and Sections of this Agreement):

    "Affiliate" shall have the meaning specified in Rule 12b-2 under the Exchange Act, as such rule is currently in effect.

    "beneficial ownership" shall have the meaning specified in Rule 13d-3 under the Exchange Act, as such rule is currently in effect.

    "Change of Control" shall mean (i) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person, including a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such Person, acquiring beneficial ownership, directly or indirectly, of 50% or more of the aggregate voting power of the Voting Securities of ATI or Transferee, as the case may be; (ii) any transaction or series of related transactions that results in the transfer, sale or other disposition by ATI or Transferee, as the case may be, of assets (A) that represent more than 80% of the total fair market value of its assets on a proportionate basis immediately prior to such disposition, (B) that generated more than 80% of its total operating revenues on a proportionate basis in the preceding fiscal year and (C) that generated more than 80% of its total net income from operations on a proportionate basis during the preceding fiscal year; provided, however, that any such transaction or series of related transactions shall not be deemed to be a Change of Control if a majority of the value of the consideration received in exchange for the assets transferred, sold or otherwise disposed of consists of assets (or interests in assets) of a like kind or nature; or (iii) when individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors (together with any new directors whose election to the Board of Directors or whose nomination for election was approved by a vote of at least two-thirds of the members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

    "Common Stock" shall mean ATI's Common Stock, $.01 par value.

    "Exchange" shall have the meaning set forth in the fourth recital of this Agreement.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

    "Person" shall mean any individual, partnership, corporation, trust, unincorporated organization or other entity, or a government or agency or political subdivision thereof.

    "Preferred Stock" shall have the meaning set forth in the fourth recital of this Agreement.

    "Rights Agreement" shall mean that certain Rights Agreement between ATI and the Bank of New York, as Rights Agent, dated as of September 19, 1994, as it may be amended from time to time, or any successor agreement.

    "SEC" shall mean the Securities and Exchange Commission or its successor.

    "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

    "transfer" shall mean, with respect to any Voting Security, a sale, exchange, transfer or other disposition, whether or not for value, of such Voting Security or any interest therein, or of any direct or indirect right or option to acquire beneficial ownership of the same.

    "Transferee Agreement of Exchange" shall have the meaning set forth in the third recital of this Agreement.

    "Voting Securities" shall mean any securities of ATI (unless the context specifically contemplates another issuer) having the ordinary power to vote, in the absence of contingencies, in the election of directors of ATI.

    "Wholly Owned Subsidiary" shall mean, with respect to any Person, any entity as to which 100% of the securities or other ownership interests having power to elect the board of directors or other persons performing similar functions are owned directly or indirectly by such Person.

    (b) Each of the following terms is defined in the Section set forth opposite such term:

          Term                                       Section
          ----                                       -------
          Acquisition Proposal                       5.1(b)
          Future Investment Agreement                4.1(a)

          Term                                       Section
          ----                                       -------
          Inspectors                                 6.3(f)
          Notice of Intent                           7.1
          Notice of Election                         7.2(b)
          Other Investor                             4.1(a)
          Other Shares                               6.2(c)
          Permitted Offering                         7.1
          Records                                    6.3(f)
          Registrable Shares                         6.1
          Registration Statement                     6.1
          ROFO Notice                                7.2(a)
          ROFR Notice                                7.3(b)
          Spin-off                                   5.3(d)
          Spun-off Person                            5.3(d)
          Unapproved Offer                           5.3(c)
          Transferee Response                        5.1(b)
          1% Purchaser                               7.3(b)


                                   ARTICLE II
                      REPRESENTATIONS AND WARRANTIES OF ATI

    ATI hereby makes the following representations and warranties to Transferee:

    2.1. Organization and Qualification. ATI is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has the corporate power to own its properties and to carry on its business as now being conducted.

    2.2. Authorization; Enforcement. (a) ATI has full legal right, power and authority to enter into and perform this Agreement, (b) the execution and delivery of this Agreement by ATI and the consummation by it of the transactions contemplated hereby have been duly authorized by it, (c) this Agreement has been duly authorized, executed and delivered by ATI and (d) this Agreement constitutes a valid and binding obligation of ATI enforceable against ATI in accordance with its terms, except that (i) such enforcement is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar law relating to, or affecting generally the enforcement of, creditors' rights and remedies and (ii) the remedies of specific performance and injunctive relief may be subject to general principles of equity.

    2.3. No Conflicts. The execution, delivery and performance of this Agreement and the consummation by ATI of the transactions contemplated hereby will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of ATI pursuant to any agreement, indenture or instrument to which ATI is a party, or by which any property or asset of ATI is bound or affected, or result in a violation of its Certificate of Incorporation or By-laws or any law, rule, regulation, order, judgment or decree of any court or governmental agency applicable to ATI or by which any property or asset of ATI is bound or affected. Except for such filings as may be required by the Exchange Act or as specifically contemplated hereby, no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance of this Agreement.

    2.4. Amendment to Rights Plan. ATI has amended the Rights Agreement so that Transferee and its Affiliates shall not be deemed to be "Acquiring

Persons" in connection with their becoming "Beneficial Owners" of "Common Shares" (as such terms are defined in the Rights Agreement) pursuant to this Agreement or the Transferee Agreement of Exchange. ATI has furnished to Transferee a true and correct copy of the Rights Agreement, as so amended.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

    Transferee hereby makes the following representations and warranties to ATI:

    3.1. Organization and Qualification. Transferee is a corporation duly organized and existing in good standing under the laws of the State of _____________ and has the corporate power to own its properties and to carry on its business as now being conducted.

    3.2. Authorization; Enforcement. (a) Transferee has full legal right, power and authority to enter into and perform this Agreement, (b) the execution and delivery of this Agreement by Transferee and the consummation by it of the transactions contemplated hereby have been duly authorized by it, (c) this Agreement has been duly authorized, executed and delivered by Transferee and (d) this Agreement constitutes a valid and binding obligation of Transferee enforceable against Transferee in accordance with its terms, except that (i) such enforcement is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar law relating to, or affecting generally the enforcement of, creditors' rights and remedies and (ii) the remedies of specific performance and injunctive relief may be subject to general principles of equity.

    3.3. No Conflicts. The execution, delivery and performance of this Agreement and the consummation by Transferee of the transactions contemplated hereby will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Transferee pursuant to any agreement, indenture or instrument to which Transferee is a party, or by which any property or asset of Transferee is bound or affected, or result in a violation of Transferee's charter documents or by-laws or any law, rule, regulation, order, judgment or decree of any court or governmental agency applicable to Transferee or by which any property or asset of Transferee is bound or affected. Except for such filings as may be required by the Exchange Act or as specifically contemplated hereby, no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance of this Agreement.

    3.4. Ownership of Securities of ATI. Other than such rights as may be conferred on Transferee under this Agreement or the Transferee Agreement of Exchange, Transferee and its Affiliates do not beneficially own any securities of ATI.

                                   ARTICLE IV
                                COVENANTS OF ATI

    4.1. Modification of Terms. (a) ATI will provide to Transferee copies of each agreement that ATI enters into with any Person (other than Transferee, an ATI employee stock ownership plan, if any, or a Person who is restricted by law or regulation from holding in excess of 25% of ATI's Voting Securities and other than underwriting agreements) obligating ATI to transfer to such Person Voting Securities (or securities convertible or exchangeable by such Person for Voting Securities) representing 10% or more of the sum of (x) the then outstanding Voting Securities and (y) Voting Securities to be transferred in connection with such agreement (or issuable upon the conversion or exchange of securities to be so purchased) (each such agreement a "Future Investment Agreement" and each such Person an "Other Investor").

    (b) Within thirty (30) days after the execution by ATI of a Future Investment Agreement, ATI shall choose one of the following and by written notice inform Transferee:

         (i) ATI shall offer to amend the terms of Section 5.1(a)(i) to correspond to the percentage limitation on ownership of Voting Securities imposed on the Other Investor in such Future Investment Agreement; or

         (ii) ATI shall offer to amend the terms of Section 5.1(a) (other than subparagraph (i) thereof) to provide for the corresponding terms (other than as to Section 5.1(a)(i)) in their entirety (including the date certain specified as the expiration date for the standstill provisions) as set forth in such Future Investment Agreement;

provided that ATI shall choose, and offer to Transferee, the option set forth in clause (ii) above if the percentage limitation on ownership of Voting Securities by such Other Investor is less than 20%. If Transferee wishes to accept such offer, it must do so by written notice to ATI within twenty days after receipt of ATI's offer. Upon any such acceptance by Transferee, ATI and Transferee shall execute an agreement confirming such amendment.

    4.2. Rights Agreement. ATI will not amend or supplement the Rights Agreement or adopt a new agreement providing for the issuance of rights or securities comparable to the Rights Agreement, unless the Rights Agreement as so amended or supplemented or such new agreement, as the case may be, provides to the same effect as the amendment described in Section 2.4. ATI further agrees that in the event of any amendment of the terms of Section 5.1(a) pursuant to Section 4.1 above, it will effect such further amendment of the Rights Agreement as may be reasonably necessary so that Transferee and its Affiliates shall not be deemed to be Acquiring Persons by reason of any such amendment of the terms of Section 5.1(a).

                                    ARTICLE V
                             COVENANTS OF TRANSFEREE

    5.1. Standstill Provisions. (a) Transferee covenants to and agrees with ATI that, except as it may be specifically permitted by this Agreement or the Transferee Agreement of Exchange, or unless it is specifically invited in writing to do so by ATI, Transferee will not, and will cause each of its Affiliates not to, directly or indirectly:

         (i) in any way acquire or agree to acquire beneficial ownership of any securities or any direct or indirect rights or options to acquire beneficial ownership of any securities of ATI, except pursuant to the Exchange;

         (ii) make any public announcement with respect to, or submit to ATI or any of its directors, officers, representatives, employees, attorneys, advisers, agents or Affiliates (whether publicly or otherwise) any proposal for, the acquisition of Voting Securities or for or with respect to any merger, consolidation or business combination involving ATI or its Affiliates or for or with respect to any purchase of a substantial portion of the assets of ATI or its Affiliates, whether or not any parties other than Transferee and its Affiliates are involved and whether or not such proposal might require the making of a public announcement by ATI;

         (iii) make, or in any way participate in, any "solicitation" of "proxies" to vote any Voting Securities or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act, as such Regulation is currently in effect);

         (iv) propose any matter for submission to a vote of stockholders of ATI;

         (v) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities of ATI;

         (vi) grant any proxy with respect to any Voting Securities to any Person not approved by ATI;

         (vii) deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities or other agreement having similar effect;

         (viii) take any action which would be reasonably likely to require ATI to make a public announcement regarding any of the matters specified in this
    Section 5.1(a)(i)-(xii); or

         (ix) enter into any negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or any discussions designed to advise, assist or encourage any third party in connection with any of the foregoing;

         (x) disclose publicly any intention, plan or arrangement inconsistent with the foregoing;

         (xi) request ATI (or any of its officers, directors, representatives, employees, attorneys, advisors, agents or Affiliates) to waive, amend or modify any provisions of Section 5.1(a)(i)-(xii); or

         (xii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of ATI.

    (b) Notwithstanding any provision of this Section 5.1 to the contrary, in the event that (i) ATI and any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) enter into an agreement pursuant to which (A) such Person or group would acquire a majority (calculated by voting power) of the then outstanding Voting Securities of ATI or the right to appoint a majority of the directors of ATI, or (B) a majority (calculated by voting power) of the then outstanding Voting Securities of ATI is to be acquired by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) in a merger, consolidation, or other business combination (any such event being an "Acquisition Proposal"), (ii) a bona fide tender or exchange offer by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than ATI or any wholly-owned Affiliate thereof) which would result, if consummated in accordance with its terms, in the beneficial ownership by such Person or group of in excess of 50% (calculated by voting power) of the then outstanding Voting Securities is approved or recommended by the Board of Directors of ATI, (iii) in connection with the matters discussed in clause (i) or (ii), or a tender or exchange offer for greater than 40% of the outstanding Voting Securities which the Board of Directors of ATI has not approved or recommended, the Board of Directors of ATI has terminated or amended (or agreed to terminate or amend) the Rights Agreement or has redeemed (or agreed to redeem) the Rights issued thereunder, and such action has permitted or will have permitted the consummation of such Acquisition Proposal or offer, or a final, non-appealable court order has declared the Rights Agreement invalid or otherwise required the redemption of the Rights issued thereunder or (iv) ATI and any Person enter into an agreement providing for a transaction or series of related transactions that results in the transfer, sale or other disposition by ATI of assets (A) that represent more than 80% of the total fair market value of its assets on a proportionate basis immediately prior to such disposition, (B) that generated more than 80% of its total operating revenues on a proportionate basis in the preceding fiscal year and (C) that generated more than 80% of its total net income from operations on a proportionate basis during the preceding fiscal year (excepting any such transaction or series of related transactions in which a majority of the value of the consideration received in exchange for the assets transferred, sold or otherwise disposed of consists of assets (or interests in assets) of a like kind or nature), this Section 5.1 shall not prohibit Transferee (unless acting in concert with such Person) from making either a competing Acquisition Proposal or a tender or exchange offer pursuant to which Transferee or its Affiliates would acquire at least the same percentage (calculated by voting power) of ATI's then outstanding Voting Securities as would be acquired in such non-Transferee Acquisition Proposal or such non-Transferee tender or exchange offer (a "Transferee Response"). Transferee agrees that any Transferee Response (including amendments thereto) will provide for consideration that is no less favorable to ATI's shareholders than that being offered pursuant to such non-Transferee Acquisition Proposal or such non-Transferee tender or exchange offer (taking into account the form of consideration and the number of shares to be acquired pursuant to such Transferee Response). In the event that the transactions contemplated by clauses
(i), (ii), (iii) or (iv) shall have been terminated or abandoned after the Transferee Response, Transferee shall have the ability, subject to the requirements of the preceding sentence, to amend or modify its response, and to consummate the transaction contemplated by the Transferee Response or such amendment or modification, so long as Transferee shall not have terminated or abandoned its initial response other than as a result of such amendment or modification. In the event that the transactions contemplated by clauses (i),
(ii), (iii) or (iv) shall have been terminated or abandoned prior to the Transferee Response, or, if not so terminated or abandoned, in the event thereafter that such transactions and those contemplated by such Transferee Response shall have been terminated or abandoned, all of the restrictions contained in this Section 5.1 shall again be applicable.

    (c) For so long as Transferee and its Affiliates beneficially own shares of Preferred Stock convertible into 5% or more (calculated by voting power) of the outstanding Voting Securities, neither Transferee nor its Affiliates may (i) act in concert with any Other Investor with respect to any of the activities set forth in this Section 5.1 or (ii) transfer any shares of Preferred Stock to any Other Investor.

    5.2. Transfers; Tender Offers; Suspension of Transfers. (a) During the period ending on July 25, 1999, Transferee and its Affiliates will not, at any time, directly or indirectly, transfer, or offer to transfer, any Preferred Stock beneficially owned by them, except as provided by paragraph (b) below. Thereafter, Transferee and its Affiliates may transfer Preferred Stock only (i) as provided in paragraph (b), (c) or (d) below; (ii) in transactions in compliance with the volume limitations and restrictions on manner of sale set forth in paragraphs (e) and (f) of Rule 144 promulgated under the Securities Act (whether or not such paragraphs by their terms would apply to such transactions), as such Rule exists on the date hereof; (iii) in privately negotiated or other transactions, or pursuant to the registration rights set forth in Article VI of this Agreement other than as described in the following clause (iv); or (iv) pursuant to the registration rights set forth in Article VI of this Agreement, in a firm commitment underwritten public offering managed by a nationally recognized investment banking firm and satisfying the conditions set forth in Section 6.4(a) hereof.

    In connection with any transfer permitted under clauses (ii), (iii) and (iv) of this paragraph (a), the following shall apply:

         (w) the aggregate number of shares transferred by Transferee and its Affiliates pursuant to clauses (ii), (iii) and (iv) shall not exceed, in any twelve-month period, one-half of the aggregate number of shares of Preferred Stock issued to Transferee pursuant to the Exchange;

         (x) Transferee and its Affiliates may not make any transfer pursuant to clause (ii), (iii) or (iv) unless the transferee, together with its Affiliates and any "group" (within the meaning of Section 13(d) of the Exchange Act) of which such transferee or any Affiliate is a part, would not, after such transfer, beneficially own Voting Securities representing in excess of 4.9% of the then outstanding Voting Securities;

         (y) no transfer of shares of Preferred Stock convertible into more than 2.5% of the total number of Voting Securities then outstanding shall be made in any single transaction or series of related transactions to any Person or group (within the meaning of Section 13(d) of the Exchange Act); and

         (z) no transfer of shares of Preferred Stock convertible into more than 1% of the then outstanding Voting Securities shall be made to any Person or group unless Transferee believes in good faith after due inquiry that such Person or group would be eligible with respect to such Voting Securities to file a Statement on Schedule 13G pursuant to Rule 13d-1(b)(1) under the Exchange Act (without regard to the beneficial ownership threshold set forth in such Rule), as such Rule is presently in effect.

    (b) Transferee may transfer shares of Preferred Stock beneficially owned by it to a Wholly Owned Subsidiary of Transferee, provided that such Wholly Owned Subsidiary also shall agree in writing to be bound by the terms of this Agreement. No such transfer shall be deemed to relieve Transferee from, and Transferee shall be liable for the performance by such transferee of, its obligations under this Agreement. In the event of any such transfer, Transferee shall act as agent for any and all such Wholly Owned Subsidiaries in connection with the giving of any and all notices under this Agreement. The Preferred Stock held by any Wholly Owned Subsidiary of Transferee shall be transferred back to Transferee or another Wholly Owned Subsidiary of Transferee prior to any transaction that, if consummated, would result in such Wholly Owned Subsidiary ceasing to be such.

    (c) In the event of (i) a tender or exchange offer for Voting Securities commenced by ATI (or an Affiliate of ATI) or (ii) a tender or exchange offer for Voting Securities commenced by a third party, (x) in connection with which, ATI has terminated or amended (or agreed to terminate or amend) the Rights Agreement or redeemed (or agreed to redeem) the Rights issued thereunder and such action has permitted or will have permitted the consummation of such offer, or a final, non-appealable court order has declared the Rights Agreement invalid or otherwise required the redemption of the Rights issued thereunder or (y) which ATI's Board of Directors has otherwise approved, Transferee and its Affiliates shall be permitted to tender or sell the Voting Securities then owned by them upon conversion of the Preferred Stock in accordance with the terms of any such offer without restriction hereunder.

    In the event that a tender or exchange offer not described in the immediately preceding paragraph is commenced by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) and such offer would result, if consummated in accordance with its terms, in the beneficial ownership by such Person or group of in excess of 50% (calculated by voting power) of the Voting Securities then outstanding (an "Unapproved Offer"), Transferee and its Affiliates shall have the right to tender or sell the Voting Securities then owned by them upon conversion of the Preferred Stock to the offerer pursuant to such offer if the Board of Directors of Transferee, upon the advice of legal counsel and financial advisers, reasonably believes in good faith, taking into account the conditions of the offer, that such tender offer will result in shares being purchased (without any extension of the then scheduled expiration date and without giving effect to shares that might be tendered by Transferee and its Affiliates); provided, however, that prior to tendering or offering for exchange any such Voting Securities in such Unapproved Offer, Transferee first shall have offered to ATI not later than seventy-two hours prior to the expiration of such Unapproved Offer the right to purchase for the same consideration (or cash equivalent) that number of such Voting Securities which, if tendered or offered for exchange, would be purchased in such Unapproved Offer, which purchase shall be closed not later than the second business day following the consummation of such Unapproved Offer; and provided further, that Transferee may tender or offer for exchange such Voting Securities in such Unapproved Offer in the event that ATI shall have failed within the later of forty-eight hours after receipt of such notice or twenty-four hours prior to the expiration of such Unapproved Offer to provide Transferee with reasonable assurance that it shall be ready, willing and able to consummate such purchase.

    (d) Transferee may spin off to its shareholders a Wholly Owned Subsidiary of Transferee (the "Spun-off Person") the assets of which include all, but not less than all, of the Voting Securities beneficially owned by Transferee and its Affiliates (the "Spin- off") in a transaction qualifying under Section 355 of the Internal Revenue Code of 1986, as amended, if all of the following conditions are satisfied:

          (i) No more than 240 days nor less than 180 days prior to the Spin-off, Transferee shall advise ATI of its plan to effect the Spin-off and thereafter shall promptly provide ATI with such information regarding the Spun-off Person as ATI shall reasonably request; provided that such information shall promptly be updated if the financial condition of the Spun-off Person changes in any material respect after delivery of such information;

         (ii) Prior to the Spin-off, neither Transferee, any Affiliate of Transferee nor the Spun-off Person shall have entered into any agreement, or formulated any plan or intention, with respect to any merger or other business combination transaction involving the Spun-off Person and a party other than ATI or an Affiliate of ATI;

         (iii) The Fair Market Value of the Voting Securities to be beneficially owned by the Spun-off Person shall not equal or exceed 50% of the Fair Market Value of the Spun-off Person; and

         (iv) The Spun-off Person shall have executed an investment agreement with ATI substantially in the form of this Agreement; provided, however, that any such agreement shall terminate on the tenth anniversary of the date of this Agreement.

    (e) All transfers of Voting Securities held by Transferee and its Affiliates other than transfers permitted by Sections 5.3(a)(ii), (b), (c) or
(d) shall be subject to Article VII of this Agreement.

    (f) Any transfer of Voting Securities in violation of this Section 5.3 may be suspended on the books of ATI.

                                   ARTICLE VI
                               REGISTRATION RIGHTS

    6.1. Demand Registration. ATI agrees that upon the written request of Transferee it will file a registration statement under the Securities Act (a "Registration Statement") as to the number of shares of Common Stock issuable upon conversion of the Preferred Stock then held by Transferee or its Affiliates (the "Registrable Shares") specified in such request, provided that ATI shall not be required to file more than such number of Registration Statements that become effective and remain effective for the period referred to in Section 6.3(j) equal to the quotient (rounded up to the nearest whole number) obtained by dividing (i) the product of (A) the average closing price per share of the Common Stock for the thirty business days immediately preceding the Notice Date (as defined in the Transferee Agreement of Exchange) and (B) the number of shares of Common Stock issuable upon conversion of the Preferred Stock issued in the Exchange, by (ii) $750 million, and further provided that ATI shall not be required to file a Registration Statement if ATI delivers to Transferee an opinion, in form and substance reasonably satisfactory to Transferee and its counsel, to the effect that the Registrable Shares are freely transferable under
Section 4(1) of the Securities Act without regard to any volume or other restrictions.

    6.2. Company Registration. (a) If ATI shall determine to register any Common Stock either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a transaction described in Rule 145 promulgated under the Securities Act, or a registration on any registration form that does not permit secondary sales, ATI will:

         (i) promptly give to Transferee written notice thereof; and

         (ii) use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in section 7.2(b) below, and in any underwriting involved therein, all the Registrable Shares specified in a written request made by Transferee and received by ATI within seven (7) days after the written notice from ATI described in clause (i) above is mailed or delivered by ATI. Such written request may specify all or a part of Transferee's Registrable Shares.

    (b) If the registration of which ATI gives notice is for a registered public offering involving an underwriting, ATI shall so advise Transferee as a part of the written notice given pursuant to paragraph (a)(i) above. In such event, the right of Transferee to registration pursuant to this Section 6.2 shall be conditioned upon Transferee's participation in such underwriting and the inclusion of Transferee's Registrable Shares in the underwriting to the extent provided herein. Transferee shall (together with ATI and the other holders of securities of ATI with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by ATI.

    Notwithstanding any other provision of this Section 6.2, if the representative of the underwriters advises ATI in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all Registrable Shares from, or limit the number of Registrable Shares to be included in, the registration and underwriting. ATI shall so advise Transferee, and the number of shares of Common Stock that are entitled to be included in the registration and underwriting shall be allocated first to

ATI for securities being sold for its own account and thereafter as set forth in paragraph (c) below.

    (c) In any circumstance in which all of the Registrable Shares and other shares of Common Stock with registration rights (the "Other Shares") requested to be included in a registration on behalf of Transferee or other selling shareholders cannot be so included as a result of limitations or the aggregate number of Registrable Shares and Other Shares that may be so included, the number of Registrable Shares and Other Shares that may be so included shall be allocated among Transferee and other selling shareholders requesting inclusion of shares pro rata on the basis of the number of Registrable Shares and Other Shares that are held by Transferee and other selling shareholders, provided, however, that such allocation shall not operate to reduce the aggregate number of Registrable Shares and Other Shares to be included in such registration. If Transferee or any other selling shareholder does not request inclusion of the maximum number of Registrable Shares and Other Shares allocated to it pursuant to the above-described procedure, the remaining portion of its allocation shall be reallocated among Transferee and other selling shareholders whose allocations did not satisfy their requests pro rata on the basis of the number of Registrable Shares and Other Shares which are held by Transferee and other selling shareholders, and this procedure shall be repeated until all of the Registrable Shares and Other Shares which may be included in the registration on behalf of Transferee and other selling shareholders have been so allocated.

    6.3. Registration Procedures. In the case of each registration involving Registrable Shares pursuant to this Article VI, ATI will:

    (a) furnish to Transferee, prior to the filing of a Registration Statement, copies of such Registration Statement as it is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents in such quantities as Transferee reasonably may request from time to time in order to facilitate the disposition of such Registrable Shares;

    (b) use all reasonable efforts to register or qualify the offer and sale of such Registrable Shares under such other securities or blue sky laws of such jurisdiction as Transferee reasonably requests and do any and all other acts and things as reasonably may be necessary or advisable to enable Transferee to consummate the disposition in such jurisdictions of the Registrable Shares owned by Transferee; provided that ATI will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (b), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

    (c) use all reasonable efforts to cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of ATI to enable Transferee to consummate the disposition of such Registrable Shares;

    (d) notify Transferee, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement or amendment contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and ATI will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

    (e) enter into customary agreements (including an underwriting agreement in customary form and an indemnification agreement with Transferee in customary form) and take such other actions as reasonably are required in order to expedite or facilitate the disposition of such Registrable Shares;

    (f) make available for inspection by Transferee, any underwriter participating in any disposition pursuant to such registration, and any attorney, accountant or other agent retained by Transferee or any such underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of ATI (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of ATI to supply all information reasonably requested by any such Inspector in connection with such registration; provided that (i) Records and information obtained hereunder shall be used by such persons only to exercise their due diligence responsibility and (ii) Records or information which ATI determines, in good faith, to be confidential shall not be disclosed in such Registration Statement or otherwise by the Inspectors unless (x) the disclosure of such Records or information is necessary to avoid or correct a misstatement or omission in the Registration Statement or (y) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction. Transferee shall use its best efforts, prior to any such disclosure, to inform ATI that such disclosure is necessary to avoid or correct a misstatement or omission in the Registration Statement. Transferee further agrees that it will, upon learning that disclosure of such Records or information is sought in a court or by a governmental authority, give notice to ATI and allow ATI, at the expense of ATI, to undertake appropriate action to prevent disclosure of the Records or information deemed confidential;

    (g) use all reasonable efforts to obtain a comfort letter from the independent public accountants for ATI in customary form and covering such matters of the type customarily covered by comfort letters as Transferee reasonably requests;

    (h) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve months beginning within three months after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of section 11(a) of the Securities Act and Rule 158 thereunder;

    (i) use all reasonable efforts to cause all such Registrable Shares to be listed on each securities exchange on which similar securities issued by ATI are listed; and

    (j) use its best efforts (i) to have any registration of the Registrable Shares declared effective as promptly as practicable after the filing thereof and (ii) to keep such Registration Statement effective for a period (up to three months) sufficient to complete the distribution of the Registrable Shares. ATI further agrees to supplement or make amendments to the Registration Statement, if required by (x) the registration form utilized by ATI for such registration or by the instructions applicable to such registration form, (y) the Securities Act or the rules and regulations thereunder or (z) Transferee (or any underwriter for Transferee) with respect to information concerning Transferee or such underwriter or the plan of distribution to be utilized with respect to the Registrable Shares. ATI agrees to furnish to Transferee copies of any such supplement or amendment prior to its being used or filed with the SEC.

    6.4. Conditions to Offerings. The obligations of ATI to take the actions contemplated by Section 6.1 with respect to an offering of Registrable Shares shall be subject to the following conditions:

    (a) if the Registrable Shares are to be transferred pursuant to Section 5.3(a)(iv), Transferee shall have the right to select the investment banker or bankers and, if applicable, lead manager or managers to administer the offering and its or their counsel, provided that such lead manager or managers and such counsel must be reasonably satisfactory to ATI; with respect to any such transfer, Transferee and such investment banker(s) or manager(s) shall use best efforts to effect as wide a distribution of such Registrable Shares as is reasonably practicable and to prevent any Person who, together with its Affiliates and any "group" (within the meaning of Section 13(a)(3) of the Exchange Act) of which such Person or any Affiliate is a party, from purchasing in excess of 15% of the Registrable Shares being registered. ATI may require Transferee to furnish to ATI such information regarding Transferee or the distribution of the Registrable Shares as ATI from time to time may reasonably request in writing, in each case only as required by the Securities Act or the rules and regulations thereunder or under state securities or blue sky laws.

    (b) in the event that the Registrable Shares are to be transferred pursuant to Section 5.3(a)(iii), such Registrable Shares shall be transferred only to a Person that Transferee believes in good faith after due inquiry is eligible with respect to the Registrable Shares to file a Statement on Schedule 13G pursuant to Rule 13d-1(b)(i) under the Exchange Act (without regard to the beneficial ownership threshold set forth in such Rule), as such Rule is currently in effect. Transferee shall have the right to select the investment banker or bankers and, if applicable, the lead manager or managers to administer the offering and its or their counsel, provided that such lead manager or managers and such counsel must be reasonably satisfactory to ATI.

    (c)  there shall not have been an offering registered pursuant to Section
6.1 of this Agreement within the immediately preceding six months; and

    (d) Transferee shall conform to all requirements of the Securities Act and the Exchange Act applicable to it with respect to the offering and sale of such Registrable Shares and shall advise each underwriter, broker or dealer through which any of such Registrable Shares are offered that such Registrable Shares are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act.

    Transferee agrees that, upon receipt of any notice from ATI of the happening of any event of the kind described in Section 6.3(d) of this Agreement, Transferee will forthwith discontinue disposition of Registrable Shares pursuant to the registration covering such Registrable Shares until Transferee's receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.3(a) of this Agreement.

    6.5. Additional Conditions. (a) ATI's obligations pursuant to Section 6.1 shall be suspended if (i) the fulfillment of such obligations would require ATI to make a disclosure that would, in the reasonable good faith judgment of ATI's Board of Directors, be detrimental to ATI and premature and the Board of Directors of ATI concludes, as a result, that it is essential to defer the filing of the registration statement at such time, (ii) ATI has filed or proposes to file a registration statement with respect to any of its securities to be distributed in an underwritten public offering and it is advised by its lead or managing underwriter that an offering by Transferee of Registrable Shares would materially adversely affect the distribution of such securities, provided that ATI is actively employing, or upon such proposed filing actively employs, all reasonable efforts to cause any such filed registration statement to become effective, or (iii) the fulfillment of such obligations would require ATI to prepare financial statements not required to be prepared for ATI to comply with its obligations under the Exchange Act at the time that the registration statement is proposed to be filed. Such obligations shall be reinstated (x) in the case of clause (i) above, upon the making of such disclosure by ATI (or, if earlier, when such disclosure would either no longer be necessary for the fulfillment of such obligations or no longer be detrimental), (y) in the case of clause (ii) above, upon the conclusion of any period during which ATI would not, pursuant to the terms of its underwriting arrangements, be permitted to sell Registrable Securities for its own account and (z) in the case of clause (iii) above, as soon as it would no longer be necessary to prepare such financial statements to comply with the Securities Act. The period during which Transferee is required to sell its Registrable Shares pursuant to Section 6.3(j) shall be tolled for the duration of any suspension pursuant to this paragraph (a).

    (b) In connection with any distribution pursuant to Section 5.3(a)(iv), the number of Registrable Shares to be registered pursuant to Section 6.1 of this Agreement shall be reduced to the extent that ATI is advised in writing by an investment banker of national standing that the sale of all of the Registrable Shares requested to be registered by Transferee would materially and adversely affect the market price of ATI's equity securities. If the number of shares registered is reduced pursuant to this paragraph (b) by more than 50% of the number requested to be registered by Transferee, the Registration Statement relating to such reduced number shall not count as one of the Registration Statements available to Transferee under Section 6.1.

    6.6. Registration Expenses. All expenses incident to the performance of or compliance with this Agreement by ATI, including, without limitation, all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Shares), printing expenses, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with the listing of the Registrable Shares to be registered on each securities exchange on which similar securities issued by ATI are then listed, fees and disbursements of counsel for ATI and its independent certified public accountants (including the expenses of any comfort letters required by or incident to such performance), securities acts liability insurance (if ATI elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by ATI in connection with such registration and the fees and expenses of other persons retained by ATI will be borne by ATI. Notwithstanding anything in this Section 6.6 to the contrary, ATI will not have any responsibility for any registration or filing fees payable under any federal or state securities or blue sky laws or for any of the expenses of Transferee incurred in connection with any registration hereunder including, without limitation, underwriting fees, discounts and commissions and transfer taxes, if any, attributable to the sale of Transferee's Registrable Securities, counsel fees of Transferee and travel costs.

    6.7. Indemnification; Contribution.

    (a) Indemnification by ATI. ATI agrees to indemnify, to the fullest extent permitted by law, Transferee (and any Affiliate thereof holding Registrable Shares), each person who controls Transferee or such Affiliate (within the meaning of either the Securities Act or the Exchange Act), and their respective directors and officers against any and all losses, claims, damages, liabilities and expenses (including attorneys' fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus (each as amended and/or supplemented, if ATI shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circum-stances under which they were made) not misleading; provided that ATI shall not be required to indemnify Transferee or such Affiliate, such controlling persons or their respective officers or directors for any losses, claims, damages, liabilities or expenses resulting from any such untrue statement or omission if such untrue statement or omission is made in reliance on and conformity with any information with respect to Transferee or its Affiliates or the underwriters furnished to ATI by Transferee or its Affiliates expressly for use therein; and provided further, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, the indemnity agreement contained in this paragraph shall not inure to the benefit of Transferee or such Affiliate, if the liability or expense results from the fact that a copy of the prospectus was not sent or given to such person at or prior to the written confirmation of sale of such Registrable Shares to such person as required by the Securities Act, and if the untrue statement or omission has been corrected in the prospectus unless such failure to deliver the prospectus was a result of noncompliance by ATI with its obligations under
Section 6.3(a) hereof. In connection with an underwritten offering, ATI will indemnify each underwriter thereof, the officers and directors of such underwriter, and each person who controls such underwriter (within the meaning of either the Securities Act or Exchange Act) to the same extent as provided above with respect to the indemnification of Transferee; provided that such underwriter agrees to indemnify ATI to the same extent as provided below with respect to the indemnification of ATI by Transferee.

    (b) Indemnification by Transferee. In connection with any registration in which Transferee is participating, Transferee will furnish to ATI in writing such information with respect to Transferee and its Affiliates as ATI reasonably requests for use in connection with any such registration, prospectus, or preliminary prospectus and agrees to indemnify ATI, its directors, its officers who sign the Registration Statement and each person, if any, who controls ATI (within the meaning of either the Securities Act or of the Exchange Act) to the same extent as the foregoing indemnity from ATI to such holder, but only with respect to information relating to such holder furnished to ATI in writing by Transferee expressly for use in the Registration Statement, the prospectus, any amendment or supplement thereto, or any preliminary prospectus.

    (c) Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to paragraph (a) or
(b) above, such person (hereinafter called the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (hereinafter called the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party shall have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the indemnified parties, such firm shall be designated in writing by the indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written

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



consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the third sentence of this paragraph (c), the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not either have reimbursed the indemnified party in accordance with such request or reasonably objected in writing, on the basis of the standards set forth herein, to the propriety of such reimbursement prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

    (d) Contribution. If the indemnification provided for in this Section 6.7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 6.7, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph (c) above, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

    The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph (d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    If indemnification is available under this Section 6.7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in paragraphs (a) and (b) above without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this paragraph (d).

    6.8. Rule 144. ATI covenants that it will file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as Transferee may reasonably request, all to the extent required from time to time to enable Transferee to sell Common Stock issuable upon conversion of the Preferred Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC. Upon the request of Transferee, ATI will deliver to Transferee a written statement as to whether it has complied with such requirements.

    6.9. Certain Limitations. The rights of Transferee under this Article VI are subject to Sections 5.3(a), 7.1, 7.2 and 7.3.

    6.10. Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In the event that ATI shall propose to enter into an agreement of merger, consolidation or other business combination with any Person which has a class of equity securities having substantially the same rights as the Common Stock (including, but not limited to, voting, dividend, liquidation and redemption rights) and in connection with such agreement ATI will no longer have a class of equity securities having substantially the same rights as the Common Stock registered with the SEC pursuant to Section 12(b) or 12(g) of the Exchange Act, ATI hereby covenants and agrees with Transferee that it will cause such Person to assume the rights and obligations of ATI set forth in this Article VI and in Article VII (as they relate to Article VI), to the full extent set forth herein.

                                   ARTICLE VII
                     RIGHTS OF FIRST OFFER AND FIRST REFUSAL

    7.1. Notice of Intent to Transfer. Transferee shall give written notice (a "Notice of Intent") to ATI at such time as it first forms a bona fide intention to transfer, within the next twelve months, Voting Securities issuable upon conversion of the Preferred Stock then held by Transferee or its Affiliates in transactions permitted by clauses (iii) or (iv) of Section 5.3(a) (any registered public offering permitted by Section 5.3(a)(iii) or (iv) being referred to hereinafter as a "Permitted Offering"). Transferee shall not be permitted to effect any such transfer until 90 days after the delivery of such Notice of Intent. Transferee shall include in such Notice of Intent all additional information required to be included in a ROFO Notice or ROFR Notice (as defined below) that reasonably can be provided at the time the Notice of Intent is delivered. Transferee shall be under no obligation to send more than one such Notice of Intent.

    7.2. Right of First Offer. Any proposed transfer by Transferee of Voting Securities issuable upon conversion of the Preferred Stock in a Permitted Offering pursuant to Section 5.3(a)(iv) shall be subject to a right of first offer on the part of ATI, as follows:

    (a) Transferee shall deliver to ATI a notice (a "ROFO Notice") 10 days prior to the delivery of a request pursuant to Section 6.1(a) to file a registration statement, which ROFO Notice shall set forth, among other things:
(i) the identity of the prospective managing underwriter for the proposed offering, (ii) the proposed price per share to public and net proceeds per share to Transferee, (iii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock to be registered for sale, (iv) the identity (if known) of any Person that has expressed an interest in purchasing in excess of 1% of the Common Stock issuable upon conversion of the Preferred Stock in the proposed offering, (v) any other material terms and conditions of the proposed offering, (vi) the closing date for the proposed offering (which date shall not be less than 30 days from the date on which the ROFO Notice is delivered), and
(vii) a statement from the managing underwriter that it is highly confident that the proposed offering can be underwritten on the terms and conditions set forth in the ROFO Notice. The ROFO Notice shall constitute an irrevocable offer to ATI, upon the terms specified therein, to purchase the shares of Common Stock issuable upon conversion of the Preferred Stock.

    (b) ATI may elect, at its option, to purchase all, but not less than all, of the Registrable Shares referred to in the ROFO Notice at a price per share equal to the net proceeds per share referred to in the ROFO Notice by delivering to Transferee written notice of its election (a "Notice of Election") within 10 days after receipt of the ROFO Notice. Such Notice of Election shall constitute a binding obligation on the part of ATI, subject to standard terms and conditions for a stock purchase agreement between an issuer and a significant shareholder, to purchase such Voting Securities. Such Notice of Election shall include the proposed date for the closing of the purchase, which shall be no later than 21 days following the delivery of such Notice of Election. ATI may designate a third party to exercise its right of first offer.

    (c) If ATI or its designee does not exercise the foregoing right of first offer within such 10-day period, Transferee may proceed with the proposed offering as described in the ROFO Notice. Such offering must be closed within 90 days after the date the Registration Statement is filed with the SEC and the price per share to the public and the net proceeds per share to Transferee must equal or exceed such terms as set forth in ROFO Notice. Transferee shall, and shall cause its managing underwriters to, use best efforts to cause the filing of the Registration Statement and the closing of the offering pursuant thereto to occur as quickly as possible. If the offering is not completed within such 90-day period or if market conditions cause the managing underwriter to reduce the proposed price per share to the public or the net proceeds to Transferee or otherwise to materially revise the terms set forth in the ROFO Notice, Transferee shall promptly so notify ATI and ATI shall again have a right of first offer pursuant to paragraph (b) above with respect to the shares of Common Stock issuable upon conversion of the Preferred Stock referred to in the ROFO Notice, upon the revised terms, except that such new right must be exercised within three business days after such notification.

    7.3. Right of First Refusal. Any proposed transfer by Transferee of Common Stock issuable upon conversion of the Preferred Stock pursuant to Section 5.3(a)(iii) shall be subject to a right of first refusal on the part of ATI, as follows:

    (a) In the event of a transfer (or series of related transfers) which is not a Permitted Offering and involves in the aggregate less than 1% of the then outstanding Voting Securities, ATI shall have no right of first refusal.

    (b) In all other cases, Transferee shall deliver to ATI a notice (a "ROFR Notice") at least four business days prior to (x) in the case of a Permitted Offering, the delivery of a request to file a registration statement pursuant to
Section 6.1(a), or (y) in all other cases the execution of a stock purchase agreement or other action committing Transferee to such transfer. Such ROFR Notice shall set forth (A) the identities of each proposed transferee that, together with its Affiliates and any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which such transferee or any Affiliate is a part, proposes to purchase 1% or more of the then outstanding Voting Securities (a "1% Purchaser") and the total number of shares such 1% Purchaser proposes to acquire, (B) the aggregate number of Voting Securities to be transferred to all transferees, (C) the proposed price per share at which the Voting Securities are to be transferred, and the net proceeds per share to Transferee therefrom, and
(D) any other material terms and conditions of the proposed transfer. In the case of a Permitted Offering, such ROFR Notice shall also contain the information specified in clauses (vi) and (vii) of Section 7.2(a). The ROFR Notice shall constitute an irrevocable offer to sell such Voting Securities to ATI upon the terms specified therein.

    (c) In the case of other than a Permitted Offering, ATI may elect to purchase (x) with respect to non-1% Purchasers, all, but not less than all, of the Voting Securities referred to in the ROFR Notice which are to be transferred to such non-1% Purchasers, or (y) any or all of the blocks to be transferred to 1% Purchasers or (z) any combination of (x) and (y).

    (d) In the case of a Permitted Offering, ATI may elect to purchase (x) with respect to non-1% Purchasers, all but not less than all, of the Voting Securities referred to in the ROFR Notice which are to be sold to such non-1% Purchasers, (y) one or more of the blocks to be transferred to 1% Purchasers provided that, unless ATI effects the purchase described in clause (x) above, ATI must leave at least one such block unpurchased, or (z) any combination of
(x) and (y).

    (e) Any election by ATI described in paragraphs (c) or (d) above shall be upon the terms and conditions set forth in the ROFR Notice and shall be effected by sending to Transferee a Notice of Election within four business days after receipt of the ROFR Notice. Such Notice of Election shall constitute a binding obligation, subject to standard terms and conditions for a stock purchase agreement between an issuer and a significant shareholder, to purchase the specified amount of Voting Securities (at a price per share equal to the net proceeds per share referred to in the ROFR Notice). Such Notice of Election also shall include the proposed date for the closing of the purchase, which shall be no later than 21 days following the delivery of such Notice of Election. ATI may designate a third party to exercise its right of first refusal.

    (f) If ATI or its designee does not exercise its right of first refusal within such four-day period, Transferee may proceed with the proposed transfer described in the ROFR Notice. Such transfer must be closed within 30 days after the date the ROFR Notice is delivered (with respect to other than Permitted Offerings), and within 90 days after the Registration Statement is filed with the SEC, with respect to Permitted Offerings, and the price per share and the net proceeds per share to Transferee must equal or exceed such terms set forth in the ROFR Notice. Transferee shall, and shall cause any lead manager or managing underwriter to, use best efforts to cause the filing of the Registration Statement and the closing of the offering pursuant thereto to occur as quickly as possible. If the proposed price per share or net proceeds per share are less than those set forth in the ROFR Notice, Transferee shall promptly so notify ATI and ATI shall again have a right of first refusal pursuant to this Section 7.3 with respect to the Voting Securities referred to in the ROFR Notice, upon the revised terms, except such that new right must be exercised within three business days after such notification.

                                  ARTICLE VIII
                                TERM OF AGREEMENT

    8.1. Term of Agreement. The term of this Agreement shall be until the earlier of (a) the date, following the consummation of the Exchange or the termination of the Transferee Agreement of Exchange, when Transferee and its Affiliates cease to beneficially own shares of Preferred Stock convertible into at least 5% of the total voting power of the then outstanding Voting Securities and (b) July 25, 2004; provided, however, that the provisions of Article V and
Article VII shall irrevocably terminate upon any Change of Control of ATI.

    Upon the expiration of the term of this Agreement, all further obligations of the parties hereunder shall terminate, except that (i) if there shall have been a Change of Control of Transferee prior to the expiration of the term of this Agreement, the agreements set forth in Sections 5.1(a), 5.2 and 5.3 and Articles VII and IX shall remain in effect until the earlier of (A) a change of Control of ATI and (B) the later of (x) the expiration of the term of this Agreement and (y) four years from the date of the Change of Control of Transferee, (ii) the agreement set forth in Section 5.1(c) shall survive indefinitely, (iii) the rights in Article VI shall survive until the 10th anniversary of the Effective Time or the Closing Date (as each are defined in the Transferee Agreement of Exchange), as the case may be, and (iv) nothing herein shall relieve any party from liability for any breach hereof.

                                   ARTICLE IX
                                  MISCELLANEOUS

    9.1. Legend; Removal of Legend. (a) All certificates evidencing shares of Preferred Stock beneficially owned by Transferee shall have the following legend, which shall remain on such certificates until such time as the securities represented by such certificates are no longer subject to the restrictions of this Agreement:

    THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF AN INVESTMENT AGREEMENT (INCLUDING THE RESTRICTIONS ON TRANSFER SET FORTH THEREIN) DATED AS OF ________________, BETWEEN ATI AND [TRANSFEREE] AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE ALIENATED EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF ATI.

    (b) Any legend endorsed on a certificate pursuant to paragraph (a) shall be removed if the Common Stock issuable upon conversion of the shares of Preferred Stock represented by such certificate shall have been effectively transferred in compliance with clause (ii), (iii) or (iv) of the second sentence of Section 5.3(a) or all obligations of Transferee under Articles V and VII of this Agreement have terminated, or a Change of Control of ATI has occurred.

    9.2. Severability. If any term, provision, covenant or restriction of this Agreement is determined to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

    9.3. Specific Enforcement. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they may be entitled by law or equity.

    9.4. Entire Agreement; Amendments. Except to the extent that other agreements are specifically referred to herein, this Agreement between ATI and Transferee contains the entire understanding of the parties with respect to the matters covered hereby and thereby and, except as specifically set forth herein or therein, neither ATI nor Transferee makes any representation, warranty, covenant or undertaking with respect to such matters. This Agreement may be amended only by an agreement in writing executed by the parties hereto. The parties hereto may amend this Agreement without notice to or the consent of any third party.

    9.5. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when personally delivered or transmitted by telecopier on a business day during normal business hours where such notice is to be received at the address or number designated below or (b) on the business day following the date of mailing by overnight courier, fully prepaid, addressed to such address, whichever shall first occur. The addresses for such communications shall be:

  If to ATI:       AirTouch Communications, Inc.
                   One California Street
                   San Francisco, CA 94111
                   Telecopier:  (415) 658-2298
                   Attention:  Margaret G. Gill, Esq.
                               Senior Vice President, Legal and
                               External Affairs

  With a copy to:  Pillsbury Madison & Sutro
                   235 Montgomery Street
                   San Francisco, CA 94104
                   Telecopier:  (415) 983-1200
                   Attention:  Nathaniel M. Cartmell III

  If to Transferee:




  With a copy to:

Any party hereto may from time to time change its address for notices under this
Section 9.5 by giving at least 10 days' notice of such changed address to the other party hereto.

    9.6. Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement of this Agreement; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

    9.7. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.

    9.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and legal representatives. The parties hereto may amend this Agreement without notice to or the consent of any third party. Neither ATI nor Transferee shall assign this Agreement or any rights hereunder without the prior written consent of the other (which consent may be withheld for any reason in the sole discretion of the party from whom consent is sought); provided, however, that Transferee may assign its rights (but not its obligations) under this Agreement to any Wholly Owned Subsidiary of Transferee which agrees in writing to become bound by the terms of this Agreement, but no such assignment or obligation by Transferee shall release Transferee, and Transferee shall remain liable for the performance by such assignee of, its obligations hereunder.

    9.9. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision of this Agreement be enforced by, any other person.

    9.10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.

    9.11. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

    9.12. Arbitration. The parties agree to submit their disputes to arbitration in accordance with the Arbitration Agreement dated the date hereof between ATI and Transferee.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.

                                         AIRTOUCH COMMUNICATIONS, INC.


                                         By __________________________________
                                            Name:
                                            Title:

                                         [TRANSFEREE]


                                         By __________________________________
                                            Name:
                                            Title:

                                                                   Draft 9/30/95

                                                                   EXHIBIT C

                  FORM OF FULL TRANSFEREE AGREEMENT OF EXCHANGE

    THIS AGREEMENT OF EXCHANGE (this "Agreement"), dated as of ____________, 199_, by and between AIRTOUCH COMMUNICATIONS, INC., a Delaware corporation ("ATI"), and [TRANSFEREE], a ____________ corporation ("Transferee"),

                              W I T N E S S E T H:

    WHEREAS, Transferee has acquired a ___% interest in WMC Partners, L.P., a Delaware limited partnership ("WMC") from U S WEST, Inc., a Colorado corporation ("USW"), representing all of the partnership interest in WMC previously held by USW;

    WHEREAS, as a condition precedent to the closing of such acquisition, Transferee is required to enter into an investment agreement and an agreement of exchange with ATI;

    WHEREAS, concurrently herewith, ATI and Transferee are entering into that certain Transferee Investment Agreement dated as of the date hereof (the "Transferee Investment Agreement"); and

    WHEREAS, ATI has certain rights to cause the direct or indirect exchange (the "Exchange") of the WMC Interest for Series C Participating Convertible Preferred Stock of ATI ("Series C Preferred Stock");

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                  THE EXCHANGE

    1.1. Manner of the Exchange. Upon the terms and subject to the conditions set forth herein, the parties agree that the Exchange shall be effected either pursuant to (i) a merger (the "Merger"), as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A (the "Merger Agreement"), or (ii) a sale by Transferee or a subsidiary thereof to ATI of the WMC Interest as described in
Section 1.5(a) or (b) (the "Sale").

    1.2. Delivery of Notice. Transferee and ATI shall complete and execute the Merger Agreement and employ all reasonable efforts to satisfy the conditions to the Merger set forth in Article IV of the Merger Agreement upon the receipt by Transferee of written notice from ATI of ATI's election to cause the Exchange to occur.

    1.3. Determination of Consideration.

    (a) General. Within ten business days after the date (the "Notice Date") when a notice shall have been delivered pursuant to Section 1.2, representatives of ATI and Transferee shall meet to determine the appropriate number of shares of Series C Preferred Stock of ATI to be exchanged for the WMC Interest (the "Final Number of ATI Shares"). In the event that such representatives of ATI and Transferee shall be unable to reach agreement with respect to the Final Number of ATI Shares within 30 business days after the Notice Date, the Final Number of ATI Shares shall be determined as follows.

    (b) Selection of Appraisers. ATI and Transferee each shall designate by written notice to WMC and the other a firm of recognized national standing familiar with appraisal techniques applicable to the determination of the Appraisal Number of ATI Shares (as defined below) to serve as an Appraiser pursuant to this Section 1.3 (the firms designated by ATI and Transferee being referred to herein as the "ATI Appraiser" and the "Transferee Appraiser," respectively) within 30 business days after the failure to reach mutual agreement referred to in paragraph (a) above. In the event that either ATI or Transferee fails to designate its Appraiser within the foregoing time period, the other shall have the right to designate such Appraiser by notifying the failing party in writing of such designation (and the Appraiser so designated shall be the ATI Appraiser or the Transferee Appraiser, as the case may be).

    (c) Evaluation Procedures. Each Appraiser shall be directed to determine the number of shares of Series C Preferred Stock of ATI equal to the quotient of
(i) the Private Market Value (as defined in Section 6.1 hereof) of the WMC Interest as of the Notice Date, divided by (ii) the Fair Market Value as defined in Section 6.1 of Series C Preferred Stock as of the Notice Date (the quotient for such Appraisal being the "Appraisal Number of ATI Shares"). Each Appraiser also shall be directed to deliver a certificate (an "Appraiser's Certificate") to both ATI and Transferee upon the conclusion of its determination, which in no event shall be later than the 30th day after its respective designation, and each Appraiser's Certificate once delivered may not be retracted or modified in any respect. Each Appraiser will keep confidential all information disclosed by ATI and WMC in the course of conducting its evaluation, and, to that end, will execute such customary documentation as ATI and WMC reasonably may request with respect to such confidentiality obligation. ATI will provide, and ATI and Transferee will cooperate in causing WMC to provide, each Appraiser with such information within ATI's and WMC's possession that reasonably may be requested in writing by the Appraiser for purposes of its evaluation hereunder. The Appraisers shall consult with each other in the course of conducting their respective evaluations. Each Appraiser will be directed to comply with the provisions of this Section 1.3, and to that end each of ATI and Transferee will provide to its respective Appraiser a complete and correct copy of this Section
1.3 (and the definitions of capitalized terms used in this Section 1.3 that are defined elsewhere).

    (d) Determination of the Final Number of ATI Shares. The Final Number of ATI Shares shall be determined on the basis of the Appraisers' Certificates in accordance with the provisions of this paragraph. The higher of the Appraisal Number of ATI Shares set forth on the Appraisers' Certificates is hereinafter referred to as the "Higher Value" and the lower of the Appraisal Number of ATI Shares is hereinafter referred to as the "Lower Value." If the Higher Value is not more than 110% of the Lower Value, the Final Number of ATI Shares shall be the arithmetic average of such two Values. If the Higher Value is more than 110% of the Lower Value, a third appraiser shall be selected in accordance with the provisions of paragraph (e) below, and the Final Number of ATI Shares will be determined in accordance with the provisions of paragraph (f) below.

    (e) Selection of and Procedure for Third Appraiser. If the Higher Value is more than 110% of the Lower Value, within seven days thereafter the ATI Appraiser and the Transferee Appraiser shall agree upon and jointly designate a third firm of recognized national standing familiar with appraisal techniques applicable to the determination of the Appraisal Number of ATI Shares to serve as an appraiser pursuant to this Section 1.3 (the "Third Appraiser"), by written notice to each of ATI and Transferee. ATI and Transferee shall direct the Third Appraiser to determine the Appraisal Number of ATI Shares (the "Third Value") in accordance with the provisions of paragraph (c) above, and to deliver to ATI and Transferee an Appraiser's Certificate on or before the 30th day after the designation of such Appraiser hereunder. The Third Appraiser will be directed to comply with the provisions of this Section 1.3, and to that end the parties will provide to the Third Appraiser a complete and correct copy of this Section 1.3 (and the definitions of capitalized terms used in this Section 1.3 that are defined elsewhere).

    (f) Alternative Determination of the Final Number of ATI Shares. Upon the delivery by the Third Appraiser of its Appraiser's Certificate, the Final Number of ATI Shares will be determined as provided in this paragraph (f). The Final Number of ATI Shares will be (w) the Lower Value, if the Third Value is less than the Lower Value, (x) the Higher Value, if the Third Value is greater than the Higher Value, (y) the arithmetic average of the Third Value and the other Value (Lower or Higher) that is closer to the Third Value if the Third Value falls within the range between (and including) the Lower Value and the Higher Value and (z) the Third Value, if the Lower Value and the Higher Value are equally close to the Third Value.

    (g) Costs. ATI and Transferee each will bear the cost of the Appraiser designated by it or on its behalf. If the Higher Value is not more than 115% of the Lower Value, or if the Higher Value and the Lower Value are equally close to the Third Value, ATI and Transferee each shall bear 50% of the cost of the Third Appraiser, if any; otherwise, the party whose Appraiser's determination of the Final Number of ATI Shares is farther from the Third Value shall bear the entire cost of the Third Appraiser. ATI and Transferee agree to pay when due the fees and expenses of the Appraisers in accordance with the foregoing provisions.

    (h) Stock Adjustments. The Final Number of ATI Shares used in the calculations described in paragraphs (d) and (f) above, and the Final Number of ATI Shares used in the calculations described in paragraph (h) above, shall be adjusted appropriately for stock splits, stock dividends, stock combinations, reclassifications and the like of ATI Common Stock subsequent to the Notice Date.

    (i) Conclusive Determination. To the fullest extent provided by law, the determination of the Final Number of ATI Shares made pursuant to this Section
1.3 shall be final and binding on ATI and Transferee, and such determination shall not be appealable to or reviewable by any court or arbitrator.

    1.4. Execution of Merger Agreement. As soon as practicable following the determination of the Final Number of ATI Shares pursuant to Section 1.3, but in no event later than 10 days thereafter, ATI and Transferee each shall complete and execute, and each shall cause its appropriate respective subsidiary to execute, the Merger Agreement in substantially the form set forth in Exhibit A hereto. The parties agree that ATI shall have the right to determine in its sole discretion the form and substance of Annexes A and B to the Merger Agreement.

    1.5. Right to Require Sale. In the event that either ATI or Transferee shall fail within 10 days after the determination of the Final Number of ATI Shares to have the Merger Agreement executed by their respective appropriate parties, the following shall apply:

    (a) If ATI shall have so failed, Transferee may deliver to ATI written notice requiring ATI to purchase the WMC Interest in exchange for the Aggregate Consideration plus, if ATI's failure shall have resulted from other than the prohibition of such execution by any order, decree or injunction of a court of competent jurisdiction or an action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that makes execution of the Merger Agreement illegal, an amount equal to 35% of the taxable income attributable to such sale (net of the amount of taxable income that would have been generated by the Merger, such as income arising from deferred intercompany gain or an excess loss account in the stock of any Transferee HoldSub (as defined in Section 2.2(a))) (the "Tax Adjustment").

    (b) If Transferee shall have so failed, ATI may deliver to Transferee written notice requiring Transferee to cause the WMC Interest to be sold to ATI in exchange for the Aggregate Consideration.

    (c) In the event that either ATI or Transferee exercises its right to cause the Sale, the provisions of Sections 1.6 and 1.7 and of Article IV shall be applicable.

    1.6. Sale Procedure. Any written notice delivered pursuant to paragraph (a) or (b) of Section 1.5 (a "Sale Notice") shall specify the closing date of the Sale, which closing date shall be at least 15 but not more than 30 business days after the date of such notice; provided, however, that such date shall be extended in order to permit the parties to obtain all requisite regulatory approvals.

    1.7. Closing. The closing of the Sale (the "Closing") shall take place at such time and place as the parties may agree and on the date specified in the Sale Notice or at such other time, date or place as may be agreed to by the parties or as extended pursuant to Section 1.6. The date and time at which a Closing occurs is referred to as the "Closing Date." At the Closing, Transferee shall cause to be assigned to ATI all right, title and interest in and to the WMC Interest, free and clear of any Liens (as hereinafter defined), and ATI shall simultaneously deliver to Transferee a certificate or certificates representing the Aggregate Consideration and, if the Sale is pursuant to Section 1.5(a), a wire transfer in the amount of the Tax Adjustment, if any, to an account designated by Transferee three business days in advance.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

    2.1. Representations and Warranties of ATI. ATI hereby represents and warrants to Transferee as follows:

    (a) Organization and Qualification. It is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has the corporate power to own its properties and to carry on its business as now being conducted.

    (b) Authorization; Enforcement. It has full legal right, power and authority to enter into and perform this Agreement; the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby, other than the approval by ATI's board of directors of the Merger Consideration (as defined in the Merger Agreement) and the approval of the Preferred Certificate (as defined in Section 3.1(a)), have been duly authorized by it; this Agreement has been duly executed and delivered by it and this Agreement constitutes its valid and binding obligation enforceable against it in accordance with its terms, except that (i) such enforcement is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies and (ii) the remedies of specific performance and injunctive relief may be subject to general principles of equity.

    (c) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any of its properties or assets pursuant to any agreement, indenture or instrument to which it is a party, or result in a violation of its certificate of incorporation or by-laws or any law, rule, regulation, order, judgment or decree applicable to it or by which any of its properties or assets is bound or affected. No consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance by it of this Agreement, except to the extent of (i) any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) any consent or approval of the FCC or any other federal or state governmental agency the necessity of which arises solely out of WMC's licenses or operations, (iii) any filings required under the Exchange Act, or (iv) any filings expressly contemplated hereby.

    (d) Authorization of ATI Common Stock and ATI Preferred Stock. ATI has taken all necessary action to permit it to issue (i) the number of shares of Series C Preferred Stock issuable pursuant to the terms of this Agreement and
(ii) the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock. Shares of Series C Preferred Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and no person will have any preemptive right of subscription or purchase in respect thereof.

    2.2. Representations and Warranties of Transferee. Transferee hereby represents and warrants to ATI as follows:

    (a) Organization and Qualification. It is, and each subsidiary thereof that holds the WMC Interest (a "Transferee HoldSub") will be at the time of the Closing, a corporation duly organized and existing in good standing under the laws of the state of its incorporation and it has, and each Transferee HoldSub at the time of the Closing will have, the corporate power to own its properties and to carry on its business as now being conducted.

    (b) Authorization; Enforcement. It has full legal right, power and authority to enter into and perform this Agreement; the execution and delivery of this Agreement by Transferee and the consummation by it of the transactions contemplated hereby have been duly authorized by it; this Agreement has been duly executed and delivered by it and this Agreement constitutes its valid and binding obligation enforceable against it in accordance with its terms, except that (i) such enforcement is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies and
(ii) the remedies of specific performance and injunctive relief may be subject to general principles of equity. At the time of the Closing, each Transferee HoldSub will have duly authorized the transactions contemplated hereby to the extent required and will have full legal right, power and authority to perform this Agreement.

    (c) No Conflicts. The execution, delivery and performance of this Agreement by it and the consummation by each of Transferee and, to the extent required, the consummation by each Transferee HoldSub, of the transactions contemplated hereby will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined in paragraph (d) below) on any properties or assets of any of them pursuant to any agreement, indenture or instrument to which any of them is a party or by which the properties or assets of any of them are bound or affected, or result in a violation of the certificate of incorporation or by-laws of any of them or any law, rule, regulation, order, judgment or decree applicable to any of them or by which any of the properties or assets of any of them is bound or affected. No consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance by each of Transferee and, to the extent required, by each Transferee HoldSub of this Agreement, except to the extent of (i) any applicable requirements under the HSR Act, (ii) any consent or approval of the FCC or any other federal or state governmental

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



agency the necessity of which arises solely out of WMC's licenses or operations,
(iii) any filings required under the Exchange Act, or (iv) any filings expressly contemplated hereby.

    (d) Title. At the Effective Time or Closing, as the case may be, Transferee will be the sole record and beneficial owner of all of the capital stock of each Transferee HoldSub, free and clear of all liens, adverse claims, pledges, security interests, options, liabilities or other contractual, legal or equitable rights or encumbrances (collectively, "Liens"). At the Effective Time or Closing, as appropriate, Transferee or a Transferee HoldSub will be the sole legal and beneficial owner of the WMC Interest free and clear of all Liens; and immediately after the Effective Time or the Closing, as the case may be, ATI or a subsidiary of ATI will be the owner of all the right, title and interest of Transferee and each Transferee HoldSub to and in the WMC Interest free and clear of all Liens. The WMC Interest owned by Transferee constitutes, and at the Effective Time or the Closing, as the case may be, the WMC Interest held by each Transferee HoldSub will constitute, the entirety of any WMC interest held directly or indirectly by Transferee.

                                   ARTICLE III
                                    COVENANTS

    3.1. Covenants of ATI. During the period from the date hereof to the Effective Time or the Closing, as the case may be, except as specifically contemplated by this Agreement or as otherwise approved in writing by
Transferee:

    (a) Designation and Reservation of Shares. ATI will reserve and keep available out of its authorized but unissued shares of capital stock the full number of shares Series C Preferred Stock at any time deliverable upon the consummation of the Merger or at the Closing, as the case may be. ATI agrees that prior to the Effective Time or the Closing Date, as the case may be, it will have filed with the appropriate public official in its state of incorporation a certificate (the "Preferred Certificate") designating a sufficient number of shares of ATI Preferred Stock.

    (b) No Inconsistent Agreements. After the date hereof, ATI shall not and shall not permit its Affiliates to, take any action or enter into any agreement inconsistent with the rights granted to Transferee hereunder or which could adversely affect the ability of ATI and Transferee to consummate the Merger or Sale as contemplated hereunder, including, without limitation, entering into any loan agreement or other arrangement containing terms or conditions which would limit or prohibit the consummation of the Merger or Sale.

    3.2. Covenants of Transferee. During the period from the date of this Agreement to the Effective Time or the Closing, as the case may be, except as specifically contemplated by this Agreement or as otherwise approved in writing by ATI:

    (a) No Inconsistent Agreements. After the date hereof, Transferee shall not, and shall not permit its Affiliates to, take any action or enter into any agreement inconsistent with the rights granted to ATI hereunder or which could adversely affect the ability of ATI, Transferee or any Transferee HoldSub to consummate the Merger or Sale as contemplated hereunder, including, without limitation, entering into any loan agreement or other arrangement containing terms or conditions which would limit or prohibit the consummation of the Merger or Sale.

    (b) Transfer of WMC Interest Prohibited. From and after the Notice Date, unless the Merger or the Closing shall have been abandoned pursuant to Section 4.4, Transferee shall not, and shall not permit its subsidiaries to, and its subsidiaries shall not, sell, pledge, transfer or otherwise dispose of the WMC Interest or any interest therein, including through the creation of any Lien thereon.

    3.3. Further Assurances; Cooperation.

    (a) Each of the parties hereto shall perform its obligations under this Agreement and take or cause to be taken and do or cause to be done all things necessary, proper or advisable under applicable law to obtain all necessary regulatory approvals and waivers and all other necessary consents and satisfy all conditions to the obligations of the parties under this Agreement and shall cooperate fully with one another and their respective officers, directors, employees, agents, counsel, accountants and other representatives in connection with any steps required to be taken as a part of their respective obligations under this Agreement; and each party shall do such things as reasonably may be requested by the other parties hereto in order more effectively to consummate the Merger or the Sale, as the case may be (including, but not limited to, promptly delivering to the other information necessary to prepare and pursue all necessary regulatory filings, approvals and waivers).

    (b) In the event that a change in the structure of the Exchange would be necessary or desirable to accomplish a tax-free merger or reorganization (including a reorganization described in Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended), Transferee and ATI shall take all reasonable steps necessary to accommodate such change to the extent it would not adversely affect the parties' rights or obligations under the terms of the Merger Agreement or this Agreement; provided that in any such event ATI and Transferee shall negotiate in good faith to appropriately compensate the other to the extent adversely affected by such change.

    3.4. Provision in Case of Consolidation or Merger of ATI. In the event that prior to the Effective Time or the Closing, as the case may be, ATI shall enter into an agreement of merger, consolidation or other business combination with any Person ("Acquiring Corporation") which has a class of equity securities having substantially the same rights as Series C Preferred Stock (including but not limited to voting, dividend, liquidation, and redemption rights) ("Acquiror Preferred Stock"), and in connection with such agreement (i) the Acquiring Corporation shall acquire at least 85% of the Voting Power Outstanding or ATI Common Stock will no longer be registered with the Securities and Exchange Commission pursuant to section 12(b) or 12(g) of the Exchange Act or (ii) the Acquiring Corporation shall acquire assets satisfying the requirements of clauses (A), (B) and (C) of clause (ii) of the definition of Change of Control contained in the Investment Agreement between the parties dated the date hereof, and a majority of the value of the consideration to be received by ATI in exchange therefor shall not consist of assets (or interests in assets) of a like kind or nature, then ATI shall cause such agreement to provide that upon consummation of such consolidation, merger or other business combination this Agreement and the Merger Agreement shall be deemed to be modified and amended to provide that Transferee shall receive Acquiror Preferred Stock rather than Series C Preferred Stock in any Merger or Sale. Accordingly, from and after such consummation references herein to Series C Preferred Stock shall be deemed to be references to Acquiror Preferred Stock. If any such consolidation, merger or other business combination shall be consummated after the Notice Date and prior to the Closing, the Closing shall be delayed for an appropriate period to determine under Section 1.3 the number of shares of Acquiror Preferred Stock to be issued at the Effective Time or the Closing, as the case may be, and to satisfy all conditions to the Merger or the Closing. ATI shall not enter into any such consolidation, merger or other business combination unless the Acquiring Corporation assumes in writing all the obligations of ATI hereunder. The provisions of this Section 3.5 shall apply to successive consolidations, mergers or other business combinations.

    3.5. Contributions, Distributions and Dividends After the Notice Date. ATI agrees to compensate Transferee at the Effective Time or at the

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



Closing, as the case may be, for (i) any dividends (other than those for which adjustments have been made pursuant to Section 1.3(i)) that would have been received prior to the Effective Time or the Closing Date by Transferee in respect of the Aggregate Consideration if the Aggregate Consideration had been issued to Transferee on or prior to the first record date therefor announced by ATI subsequent to the Notice Date, and (ii) any capital contributions to WMC made by Transferee or its Affiliates with respect to the WMC Interest during the period after the Notice Date and prior to the Effective Time or the Closing, as the case may be. Transferee agrees to make, or to cause to be made, all capital contributions due after the Notice Date and prior to the Effective Time or the Closing, as the case may be, to the extent any such capital contribution, if not made, would constitute a Defaulted Contribution (as defined in the WMC Partnership Agreement). Transferee agrees to compensate ATI at the Closing for any distributions received by Transferee or its Affiliates with respect to the WMC Interest during the period after the Notice Date and prior to the Closing.

                                   ARTICLE IV
                       CONDITIONS TO CLOSING OF THE SALE

    4.1. Conditions to Each Party's Obligation to Effect the Sale. The obligations of the parties hereto to consummate the Sale are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

    (a) No Prohibition. The consummation of the Sale shall not be prohibited by any order, decree or injunction of a court of competent jurisdiction (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted), and there shall not have been any action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the Sale by any Governmental Entity that makes consummation of the Sale illegal.

    (b) Authorizations. All required authorizations, orders, grants, consents, permissions, approvals and waivers of any governmental entity with jurisdiction over the Sale (including all filings under the HSR Act and the expiration of all waiting periods thereunder) shall have been received and shall remain in effect, other than authorizations, orders, grants, consents, permissions and approvals the failure of which to receive would not, singly or in the aggregate, have a material adverse effect on the business condition of Transferee or ATI.

    4.2. Conditions to Obligations of ATI. The obligations of ATI to effect the Sale are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions, except to the extent that any failure of the conditions set forth in paragraphs (a) or (b) below results in damage to ATI that is fully compensable by monetary damages.

    (a) Representations and Warranties. The representations and warranties of Transferee set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

    (b) Performance of Obligations of Transferee. Transferee shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

    (c) Nature of Acquisition. Transferee shall have provided ATI with an undertaking to the effect that Transferee is acquiring the shares of Preferred Stock hereunder for its own account, for investment and not with a view to the resale or distribution thereof, except in compliance with the Securities Act of 1933, as amended.

    (d) No Change of Control. There shall not have been a Change of Control of Transferee at any time after the date hereof and Transferee shall not be a party to any agreement which contemplates a transaction (or series of transactions) which, when consummated, would result in a Change of Control of Transferee.

    4.3. Conditions to Obligations of Transferee. The obligations of Transferee to effect the Sale are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions, except to the extent that the failure of any such condition results in damage to Transferee that is fully compensable by monetary damages:

    (a) Representations and Warranties. The representations and warranties of ATI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

    (b) Performance of Obligations of ATI. ATI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

    4.4. Abandonment of Merger or Sale. In the event that the Effective Time or the Closing, as the case may be, has not occurred within two years after the Notice Date, either ATI or Transferee may elect, subject to the following sentence, by written notice to the other to abandon the Merger or the Sale, as the case may be, in which event this Agreement shall be operative thereafter as if the notice delivered pursuant to Section 1.2 never had been delivered; provided, however, that in the event July 25, 2004 shall have occurred within the foregoing two year period, such two year period may be extended, subject to the following sentence, at the option of either party, by written notice to the other delivered prior to the expiration of such two year period, for one additional year. Notwithstanding the foregoing, the right to abandon the Merger or the Sale, or to extend the two-year period for one additional year, pursuant to this Section shall not be available to any party whose failure to fulfill any obligation under this Agreement or the Merger Agreement has been the cause of, or results in, the failure of the Effective Time or the Closing to have occurred within such period.

                                    ARTICLE V
                                 INDEMNIFICATION

    5.1. Indemnification.

    (a) Indemnification by ATI. ATI shall defend, indemnify and hold harmless Transferee and each of Transferee's subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (Transferee and such persons, collectively, "Transferee's Indemnified Persons"), and shall reimburse Transferee's Indemnified Persons for, from and against each and every demand, claim, loss, liability, judgment, damage, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses") imposed on or incurred by Transferee's Indemnified Persons, directly or indirectly (including without limitation diminution in value of an equity interest), relating to, resulting from or arising out of any inaccuracy in any representation or warranty of ATI herein or in the Merger Agreement in any respect, whether or not Transferee's Indemnified Persons relied thereon, or any breach or nonfulfillment of any covenant, agreement or other obligation of ATI under this Agreement, the Merger Agreement, or any certificate or other document delivered or to be delivered pursuant hereto. [The parties agree that the Tax Adjustment described in Section 1.5(a) is an agreed upon payment limited to the failure to execute the Merger Agreement under the circumstances described therein and is not intended as an admission of the fact or measure of damages for any purpose, and that this Section 5.1 shall govern with respect to a Loss relating to, resulting from or arising out of any other matter described in the foregoing sentence.]

    (b) Indemnification by Transferee. Transferee shall defend, indemnify and hold harmless ATI and each of ATI's subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (ATI and such persons, collectively, "ATI's Indemnified Persons"), and shall reimburse ATI's Indemnified Persons, for, from and against all Losses imposed on or incurred by ATI's Indemnified Persons, directly or indirectly (including without limitation diminution in value of an equity interest), relating to, resulting from or arising out of any inaccuracy in any representation or warranty of Transferee herein or in the Merger Agreement in any respect, whether or not ATI's Indemnified Persons relied thereon, or any breach or nonfulfillment of any covenant, agreement or other obligation of Transferee under this Agreement, the Merger Agreement, or any certificate or other document delivered or to be delivered pursuant hereto.

                                   ARTICLE VI
                                  MISCELLANEOUS

    6.1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

    (a) "Fair Market Value" means, with respect to the Series C Preferred Stock, as of the Notice Date, the price at which a willing seller would sell, and a willing buyer would buy, shares of Series C Preferred Stock each being apprised of all relevant facts with respect to ATI and neither acting under compulsion, in an arm's-length negotiated transaction with an unaffiliated third party without time constraints.

    (b) "Private Market Value" is defined as the price, as of the Notice Date, at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts, including the tax effects of the Exchange on the buyer and seller, and neither acting under compulsion, the WMC Interest in an arm's-length negotiation without time constraints, with such price adjusted to include (to the extent not previously included) a pro rata share of any control premium inherent in a sale of WMC as a whole.

    (c) "Voting Power Outstanding" means the aggregate number of votes which may be cast by holders of those securities outstanding which entitle the holders thereof to vote generally on all matters submitted to ATI's shareholders for a vote.

    All capitalized terms in this Agreement which are not defined herein shall have the meanings set forth in the WMC Partnership Agreement as in effect on the date hereof.

    6.2. Termination. This Agreement and the Merger Agreement shall automatically terminate (whether or not a notice has previously been delivered pursuant to Section 1.2 hereof) at such time as Transferee no longer holds any WMC interest. The termination of this Agreement shall not relieve any party from liability for any breach hereof or of the Merger Agreement.

    6.3. Severability. If any term, provision, covenant or restriction of this Agreement is determined to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

    6.4. Specific Enforcement. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they may be entitled by law or equity.

    6.5. Entire Agreement; Amendments. Except to the extent that other agreements are specifically referred to herein, this Agreement between ATI and Transferee contains the entire understanding of the parties with respect to the matters covered hereby and thereby and, except as specifically set forth herein, neither ATI nor Transferee makes any representation, warranty, covenant or undertaking with respect to such matters. This Agreement may be amended only by a writing executed by the parties hereto. The parties hereto may amend this Agreement without notice to or the consent of any third party.

    6.6. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when personally delivered or transmitted by telecopier on a business day during normal business hours where such notice is to be received at the address or number designated below or (b) on the business day following the date of mailing by overnight courier, fully prepaid, addressed to such address, whichever shall first occur. The addresses for such communications shall be:

  If to ATI:               AirTouch Communications, Inc.
                           One California Street
                           San Francisco, CA 94111
                           Attention:  Margaret G. Gill
                                    Senior Vice President-Legal,
                                    External Affairs and Secretary
                           Telecopier:  (415) 658-2298

  With a copy to:          Pillsbury Madison & Sutro
                           235 Montgomery Street
                           San Francisco, CA 94104
                           Attention:  Nathaniel M. Cartmell III
                           Telecopier:  (415) 983-1200

  If to Transferee:        _________________________
                           _________________________
                           _________________________

  With a copy to:          _________________________
                           _________________________
                           _________________________

Any party may change its address for notices under this Section 6.6 by giving at least 10 days' prior notice of such changed address to the other party hereto.

    6.7. Legends. All certificates evidencing shares of Preferred Stock acquired by Transferee directly or indirectly pursuant to this Agreement shall be endorsed with the legends set forth below:

    THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

    THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF AN INVESTMENT AGREEMENT (INCLUDING THE RESTRICTIONS ON TRANSFER SET FORTH THEREIN), DATED AS OF ________ __, ____ BETWEEN THE COMPANY AND USW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE ALIENATED EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF THE COMPANY.

    6.8. Removal of Legends. Any legend endorsed on a certificate pursuant to
Section 6.7 shall be removed (i) with respect to the first legend set forth under Section 6.7, (A) if the securities represented by such certificate shall have been effectively registered under the Securities Act or otherwise lawfully sold in a public transaction, or (B) if the holder of such securities shall have provided ATI with an opinion of counsel, in form and substance acceptable to ATI and its counsel stating that a sale, transfer or assignment of the securities may be made without registration under the Securities Act of 1933, as amended, and (ii) with respect to the second legend set forth under Section 6.7, if the securities represented by such certificate shall have been effectively transferred in compliance with clause (ii), (iii) or (iv) of the second sentence of Section 5.3(a) of the Investment Agreement dated as of ________ __, ____ between ATI and Transferee (the "Investment Agreement") or all the obligations of Transferee under Articles V or VIII of the Investment Agreement have terminated, or a Change of Control of ATI has occurred.

    6.9. Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement of this Agreement; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

    6.10. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.

    6.11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and legal representatives. Neither ATI nor Transferee shall assign this Agreement or any rights hereunder without the prior written consent of the other (which consent may be withheld for any reason in the sole discretion of the party from whom consent is sought); provided, however, that Transferee may assign its rights (but not its obligations) under this Agreement to a Wholly Owned Subsidiary that is the direct beneficial owner of the WMC Interest.

    6.12. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision of this Agreement be enforced by, any other person.

    6.13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.

    6.14. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

    6.15. Arbitration. The parties agree to submit to arbitration their disputes described in the Arbitration Agreement dated the date hereof between ATI and Transferee.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.

                                             AIRTOUCH COMMUNICATIONS, INC.


                                             By _______________________________
                                                Name:
                                                Title:

                                             TRANSFEREE


                                             By _______________________________
                                                Name:
                                                Title:

                                                                   Draft 9/30/95

                                                                   Exhibit  D

                FORM OF PARTIAL TRANSFEREE AGREEMENT OF EXCHANGE

    THIS AGREEMENT OF EXCHANGE (this "Agreement"), dated as of ____________, 199_, by and between AIRTOUCH COMMUNICATIONS, INC., a Delaware corporation ("ATI"), and [TRANSFEREE], a ____________ corporation ("Transferee"),

                              W I T N E S S E T H:

    WHEREAS, Transferee has acquired a ___% interest in WMC Partners, L.P., a Delaware limited partnership ("WMC") from U S WEST, Inc., a Colorado corporation ("USW"), representing [___%] of the partnership interest in WMC previously held by USW;

    WHEREAS, as a condition precedent to the closing of such acquisition, Transferee is required to enter into an investment agreement and an agreement of exchange with ATI;

    WHEREAS, concurrently herewith, ATI and Transferee are entering into that certain Transferee Investment Agreement dated as of the date hereof (the "Transferee Investment Agreement"); and

    WHEREAS, ATI has certain rights to cause the direct or indirect exchange (the "Exchange") of the WMC Interest for Series B Participating Redeemable Preferred Stock of ATI ("Series B Preferred Stock");

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                  THE EXCHANGE

    1.1. Manner of the Exchange. Upon the terms and subject to the conditions set forth herein, the parties agree that the Exchange shall be effected either pursuant to (i) a merger (the "Merger"), as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A (the "Merger Agreement"), or (ii) a sale by Transferee or a subsidiary thereof to ATI of the WMC Interest as described in
Section 1.5(a) or (b) (the "Sale").

    1.2. Delivery of Notice. Transferee and ATI shall complete and execute the Merger Agreement and employ all reasonable efforts to satisfy the conditions to the Merger set forth in Article IV of the Merger Agreement upon the receipt by Transferee of written notice from ATI of ATI's election to cause the Exchange to occur.

    1.3. Determination of Consideration.

    (a) General. Within ten business days after the date (the "Notice Date") when a notice shall have been delivered pursuant to Section 1.2, representatives of ATI and Transferee shall meet to determine the appropriate number of shares of Series B Preferred Stock of ATI to be exchanged for the WMC Interest (the "Final Number of ATI Shares"). In the event that such representatives of ATI and Transferee shall be unable to reach agreement with respect to the Final Number of ATI Shares within 30 business days after the Notice Date, the Final Number of ATI Shares shall be determined as follows.

    (b) Selection of Appraisers. ATI and Transferee each shall designate by written notice to WMC and the other a firm of recognized national standing familiar with appraisal techniques applicable to the determination of the Appraisal Number of ATI Shares (as defined below) to serve as an Appraiser pursuant to this Section 1.3 (the firms designated by ATI and Transferee being referred to herein as the "ATI Appraiser" and the "Transferee Appraiser," respectively) within 30 business days after the failure to reach mutual agreement referred to in paragraph (a) above. In the event that either ATI or Transferee fails to designate its Appraiser within the foregoing time period, the other shall have the right to designate such Appraiser by notifying the failing party in writing of such designation (and the Appraiser so designated shall be the ATI Appraiser or the Transferee Appraiser, as the case may be).

    (c) Evaluation Procedures. Each Appraiser shall be directed to determine the number of shares of Series B Preferred Stock of ATI equal to the quotient of
(i) the Fair Market Value without a Control Premium as defined in Section 6.1 of the WMC Interest as of the Notice Date, divided by (ii) the Fair Market Value of Series B Preferred Stock as of the Notice Date (the quotient for such Appraisal being the "Appraisal Number of ATI Shares"). Each Appraiser also shall be directed to deliver a certificate (an "Appraiser's Certificate") to both ATI and Transferee upon the conclusion of its determination, which in no event shall be later than the 30th day after its respective designation, and each Appraiser's Certificate once delivered may not be retracted or modified in any respect. Each Appraiser will keep confidential all information disclosed by ATI and WMC in the course of conducting its evaluation, and, to that end, will execute such customary documentation as ATI and WMC reasonably may request with respect to such confidentiality obligation. ATI will provide, and ATI and Transferee will cooperate in causing WMC to provide, each Appraiser with such information within ATI's and WMC's possession that reasonably may be requested in writing by the Appraiser for purposes of its evaluation hereunder. The Appraisers shall consult with each other in the course of conducting their respective evaluations. Each Appraiser will be directed to comply with the provisions of this Section 1.3, and to that end each of ATI and Transferee will provide to its respective Appraiser a complete and correct copy of this Section 1.3 (and the definitions of capitalized terms used in this Section 1.3 that are defined elsewhere).

    (d) Determination of the Final Number of ATI Shares. The Final Number of ATI Shares shall be determined on the basis of the Appraisers' Certificates in accordance with the provisions of this paragraph. The higher of the Appraisal Number of ATI Shares set forth on the Appraisers' Certificates is hereinafter referred to as the "Higher Value" and the lower of the Appraisal Number of ATI Shares is hereinafter referred to as the "Lower Value." If the Higher Value is not more than 110% of the Lower Value, the Final Number of ATI Shares shall be the arithmetic average of such two Values. If the Higher Value is more than 110% of the Lower Value, a third appraiser shall be selected in accordance with the provisions of paragraph (e) below, and the Final Number of ATI Shares will be determined in accordance with the provisions of paragraph (f) below.

    (e) Selection of and Procedure for Third Appraiser. If the Higher Value is more than 110% of the Lower Value, within seven days thereafter the ATI Appraiser and the Transferee Appraiser shall agree upon and jointly designate a third firm of recognized national standing familiar with appraisal techniques applicable to the determination of the Appraisal Number of ATI Shares to serve as an appraiser pursuant to this Section 1.3 (the "Third Appraiser"), by written notice to each of ATI and Transferee. ATI and Transferee shall direct the Third Appraiser to determine the Appraisal Number of ATI Shares (the "Third Value") in accordance with the provisions of paragraph (c) above, and to deliver to ATI and Transferee an Appraiser's Certificate on or before the 30th day after the designation of such Appraiser hereunder. The Third Appraiser will be directed to comply with the provisions of this Section 1.3, and to that end the parties will provide to the Third Appraiser a complete and correct copy of this Section 1.3 (and the definitions of capitalized terms used in this Section 1.3 that are defined elsewhere).

    (f) Alternative Determination of the Final Number of ATI Shares. Upon the delivery by the Third Appraiser of its Appraiser's Certificate, the Final Number of ATI Shares will be determined as provided in this paragraph (f). The Final Number of ATI Shares will be (w) the Lower Value, if the Third Value is less than the Lower Value, (x) the Higher Value, if the Third Value is greater than the Higher Value, (y) the arithmetic average of the Third Value and the other Value (Lower or Higher) that is closer to the Third Value if the Third Value falls within the range between (and including) the Lower Value and the Higher Value and (z) the Third Value, if the Lower Value and the Higher Value are equally close to the Third Value.

    (g) Costs. ATI and Transferee each will bear the cost of the Appraiser designated by it or on its behalf. If the Higher Value is not more than 115% of the Lower Value, or if the Higher Value and the Lower Value are equally close to the Third Value, ATI and Transferee each shall bear 50% of the cost of the Third Appraiser, if any; otherwise, the party whose Appraiser's determination of the Final Number of ATI Shares is farther from the Third Value shall bear the entire cost of the Third Appraiser. ATI and Transferee agree to pay when due the fees and expenses of the Appraisers in accordance with the foregoing provisions.

    (h) Stock Adjustments. The Final Number of ATI Shares used in the calculations described in paragraphs (d) and (f) above, and the Final Number of ATI Shares used in the calculations described in paragraph (h) above, shall be adjusted appropriately for stock splits, stock dividends, stock combinations, reclassifications and the like of ATI Common Stock subsequent to the Notice Date.

    (i) Conclusive Determination. To the fullest extent provided by law, the determination of the Final Number of ATI Shares made pursuant to this Section
1.3 shall be final and binding on ATI and Transferee, and such determination shall not be appealable to or reviewable by any court or arbitrator.

    1.4. Execution of Merger Agreement. As soon as practicable following the determination of the Final Number of ATI Shares pursuant to Section 1.3, but in no event later than 10 days thereafter, ATI and Transferee each shall complete and execute, and each shall cause its appropriate respective subsidiary to execute, the Merger Agreement in substantially the form set forth in Exhibit A hereto. The parties agree that ATI shall have the right to determine in its sole discretion the form and substance of Annexes A and B to the Merger Agreement.

    1.5. Right to Require Sale. In the event that either ATI or Transferee shall fail within 10 days after the determination of the Final Number of ATI Shares to have the Merger Agreement executed by their respective appropriate parties, the following shall apply:

    (a) If ATI shall have so failed, Transferee may deliver to ATI written notice requiring ATI to purchase the WMC Interest in exchange for the Aggregate Consideration plus, if ATI's failure shall have resulted from other than the prohibition of such execution by any order, decree or injunction of a court of competent jurisdiction or an action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that makes execution of the Merger Agreement illegal, an amount equal to 35% of the taxable income attributable to such sale (net of the amount of taxable income that would have been generated by the Merger, such as income arising from deferred intercompany gain or an excess loss account in the stock of any Transferee HoldSub (as defined in Section 2.2(a))) (the "Tax Adjustment").

    (b) If Transferee shall have so failed, ATI may deliver to Transferee written notice requiring Transferee to cause the WMC Interest to be sold to ATI in exchange for the Aggregate Consideration.

    (c) In the event that either ATI or Transferee exercises its right to cause the Sale, the provisions of Sections 1.6 and 1.7 and of Article IV shall be applicable.

    1.6. Sale Procedure. Any written notice delivered pursuant to paragraph (a) or (b) of Section 1.5 (a "Sale Notice") shall specify the closing date of the Sale, which closing date shall be at least 15 but not more than 30 business days after the date of such notice; provided, however, that such date shall be extended in order to permit the parties to obtain all requisite regulatory approvals.

    1.7. Closing. The closing of the Sale (the "Closing") shall take place at such time and place as the parties may agree and on the date specified in the Sale Notice or at such other time, date or place as may be agreed to by the parties or as extended pursuant to Section 1.6. The date and time at which a Closing occurs is referred to as the "Closing Date." At the Closing, Transferee shall cause to be assigned to ATI all right, title and interest in and to the WMC Interest, free and clear of any Liens (as hereinafter defined), and ATI shall simultaneously deliver to Transferee a certificate or certificates representing the Aggregate Consideration and, if the Sale is pursuant to Section 1.5(a), a wire transfer in the amount of the Tax Adjustment, if any, to an account designated by Transferee three business days in advance.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

    2.1. Representations and Warranties of ATI. ATI hereby represents and warrants to Transferee as follows:

    (a) Organization and Qualification. It is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has the corporate power to own its properties and to carry on its business as now being conducted.

    (b) Authorization; Enforcement. It has full legal right, power and authority to enter into and perform this Agreement; the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby, other than the approval by ATI's board of directors of the Merger Consideration (as defined in the Merger Agreement) and the approval of the Preferred Certificate (as defined in Section 3.1(a)), have been duly authorized by it; this Agreement has been duly executed and delivered by it and this Agreement constitutes its valid and binding obligation enforceable against it in accordance with its terms, except that (i) such enforcement is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies and (ii) the remedies of specific performance and injunctive relief may be subject to general principles of equity.

    (c) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any of its properties or assets pursuant to any agreement, indenture or instrument to which it is a party, or result in a violation of its certificate of incorporation or by-laws or any law, rule, regulation, order, judgment or decree applicable to it or by which any of its properties or assets is bound or affected. No consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance by it of this Agreement, except to the extent of (i) any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) any consent or approval of the FCC or any other federal or state governmental agency the necessity of which arises solely out of WMC's licenses or operations, (iii) any filings required under the Exchange Act, or (iv) any filings expressly contemplated hereby.

    (d) Authorization of ATI Preferred Stock. ATI has taken all necessary action to permit it to issue the number of shares of Series B Preferred Stock issuable pursuant to the terms of this Agreement. Shares of Series B Preferred Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and no person will have any preemptive right of subscription or purchase in respect thereof.

    2.2. Representations and Warranties of Transferee. Transferee hereby represents and warrants to ATI as follows:

    (a) Organization and Qualification. It is, and each subsidiary thereof that holds the WMC Interest (a "Transferee HoldSub") will be at the time of the Closing, a corporation duly organized and existing in good standing under the laws of the state of its incorporation and it has, and each Transferee HoldSub at the time of the Closing will have, the corporate power to own its properties and to carry on its business as now being conducted.

    (b) Authorization; Enforcement. It has full legal right, power and authority to enter into and perform this Agreement; the execution and delivery of this Agreement by Transferee and the consummation by it of the transactions contemplated hereby have been duly authorized by it; this Agreement has been duly executed and delivered by it and this Agreement constitutes its valid and binding obligation enforceable against it in accordance with its terms, except that (i) such enforcement is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies and
(ii) the remedies of specific performance and injunctive relief may be subject to general principles of equity. At the time of the Closing, each Transferee HoldSub will have duly authorized the transactions contemplated hereby to the extent required and will have full legal right, power and authority to perform this Agreement.

    (c) No Conflicts. The execution, delivery and performance of this Agreement by it and the consummation by each of Transferee and, to the extent required, the consummation by each Transferee HoldSub, of the transactions contemplated hereby will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined in paragraph (d) below) on any properties or assets of any of them pursuant to any agreement, indenture or instrument to which any of them is a party or by which the properties or assets of any of them are bound or affected, or result in a violation of the certificate of incorporation or by-laws of any of them or any law, rule, regulation, order, judgment or decree applicable to any of them or by which any of the properties or assets of any of them is bound or affected. No consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance by each of Transferee and, to the extent required, by each Transferee HoldSub of this Agreement, except to the extent of (i) any applicable requirements under the HSR Act, (ii) any consent or approval of the FCC or any other federal or state governmental agency the necessity of which arises solely out of WMC's licenses or operations, (iii) any filings required under the Exchange Act, or (iv) any filings expressly contemplated hereby.

    (d) Title. At the Effective Time or Closing, as the case may be, Transferee will be the sole record and beneficial owner of all of the capital stock of each Transferee HoldSub, free and clear of all liens, adverse claims, pledges, security interests, options, liabilities or other contractual, legal or equitable rights or encumbrances (collectively, "Liens"). At the Effective Time or Closing, as appropriate, Transferee or a Transferee HoldSub will be the sole legal and beneficial owner of the WMC Interest free and clear of all Liens; and immediately after the Effective Time or the Closing, as the case may be, ATI or a subsidiary of ATI will be the owner of all the right, title and interest of Transferee and each Transferee HoldSub to and in the WMC Interest free and clear of all Liens. The WMC Interest owned by Transferee constitutes, and at the Effective Time or the Closing, as the case may be, the WMC Interest held by each Transferee HoldSub will constitute, the entirety of any WMC interest held directly or indirectly by Transferee.

                                   ARTICLE III
                                    COVENANTS

    3.1. Covenants of ATI. During the period from the date hereof to the Effective Time or the Closing, as the case may be, except as specifically contemplated by this Agreement or as otherwise approved in writing by
Transferee:

    (a) Designation and Reservation of Shares. ATI will reserve and keep available out of its authorized but unissued shares of capital stock the full number of shares of Series B Preferred Stock at any time deliverable upon the consummation of the Merger or at the Closing, as the case may be. ATI agrees that prior to the Effective Time or the Closing Date, as the case may be, it will have filed with the appropriate public official in its state of incorporation a certificate (the "Preferred Certificate") designating a sufficient number of shares of ATI Preferred Stock.

    (b) No Inconsistent Agreements. After the date hereof, ATI shall not and shall not permit its Affiliates to, take any action or enter into any agreement inconsistent with the rights granted to Transferee hereunder or which could adversely affect the ability of ATI and Transferee to consummate the Merger or Sale as contemplated hereunder, including, without limitation, entering into any loan agreement or other arrangement containing terms or conditions which would limit or prohibit the consummation of the Merger or Sale.

    3.2. Covenants of Transferee. During the period from the date of this Agreement to the Effective Time or the Closing, as the case may be, except as specifically contemplated by this Agreement or as otherwise approved in writing by ATI:

    (a) No Inconsistent Agreements. After the date hereof, Transferee shall not, and shall not permit its Affiliates to, take any action or enter into any agreement inconsistent with the rights granted to ATI hereunder or which could adversely affect the ability of ATI, Transferee or any Transferee HoldSub to consummate the Merger or Sale as contemplated hereunder, including, without limitation, entering into any loan agreement or other arrangement containing terms or conditions which would limit or prohibit the consummation of the Merger or Sale.

    (b) Transfer of WMC Interest Prohibited. From and after the Notice Date, unless the Merger or the Closing shall have been abandoned pursuant to Section 4.4, Transferee shall not, and shall not permit its subsidiaries to, and its subsidiaries shall not, sell, pledge, transfer or otherwise dispose of the WMC Interest or any interest therein, including through the creation of any Lien thereon.

    3.3. Further Assurances; Cooperation. (a) Each of the parties hereto shall perform its obligations under this Agreement and take or cause to be taken and do or cause to be done all things necessary, proper or advisable under applicable law to obtain all necessary regulatory approvals and waivers and all other necessary consents and satisfy all conditions to the obligations of the parties under this Agreement and shall cooperate fully with one another and their respective officers, directors, employees, agents, counsel, accountants and other representatives in connection with any steps required to be taken as a part of their respective obligations under this Agreement; and each party shall do such things as reasonably may be requested by the other parties hereto in order more effectively to consummate the Merger or the Sale, as the case may be (including, but not limited to, promptly delivering to the other information necessary to prepare and pursue all necessary regulatory filings, approvals and waivers).

    (b) In the event that a change in the structure of the Exchange would be necessary or desirable to accomplish a tax-free merger or reorganization (including a reorganization described in Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended), Transferee and ATI shall take all reasonable steps necessary to accommodate such change to the extent it would not adversely affect the parties' rights or obligations under the terms of the Merger Agreement or this Agreement; provided that in any such event ATI and Transferee shall negotiate in good faith to appropriately compensate the other to the extent adversely affected by such change.

    3.4. Provision in Case of Consolidation or Merger of ATI. In the event that prior to the Effective Time or the Closing, as the case may be, ATI shall enter into an agreement of merger, consolidation or other business combination with any Person ("Acquiring Corporation") which has a class of equity securities having substantially the same rights as Series B Preferred Stock (including but not limited to voting, dividend, liquidation, and redemption rights) ("Acquiror Preferred Stock"), and in connection with such agreement (i) the Acquiring Corporation shall acquire at least 85% of the Voting Power Outstanding or ATI Common Stock will no longer be registered with the Securities and Exchange Commission pursuant to section 12(b) or 12(g) of the Exchange Act or (ii) the Acquiring Corporation shall acquire assets satisfying the requirements of clauses (A), (B) and (C) of clause (ii) of the definition of Change of Control contained in the Investment Agreement between the parties dated the date hereof, and a majority of the value of the consideration to be received by ATI in exchange therefor shall not consist of assets (or interests in assets) of a like kind or nature, then ATI shall cause such agreement to provide that upon consummation of such consolidation, merger or other business combination this Agreement and the Merger Agreement shall be deemed to be modified and amended to provide that Transferee shall receive Acquiror Preferred Stock rather than Series B Preferred Stock in any Merger or Sale. Accordingly, from and after such consummation references herein to Series B Preferred Stock shall be deemed to be references to Acquiror Preferred Stock. If any such consolidation, merger or other business combination shall be consummated after the Notice Date and prior to the Closing, the Closing shall be delayed for an appropriate period to determine under Section 1.3 the number of shares of Acquiror Preferred Stock to be issued at the Effective Time or the Closing, as the case may be, and to satisfy all conditions to the Merger or the Closing. ATI shall not enter into any such consolidation, merger or other business combination unless the Acquiring Corporation assumes in writing all the obligations of ATI hereunder. The provisions of this Section 3.5 shall apply to successive consolidations, mergers or other business combinations.

    3.5. Contributions, Distributions and Dividends After the Notice Date. ATI agrees to compensate Transferee at the Effective Time or at the Closing, as the case may be, for (i) any dividends (other than those for which adjustments have been made pursuant to Section 1.3(i)) that would have been received prior to the Effective Time or the Closing Date by Transferee in respect of the Aggregate Consideration if the Aggregate Consideration had been issued to Transferee on or prior to the first record date therefor announced by ATI subsequent to the Notice Date, and (ii) any capital contributions to WMC made by Transferee or its Affiliates with respect to the WMC Interest during the period after the Notice Date and prior to the Effective Time or the Closing, as the case may be. Transferee agrees to make, or to cause to be made, all capital contributions due after the Notice Date and prior to the Effective Time or the Closing, as the case may be, to the extent any such capital contribution, if not made, would constitute a Defaulted Contribution (as defined in the WMC Partnership Agreement). Transferee agrees to compensate ATI at the Closing for any distributions received by Transferee or its Affiliates with respect to the WMC Interest during the period after the Notice Date and prior to the Closing.

                                   ARTICLE IV
                        CONDITIONS TO CLOSING OF THE SALE

    4.1. Conditions to Each Party's Obligation to Effect the Sale. The obligations of the parties hereto to consummate the Sale are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

    (a) No Prohibition. The consummation of the Sale shall not be prohibited by any order, decree or injunction of a court of competent jurisdiction (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted), and there shall not have been any action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the Sale by any Governmental Entity that makes consummation of the Sale illegal.

    (b) Authorizations. All required authorizations, orders, grants, consents, permissions, approvals and waivers of any governmental entity with jurisdiction over the Sale (including all filings under the HSR Act and the expiration of all waiting periods thereunder) shall have been received and shall remain in effect, other than authorizations, orders, grants, consents, permissions and approvals the failure of which to receive would not, singly or in the aggregate, have a material adverse effect on the business condition of Transferee or ATI.

    4.2. Conditions to Obligations of ATI. The obligations of ATI to effect the Sale are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions, except to the extent that any failure of the conditions set forth in paragraphs (a) or (b) below results in damage to ATI that is fully compensable by monetary damages.

    (a) Representations and Warranties. The representations and warranties of Transferee set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

    (b) Performance of Obligations of Transferee. Transferee shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

    (c) Nature of Acquisition. Transferee shall have provided ATI with an undertaking to the effect that Transferee is acquiring the shares of Preferred Stock hereunder for its own account, for investment and not with a view to the resale or distribution thereof, except in compliance with the Securities Act of 1933, as amended.

    (d) No Change of Control. There shall not have been a Change of Control of Transferee at any time after the date hereof and Transferee shall not be a party to any agreement which contemplates a transaction (or series of transactions) which, when consummated, would result in a Change of Control of Transferee.

    4.3. Conditions to Obligations of Transferee. The obligations of Transferee to effect the Sale are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions, except to the extent that the failure of any such condition results in damage to Transferee that is fully compensable by monetary damages:

    (a) Representations and Warranties. The representations and warranties of ATI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

    (b) Performance of Obligations of ATI. ATI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

    4.4. Abandonment of Merger or Sale. In the event that the Effective Time or the Closing, as the case may be, has not occurred within two years after the Notice Date, either ATI or Transferee may elect, subject to the following sentence, by written notice to the other to abandon the Merger or the Sale, as the case may be, in which event this Agreement shall be operative thereafter as if the notice delivered pursuant to Section 1.2 never had been delivered; provided, however, that in the event July 25, 2004 shall have occurred within the foregoing two year period, such two year period may be extended, subject to the following sentence, at the option of either party, by written notice to the other delivered prior to the expiration of such two year period, for one additional year. Notwithstanding the foregoing, the right to abandon the Merger or the Sale, or to extend the two-year period for one additional year, pursuant to this Section shall not be available to any party whose failure to fulfill any obligation under this Agreement or the Merger Agreement has been the cause of, or results in, the failure of the Effective Time or the Closing to have occurred within such period.

                                    ARTICLE V
                                 INDEMNIFICATION

    5.1. Indemnification.

    (a) Indemnification by ATI. ATI shall defend, indemnify and hold harmless Transferee and each of Transferee's subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (Transferee and such persons, collectively, "Transferee's Indemnified Persons"), and shall reimburse Transferee's Indemnified Persons for, from and against each and every demand, claim, loss, liability, judgment, damage, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses") imposed on or incurred by Transferee's Indemnified Persons, directly or indirectly (including without limitation diminution in value of an equity interest), relating to, resulting from or arising out of any inaccuracy in any representation or warranty of ATI herein or in the Merger Agreement in any respect, whether or not Transferee's Indemnified Persons relied thereon, or any breach or nonfulfillment of any covenant, agreement or other obligation of ATI under this Agreement, the Merger Agreement, or any certificate or other document delivered or to be delivered pursuant hereto. The parties agree that the Tax Adjustment described in Section 1.5(a) is an agreed upon payment limited to the failure to execute the Merger Agreement under the circumstances described therein and is not intended as an admission of the fact or measure of damages for any purpose, and that this Section 5.1 shall govern with respect to a Loss relating to, resulting from or arising out of any other matter described in the foregoing sentence.

    (b) Indemnification by Transferee. Transferee shall defend, indemnify and hold harmless ATI and each of ATI's subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (ATI and such persons, collectively, "ATI's Indemnified Persons"), and shall reimburse ATI's Indemnified Persons, for, from and against all Losses imposed on or incurred by ATI's Indemnified Persons, directly or indirectly (including without limitation diminution in value of an equity interest), relating to, resulting from or arising out of any inaccuracy in any representation or warranty of Transferee herein or in the Merger Agreement in any respect, whether or not ATI's Indemnified Persons relied thereon, or any breach or nonfulfillment of any covenant, agreement or other obligation of Transferee under this Agreement, the Merger Agreement, or any certificate or other document delivered or to be delivered pursuant hereto.

                            ARTICLE VI MISCELLANEOUS

    6.1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

    (a) "Fair Market Value without a Control Premium" means, with respect to the WMC Interest as of the Notice Date, the price at which a willing seller would sell, and a willing buyer would buy, the WMC Interest, each being apprised of all relevant facts with respect to the WMC Interest and neither acting under compulsion, in an arm's-length negotiated transaction with an unaffiliated third party without time constraints.

    (b) "Fair Market Value" means, with respect to the Series B Preferred Stock, as of the Notice Date, the price at which a willing seller would sell, and a willing buyer would buy, shares of Series B Preferred Stock each being apprised of all relevant facts with respect to ATI and neither acting under compulsion, in an arm's-length negotiated transaction with an unaffiliated third party without time constraints.

    (c) "Voting Power Outstanding" means the aggregate number of votes which may be cast by holders of those securities outstanding which entitle the holders thereof to vote generally on all matters submitted to ATI's shareholders for a vote.

    All capitalized terms in this Agreement which are not defined herein shall have the meanings set forth in the WMC Partnership Agreement as in effect on the date hereof.

    6.2. Termination. This Agreement and the Merger Agreement shall automatically terminate (whether or not a notice has previously been delivered pursuant to Section 1.2 hereof) at such time as Transferee no longer holds any WMC interest. The termination of this Agreement shall not relieve any party from liability for any breach hereof or of the Merger Agreement.

    6.3. Severability. If any term, provision, covenant or restriction of this Agreement is determined to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

    6.4. Specific Enforcement. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they may be entitled by law or equity.

    6.5. Entire Agreement; Amendments. Except to the extent that other agreements are specifically referred to herein, this Agreement between ATI and Transferee contains the entire understanding of the parties with respect to the matters covered hereby and thereby and, except as specifically set forth herein, neither ATI nor Transferee makes any representation, warranty, covenant or undertaking with respect to such matters. This Agreement may be amended only by a writing executed by the parties hereto. The parties hereto may amend this Agreement without notice to or the consent of any third party.

    6.6. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when personally delivered or transmitted by telecopier on a business day during normal business hours where such notice is to be received at the address or number designated below or (b) on the business day following the date of mailing by overnight courier, fully prepaid, addressed to such address, whichever shall first occur. The addresses for such communications shall be:

  If to ATI:               AirTouch Communications, Inc.
                           One California Street
                           San Francisco, CA 94111
                           Attention:  Margaret G. Gill
                                       Senior Vice President-Legal,
                                       External Affairs and Secretary
                           Telecopier:  (415) 658-2298

  With a copy to:          Pillsbury Madison & Sutro
                           235 Montgomery Street
                           San Francisco, CA 94104
                           Attention:  Nathaniel M. Cartmell III
                           Telecopier:  (415) 983-1200

  If to Transferee:        _________________________
                           _________________________
                           _________________________

  With a copy to:          _________________________
                           _________________________
                           _________________________

Any party may change its address for notices under this Section 6.6 by giving at least 10 days' prior notice of such changed address to the other party hereto.

    6.7. Legends. All certificates evidencing shares of Preferred Stock acquired by Transferee directly or indirectly pursuant to this Agreement shall be endorsed with the legends set forth below:

    THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

    THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF AN INVESTMENT AGREEMENT (INCLUDING THE RESTRICTIONS ON TRANSFER SET FORTH THEREIN), DATED AS OF ______________ _____, ______ BETWEEN THE COMPANY

    AND USW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE ALIENATED EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF THE COMPANY.

    6.8. Removal of Legends. Any legend endorsed on a certificate pursuant to
Section 6.7 shall be removed (i) with respect to the first legend set forth under Section 6.7, (A) if the securities represented by such certificate shall have been effectively registered under the Securities Act or otherwise lawfully sold in a public transaction, or (B) if the holder of such securities shall have provided ATI with an opinion of counsel, in form and substance acceptable to ATI and its counsel stating that a sale, transfer or assignment of the securities may be made without registration under the Securities Act of 1933, as amended, and (ii) to the second legend set forth under Section 6.7, if the securities represented by such certificate shall have been effectively transferred in compliance with clause (ii), (iii) or (iv) of the second sentence of Section 5.3(a) of the Investment Agreement dated as of ________ __, ____ between ATI and Transferee (the "Investment Agreement") or all the obligations of Transferee under Articles V or VIII of the Investment Agreement have terminated, or a Change of Control of ATI has occurred..

    6.9. Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement of this Agreement; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

    6.10. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.

    6.11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and legal representatives. Neither ATI nor Transferee shall assign this Agreement or any rights hereunder without the prior written consent of the other (which consent may be withheld for any reason in the sole discretion of the party from whom consent is sought); provided, however, that Transferee may assign its rights (but not its obligations) under this Agreement to a Wholly Owned Subsidiary that is the direct beneficial owner of the WMC Interest.

    6.12. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision of this Agreement be enforced by, any other person.

    6.13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.

    6.14. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

    6.15. Arbitration. The parties agree to submit to arbitration their disputes described in the Arbitration Agreement dated the date hereof between ATI and Transferee.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.

                                             AIRTOUCH COMMUNICATIONS, INC.

                                             By _______________________________
                                                Name:
                                                Title:

                                             TRANSFEREE


                                             By _______________________________
                                                Name:
                                                Title:

                                   Term Sheet

            Note to be Issued by ATI to USW Pursuant to Section 10.8

Securities:                  Senior Notes
                             Principal amount split equally
                             between four tranches.

Credit:                      -        Rating of A- or better by
                                      both S&P and Moody's
                                      (separately an "Agency")
                             -        Credit supported if necessary

Maturity:                    Tranche 1: 6 mos.
                             Tranche 2: 1 year
                             Tranche 3: 18 mos.
                             Tranche 4: 2 years

Price:                       Par

Interest Rate:               -        For each tranche fixed at
                                      issuance or floating at
                                      option of USW.
                             -        Payable quarterly.

Interest Rate Adjustment:    -        Any time credit rating by an
                                      Agency falls two notches,
                                      interest rate adjusts to
                                      reprice notes to par.

Covenants:                   -        Lesser of: (i) covenants of
                                      existing debt securities of
                                      the Company, or
                                      (ii) "standard" investment
                                      grade covenants.
                             -        If rating by an Agency falls
                                      below BBB, typical covenants
                                      including:
                                      -        Debt incurrence
                                      -        Restricted payments

Transfer Restrictions:       None

Registration Rights:         Notes will be registered for
                             resale to the public at USW's
                             option.

Prepayment:                  Prepayable at any time at par at
                             option of issuer as long as Notes
                             are held by USW; not prepayable if
                             sold by USW.

                                    Exhibit F

           As determined by mutual written agreement of the Partners.